EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

IN RE:	:	Case No. 01-11282 (RJN)
	:	Jointly Administered
BURLINGTON INDUSTRIES, INC.,	:
a Delaware Corporation, et al.,	:	Chapter 11
:
Debtors.	:
:
:

(B.I. Transportation, Inc.)

(BH/M-II Inc.)

(BI Properties, Inc.)

(BI Properties I, Inc.)

(BII Mexico Holdings I, Inc.)

(BII Mexico Holdings II, Inc.)

(BII Mexico Laundry Holding Co.)

(BII Mexico Yarns Holding Co.)

(Burlington Apparel Services Company)

(Burlington Fabrics Inc.)

(Burlington Fabritex USA, Inc.)

(Burlington Industries I, LLC)

(Burlington Industries II, LLC)

(Burlington Industries III, LLC)

(Burlington Industries IV, LLC)

(Burlington Industries V, LLC)

(Burlington International Services Company)

(Burlington Investment Inc.)

(Burlington Investment II Inc.)

(Burlington Mills Corporation)

(Burlington Mills, Inc.)

(Burlington Worldwide Inc.)

(Burlington Worsteds Inc.)

(Distributex Inc.)

: : : : : : : : : : : : : : : : : : : : : : : :

(Case No. 01-11283 (RJN))

(Case No. 01-11284 (RJN))

(Case No. 01-11285 (RJN))

(Case No. 01-11286 (RJN))

(Case No. 01-11287 (RJN))

(Case No. 01-11288 (RJN))

(Case No. 01-11289 (RJN))

(Case No. 01-11290 (RJN))

(Case No. 01-11291 (RJN))

(Case No. 01-11292 (RJN))

(Case No. 01-11293 (RJN))

(Case No. 01-11294 (RJN))

(Case No. 01-11295 (RJN))

(Case No. 01-11296 (RJN))

(Case No. 01-11297 (RJN))

(Case No. 01-11298 (RJN))

(Case No. 01-11299 (RJN))

(Case No. 01-11300 (RJN))

(Case No. 01-11301 (RJN))

(Case No. 01-11302 (RJN))

(Case No. 01-11303 (RJN))

(Case No. 01-11304 (RJN))

(Case No. 01-11305 (RJN))

(Case No. 01-11306 (RJN))

:
	:	FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE FOR THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF BURLINGTON INDUSTRIES, INC. AND ITS DEBTOR SUBSIDIARIES
:
:
:

Daniel J. DeFranceschi (DE Bar No. 2732) Rebecca L. Booth (DE Bar No. 4031) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 651-7700

-and-

David G. Heiman (OH 0038271)

Michelle Morgan Harner (OH 0064833)

Erin E. Karzmer (OH 0073577)

Stefan K. Schnopp (OH 0068528)

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

August 27, 2003		ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

FIRST AMENDED DISCLOSURE STATEMENT, DATED AUGUST 27, 2003

SOLICITATION OF VOTES

WITH RESPECT TO THE

FIRST AMENDED JOINT PLAN OF REORGANIZATION

OF

BURLINGTON INDUSTRIES, INC. AND ITS DEBTOR SUBSIDIARIES

THE BOARDS OF DIRECTORS OF BURLINGTON INDUSTRIES, INC. (“BURLINGTON”) AND EACH OF THE DIRECT AND INDIRECT DEBTOR SUBSIDIARIES OF BURLINGTON LISTED ON EXHIBIT I (COLLECTIVELY WITH BURLINGTON, THE “DEBTORS”) BELIEVE, AS OF AUGUST 1, 2003, THAT THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF BURLINGTON AND ITS DEBTOR SUBSIDIARIES, DATED AUGUST 27, 2003 AND ATTACHED AS EXHIBIT II (THE “PLAN”), IS IN THE BEST INTERESTS OF THEIR RESPECTIVE ESTATES AND CREDITORS, AND ALL CREDITORS ENTITLED TO VOTE THEREON ARE URGED TO VOTE IN FAVOR OF THE PLAN. THE CREDITORS’ COMMITTEE AND THE AGENT FOR THE PREPETITION LENDERS HAVE INDEPENDENTLY CONCLUDED THAT THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR CREDITORS AND URGE CREDITORS TO VOTE IN FAVOR OF THE PLAN. A SUMMARY OF THE VOTING INSTRUCTIONS ARE SET FORTH AT PAGE 65 OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:30 P.M., EASTERN TIME, ON OCTOBER 10, 2003 OR SUCH OTHER DATE IDENTIFIED ON YOUR BALLOT (THE “VOTING DEADLINE”), UNLESS EXTENDED.

THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE “OVERVIEW OF THE PLAN—CONDITIONS TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN” AND “VOTING AND CONFIRMATION OF THE PLAN—ACCEPTANCE OR CRAMDOWN.” THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

ALL CREDITORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT II AND THE MATTERS DESCRIBED UNDER “RISK FACTORS,” PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.

The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being filed prior to approval of the Disclosure Statement.

The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors and the historical and projected financial information regarding the Debtors and the liquidation analysis regarding the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

FORWARD-LOOKING STATEMENTS

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ OR THE REORGANIZED DEBTORS’ BUSINESSES. THE WORDS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER THE CAPTION “RISK FACTORS.” IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING THE APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STOCK EXCHANGE, NOR HAS THE SEC OR ANY STOCK EXCHANGE PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan.

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

i

Cash Management Order	24
Debtor-in-Possession Liquidity	24
Termination of Trade Receivables Facility	26
Prepetition Critical Vendor Claims	26
Case Administration and Related Activities	27
Retention of Professionals	27
The Creditors’ Committee and Its Advisors	27
Miscellaneous Asset Sales	28
Rejection of Certain Burdensome Executory Contracts and Unexpired Leases	29
Key Employee Retention Program	30
Severance Programs	32
Claims Process and Bar Dates	32
Exclusivity	32
Settlement of Certain IRS Claims	32
Real Property Sale Procedures	32
General Settlement Procedures	33
Withdrawal from Limited Liability Company	33
Sale of Equipment	33
Equity Committee	34
Postpetition Operations	34
New Business Model	34
2002 Restructuring Initiative	34
Sale of Window Treatment and Bedding Business	35
Sale of Upholstery Fabrics Business	35
Worthless Security Deduction	35
Management Changes	36
The WLR Transaction	37
Plan Alternatives	37
The Berkshire Agreement	37
The Modified Bidding Procedures	37
The Marketing Process and Auction	38
The WLR Purchase Agreement	40
Treatment of Pension and Benefit Plans and Employees	43
Treatment of Environmental Claims	44
Interests of Directors and Executive Officers under the WLR Purchase Agreement and the Plan	45
Recovery Actions	45
Introduction	45
Preference Claims	46
Fraudulent Conveyance Actions	46
Fiduciary Duties	47
Risk Factors	47
Risk of Liquidation	48
Risk of Non-Confirmation of the Plan; Feasibility	48
Non-Consensual Confirmation	48
Risk of Non-Occurrence of Consummation of the Plan	49
Risks of Closing of the WLR Purchase Agreement	49
Risk Regarding Worthless Security Deduction	49
General Information Concerning the Plan	49
Legal Effects of the Plan	49
Discharge of Claims and Termination of Interests; Related Injunction	49
Term of Injunctions or Stays	51
Preservation of Recovery Actions	51
Releases, Indemnity and Related Injunction	51
Limitation of Liability	52
Treatment of Existing Indemnification Obligations Under the Plan	53

ii

Executory Contracts and Unexpired Leases under the Plan	53
Executory Contracts and Unexpired Leases	53
Release of Liens	55
Means for Implementation of the Plan	55
Continued Corporate Existence and Vesting of Assets	55
Implementation of the WLR Purchase Agreement	56
Issuance of New Common Stock	56
Issuance of New Subsidiary Equity Interests	57
BII Distribution Trust	57
Transfer of Assets from the Burlington Fabrics Irrevocable Trust	58
Substantive Consolidation	59
Distributions under the Plan	60
General	60
Methods of Distributions	60
Distributions to Holders of Allowed Claims	60
Compensation and Reimbursement for Services Related to Distributions	61
Delivery of Distributions in General	61
Special Provisions for Distributions to Holders of Old Senior Note Claims	61
Undeliverable or Unclaimed Distributions	61
Distribution Record Date	62
Means of Cash Payments	62
Timing and Calculation of Amounts to Be Distributed	62
De Minimis Distribution	62
Compliance with Tax Requirements	63
Surrender of Cancelled Securities or Other Instruments	63
Disputed Claims; Reserve and Estimations	63
Funding of Claims Reserves	64
Establishment of Other Claims Reserves	64
Distributions on Account of Disputed Claims Once They Are Allowed	64
Disallowance of Claims of Parties Holding Property Recoverable Pursuant to a Recovery Action	64
Payment of Post-Effective Date Interest from Cash Investment Yield	64
Objections to Claims or Interests and Authority to Prosecute Objections	65
Dissolution of the Creditors’ Committee	65
Voting and Confirmation of the Plan	65
General	65
Voting Procedures and Requirements	66
The Confirmation Hearing	67
Confirmation	67
Acceptance or Cramdown	67
Modification or Revocation of the Plan	68
Best Interests Test; Liquidation Analysis	68
Feasibility	70
Compliance with Applicable Provisions of the Bankruptcy Code	70
Alternatives to Confirmation and Consummation of the Plan	70
Certain Federal Income Tax Consequences of Consummation of the Plan	71
General	71
Federal Income Tax Consequences to the Debtors	71
Transactions	71
The WLR Transaction	72
Transfers to BII Distribution Trust	72
Cancellation of Debt	72
Section 382 Limitation	72
Alternative Minimum Tax	73
Other Federal Income Tax Consequences	73

iii

Federal Income Tax Consequences to Holders of Claims	73
Certain Other Tax Considerations for Holders of Claims	74
Receipt of Pre-Effective Date Interest	74
Receipt of Interest Income	74
Installment Method	74
Reinstatement of Claims	74
Bad Debt and/or Worthless Securities Deduction	74
Information Reporting and Backup Withholding	74
Additional Information	75

TABLE OF EXHIBITS

Exhibit I	-	Debtors
Exhibit II	-	First Amended Joint Plan of Reorganization of the Burlington Industries, Inc. and its Debtor Subsidiaries
Exhibit III	-	Burlington Industries, Inc. Annual Report on Form 10-K for the fiscal year ended September 28, 2002 and Quarterly Reports on Form 10-Q for the quarters ended December 28, 2002, March 29, 2003 and June 28, 2003
Exhibit IV	-	Pension and Benefit Plans to Be Continued or Adopted
Exhibit V	-	WLR Purchase Agreement, as Amended
Exhibit VI	-	Liquidation Analysis
Exhibit VII	-	Summary Operating Projections

iv

INTRODUCTION

The Debtors are seeking approval of the Plan, a copy of which is attached hereto as Exhibit II. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan.

The Debtors filed the original Plan and the related Disclosure Statement on February 11, 2003. The original Plan contemplated, among other things, the sale of all of the capital stock of Burlington and the distribution of the resulting sale proceeds to the Debtors’ creditors. The sale process incorporated into the original Plan was based upon a proposed transaction with Berkshire Hathaway Inc. (“Berkshire”) and certain related bidding procedures under which Berkshire would act as a stalking horse bidder and be entitled to certain bid protections, including the payment of a termination fee under certain circumstances. On February 28, 2003, Berkshire terminated its purchase agreement (the “Berkshire Agreement”) with Burlington after the Bankruptcy Court denied the Debtors’ request to approve the termination fee. To preserve the value of the efforts leading up to the signing of the Berkshire Agreement and the filing of the original Plan, on March 5, 2003, the Debtors proposed and the Bankruptcy Court approved modified bidding procedures that contemplate a longer marketing, due diligence and sale process. On April 4, 2003, the Bankruptcy Court approved by consent order certain additional modifications to the bidding procedures agreed to by the Debtors, the Creditors’ Committee and the Prepetition Lenders (the “Modified Bidding Procedures”).

In order to achieve the greatest value for the Debtors’ Estates and thereby maximize the recovery to the Debtors’ creditors, the Modified Bidding Procedures contemplated the sale (the “Sale”) of substantially all of the Debtors’ current business operations (the “Business”) to a prospective buyer or buyers in one of three possible forms:

•	the sale by Burlington of all of its new common stock (the “New Common Stock”) to a single buyer (a “Stock Transaction”);

•	the sale by Burlington of substantially all of the assets of the Business to a single buyer (a “Whole Company Asset Transaction”); or

•	the sale by Burlington of substantially all of its assets in a series of concurrent transactions to more than one buyer (a “Partial Asset Transaction”).

As part of the Modified Bidding Procedures, the Debtors provided a form purchase agreement (the “Form Purchase Agreement”) to Qualified Bidders (as defined below under “Overview of the Plan—The WLR Transaction”) under which the Sale would occur pursuant to one or more executed purchase agreements in the form of the Form Purchase Agreement entered into between Burlington and a buyer or buyers either prior to, if Burlington selected a “stalking horse bidder” or an “opening bidder,” or after the completion of an auction (the “Auction”), which was held on July 28, 2003.

After reviewing the Qualified Bids (as defined below under “Operations During the Reorganization Cases—The WLR Transaction—The Modified Bidding Procedures”) and in consultation with its advisors and the Creditors’ Committee’s and the Prepetition Lenders’ financial advisors, Burlington identified the Qualified Bid submitted by WL Ross & Co. LLC (“WL Ross”) as the bid representing the best value for the Debtors’ property and designated it as the Opening Bid (as defined below under “Operations During the Reorganization Cases—The WLR Transaction—The Modified Bidding Procedures”). Prior to the Auction, Burlington entered into a purchase agreement with the Buyer (as defined below), pursuant to which the Buyer agreed to purchase substantially all of Burlington’s assets in exchange for $608 million (the “Purchase Agreement”). After the Auction, Burlington amended the Purchase Agreement with the Buyer (as amended pursuant to a letter agreement between Burlington and the Buyer, the “WLR Purchase Agreement”), pursuant to which the Buyer agreed to purchase substantially all of Burlington’s assets (or, subject to certain limitations including Burlington’s agreement to the documentation therefore, all of the New Common Stock may be purchased by the Buyer in lieu of the Purchased Assets) (the “WLR Transaction”) in exchange for a net amount to Burlington of $614 million, subject to certain adjustments (the “Purchase Price”). The Qualified Bid submitted by WL Ross also contemplated the subsequent sale by the Buyer of Burlington’s business of marketing and manufacturing tufted, synthetic carpet for commercial uses, including broadloom carpet, carpet tiles and six-foot vinyl-backed carpet (the “Lees Business”) to Mohawk Industries, Inc.

(“Mohawk”) after the consummation of the WLR Transaction. As used herein, “Buyer” means, individually and collectively, as applicable, WLR Recovery Fund II L.P. (“WLR”), an affiliate of WL Ross, a new entity formed by WLR for purposes of the transaction, together with Mohawk or any designee, assign or purchaser in conjunction with a concurrent or subsequent sale of the Lees Business (unless the context indicates otherwise).

On July 28, 2003, as contemplated by the Modified Bidding Procedures, the Auction was held in which the WL Ross proposal served as the Opening Bid. At the Auction, WL Ross increased its bid to a net amount to Burlington of $614 million and ultimately was selected as the Successful Bidder (as defined below under “Operations during the Reorganization Cases—The WLR Transaction—The Modified Bidding Procedures”) as a result of its increased bid. The WLR Purchase Agreement was amended to reflect the increase in the gross purchase price. A copy of the WLR Purchase Agreement, as amended after the Auction, is attached hereto as Exhibit V. See “Operations During the Reorganization Cases—The WLR Transaction—The Modified Bidding Procedures” and “—The WLR Purchase Agreement.”

The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding purpose of a chapter 11 case. The primary objectives of the Plan are to:

•	implement the transactions contemplated by the WLR Purchase Agreement and distribute the proceeds therefrom to the Debtors’ creditors;

•	maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and

•	settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective Estates and creditors.

The Plan provides for, among other things:

•	the establishment of the BII Distribution Trust to hold, among other things, the net proceeds of the WLR Transaction, the Excluded Assets and the funds in the Burlington Fabrics Irrevocable Trust;

•	the sale and transfer of the Purchased Assets (as defined below under “Operations During the Reorganization Cases—The WLR Transaction—The WLR Purchase Agreement”) in exchange for the Purchase Price, subject to adjustment for working capital and the underfunding of Burlington’s Retirement System, and the assumption and satisfaction in full by the Buyer or the Reorganized Purchased Debtors, as applicable, of all the Assumed Liabilities (as defined below under “—Assumed Liabilities”);

•	the cancellation of certain indebtedness in exchange for cash;

•	the cancellation of the Old Common Stock, the Old Nonvoting Common Stock and the Old Subsidiary Equity Interests, including any option or any associated share purchase right relating to such stock or interests; and

•	the assumption, assumption and assignment or rejection of Executory Contracts or Unexpired Leases to which any Debtor is a party.

See “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests.”

Notice to Holders of Claims and Equity Interests

By an order of the Bankruptcy Court dated                 , 2003, this Disclosure Statement has been approved as containing “adequate information” for creditors and equity holders in accordance with section 1125 of the Bankruptcy Code. The Bankruptcy Code defines “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . . .” 11 U.S.C. § 1125(a)(1).

THE DEBTORS’ BOARDS OF DIRECTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS’ RESPECTIVE ESTATES AND CREDITORS. ALL PARTIES ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN THE VOTING DEADLINE.

THE CREDITORS’ COMMITTEE AND THE AGENT FOR THE PREPETITION LENDERS HAVE INDEPENDENTLY CONCLUDED THAT THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR CREDITORS AND URGE CREDITORS TO VOTE IN FAVOR OF THE PLAN.

Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of the Plan are entitled to vote to accept or reject the Plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests.”

The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in “Voting and Confirmation of the Plan.” Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in “Overview of the Plan—Conditions to Confirmation and the Effective Date of the Plan.” There is no assurance that these conditions will be satisfied or waived.

OVERVIEW OF THE PLAN

Introduction

The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit II, and the exhibits thereto, as amended from time to time, which are or will be available for inspection at the Document Website. See “Additional Information.” For a description of certain other significant terms and provisions of the Plan, see “General Information Concerning the Plan” and “Distributions Under the Plan.”

The Debtors filed the original Plan and the related Disclosure Statement on February 11, 2003. The original Plan contemplated, among other things, the sale of all of the capital stock of Burlington and the distribution of the resulting sale proceeds to the Debtors’ creditors. The sale process incorporated into the original Plan was based upon a proposed transaction with Berkshire. On February 28, 2003, Berkshire terminated the Berkshire Agreement with Burlington after the Bankruptcy Court denied the Debtors’ request to approve the termination fee.

To preserve the value of the efforts leading up to the signing of the Berkshire Agreement and the filing of the original Plan, on March 5, 2003, the Debtors proposed and the Bankruptcy Court approved modified bidding procedures that contemplate a longer marketing, due diligence and sale process. On April 4, 2003, the Bankruptcy Court approved by consent order the Modified Bidding Procedures, which incorporate certain additional modifications to the bidding procedures agreed to by the Debtors, the Creditors’ Committee and the Prepetition Lenders. Under the Modified Bidding Procedures, a “Qualified Bidder” is a potential purchaser who delivered to Burlington (a) an executed confidentiality agreement in form and substance satisfactory to Burlington and (b) the potential purchaser’s most current audited and latest unaudited financial statements (or such other form of financial disclosure as is acceptable to Burlington) and whom Burlington determined is reasonably able to consummate a Sale if selected by Burlington. Qualified Bidders were required to submit bids to Burlington by 4:00 p.m. on July 18, 2003 (the “Bid Deadline”). Each Qualified Bid was required to meet certain requirements of the Modified Bidding Procedures. Only Qualified Bidders who had submitted a Qualified Bid were eligible to participate in the Auction.

Burlington, in consultation with its advisors and the Creditors’ Committee’s and the Prepetition Lenders’ financial advisors, reviewed each Qualified Bid. See “Operations During the Reorganization Cases—The WLR Transaction—The Modified Bidding Procedures.”

Prior to the Auction and after completion of the marketing and due diligence process, Burlington entered into the WLR Purchase Agreement. See “Operations During the Reorganization Cases—The WLR Transaction—The Marketing Process and Auction.”

On July 28, 2003, Burlington held the Auction. Representatives of Burlington, the Creditors’ Committee, the Prepetition Lenders, WL Ross and two other Qualified Bidders attended the Auction. To commence the Auction, Burlington’s Investment Bankers asked for an initial bid of $617.08 million. One of the Qualified Bidders submitted such a bid, which would have resulted in a net amount to Burlington of $611 million, and WLR, in turn, submitted a bid of a net amount to Burlington of $614 million. The Qualified Bidder submitting the initial bid at the Auction then requested time to consult with its advisors regarding the submission of further bids. This Qualified Bidder did indicate a further bid, which after review was found to contain a number of contingencies and financing conditions relating to changes both in Burlington’s and the Qualified Bidder’s financial performance, that Burlington, and the advisors to its primary creditor constituencies, found unacceptable. Accordingly, after extensive discussions with such Qualified Bidder and consultations with their advisors and the Creditors’ Committee’s and the Prepetition Lenders’ advisors, Burlington selected the WL Ross bid of a net amount to Burlington of $614 million as the Successful Bid. Burlington presented the results of the Auction to the Bankruptcy Court at a hearing on July 31, 2003, at which Burlington requested the Bankruptcy Court to make certain findings regarding the Auction. The Bankruptcy Court indicated that it generally approved of the Auction and the WLR Purchase Agreement, but it had two concerns: (a) that the announced purchase price of $620.08 million contemplated a credit to the Buyer for its breakup fee, and (b) that the WLR Purchase Agreement contained additional triggers for the payment of a breakup fee that were not included in the Modified Bidding Procedures. On August 1, 2003, the Court entered an order approving the Auction results and clarifying that the Purchase Price would be $614 million (with no reduction for any breakup fee) and that no breakup fee would be paid to the Buyer under any circumstance. See “Operations During the Reorganization Cases—The WLR Transaction—The Marketing Process and Auction.”

The WLR Transaction

The Plan, among other things, provides for the implementation of the WLR Transaction. The Purchase Price paid by the Buyer will be subject to adjustment for variances in working capital and the underfunding of Burlington’s Retirement System. Pursuant to the Plan, all Assumed Liabilities will be assumed and satisfied in full by the Buyer or the Reorganized Purchased Debtors, as applicable. All Excluded Liabilities (as defined below under “ —Excluded Liabilities”) will be satisfied by the BII Distribution Trust. See “Operations During the Reorganization Cases—The WLR Transaction—The WLR Purchase Agreement.”

Assumed Liabilities

The WLR Purchase Agreement contemplates that the Assumed Liabilities will be assumed and satisfied in full by the Buyer or the Reorganized Purchased Debtors, as applicable. “Assumed Liabilities” means the liabilities of Burlington, contingent or otherwise, that are not discharged under the Plan and that are reflected on the March 2003 balance sheet of Burlington, in the amounts as they exist on the Closing. The Assumed Liabilities, as reflected on the projected September 27, 2003 balance sheet, are expected to be approximately $90.0 million. However, the final amount is necessarily dependent on a variety of factors and, as a result, the final amount of the Assumed Liabilities could be greater than or less than this amount.

Excluded Liabilities

The Buyer or the Reorganized Purchased Debtors, as applicable, will only assume the Assumed Liabilities and will not assume any other liabilities of Burlington, including, without limitation, liabilities relating to: (a) guarantee obligations to Bank of America, N.A. under the IGP joint venture facility; (b) any unasserted obligations under warranties and indemnitees in prepetition asset and business sale agreements, as well as certain postpetition real estate and equipment sales agreements; (c) income taxes that are due or become due prior to the Closing, and deferred income taxes; (d) unasserted potential indemnification obligations of directors and officers; (e) unasserted claims to issuing bank under outstanding post-petition or assumed pre-petition letters of credit relating to Insuratex,

Ltd. or other excluded liabilities; (f) fees and expenses of professionals in the Reorganization Cases that have been incurred, but unbilled, as well as success fees payable in connection with the Reorganization Cases (see “—Case Administration and Related Activities—Retention of Professionals”); (g) unasserted claims under performance bonds issued by Burlington or third parties to the extent they relate to the Excluded Assets; (h) payments due or that become due under the KERP (as defined below under “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Program”); (i) severance and insurance payments due or that become due to individuals who are not Transferred Employees (as defined below under “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans and Employees”); (j) accrued interest on Burlington’s bank debt; (k) restructuring reserves; (l) environmental liabilities related to Excluded Assets; (m) statutory fees; and (n) except to the extent described under “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans and Employees,” payments due or that become due under the 1999 SERP (as defined below under “Certain Prepetition Obligations—Pension and Benefit Plans and Agreements,”) the Pre-1999 SERP (as defined below under “Certain Prepetition Obligations—Pension Benefit Plans and Agreements”) and the Benefit Equalization Plan (collectively, together with all liabilities that are not Assumed Liabilities, including the Prepetition Bank claims, the 2002 7.25% Senior Notes and the 2027 7.25% Senior Notes, the “Excluded Liabilities”). As of the date hereof, Burlington estimates that the aggregate amount of all such Excluded Liabilities will be approximately $805.0 million on the Effective Date. The actual amount of the Excluded Liabilities is necessarily dependent on a variety of factors and, as a result, the actual amount could be greater than or less than this amount.

Excluded Assets

The WLR Purchase Agreement contemplates that the assets of Burlington that were held for sale as of March 29, 2003, but that are not actually sold as of the Closing, will be excluded from the WLR Transaction. Such assets, together with those assets otherwise left with the Estates on the Effective Date pursuant to the terms of the WLR Purchase Agreement or otherwise (together, the “Excluded Assets”), will be transferred to the BII Distribution Trust at the Closing. As of the date hereof, Burlington estimates that such Excluded Assets will be approximately $13.4 million on the Effective Date. The actual amount of the Excluded Assets is necessarily dependent on a variety of factors and, as a result, the actual amount could be greater than or less than this amount. See “Operations During the Reorganization Cases—The WLR Transaction.”

BII Distribution Trust

The Plan provides for the establishment of a trust (the “BII Distribution Trust”) by the Distribution Trust Representative to hold, among other things, (a) Excluded Assets, Excluded Balance Sheet Assets, Sale Proceeds, Recovery Actions, Working Capital Amount Due (if and when due to the BII Distribution Trust) and any other cash, assets or property that are to be held for and distributed to holders of Allowed Claims under the Plan (other than the Assumed Liabilities, including those Administrative Claims to be assumed by the Buyer or the Reorganized Purchased Debtors, as applicable, in accordance with Sections III.A.1.c and III.A.1.d of the Plan); (b) the proceeds of the foregoing; and (c) the funds in the Burlington Fabrics Irrevocable Trust (collectively, the “Distribution Trust Assets”) pursuant to Section IV.B.6 of the Plan. As of the date hereof, Burlington estimates that the Distribution Trust Assets will be approximately $591.5 million on the Effective Date. The actual amount of the Distribution Trust Assets is necessarily dependent on a variety of factors and, as a result, the actual amount could be greater than or less than this amount.

On the Effective Date, the Distribution Trust Assets will be transferred to and vest in the BII Distribution Trust. Except as otherwise provided in the Plan or the WLR Purchase Agreement, the BII Distribution Trust will be responsible for resolving all Disputed Claims and for making distributions to holders of Allowed Claims (other than the Assumed Liabilities). The formation documents for the BII Distribution Trust, together with the identity of the Distribution Trust Representative, will be filed with the Plan Supplement. See “General Information Concerning the Plan—Means for Implementation of the Plan—BII Distribution Trust.”

Transfer of Burlington Fabrics Irrevocable Trust

The Plan provides for (a) the liquidation of the Burlington Fabrics Irrevocable Trust; (b) the transfer of the funds in the Burlington Fabrics Irrevocable Trust in the amount of approximately $13.7 million to the BII Distribution Trust, pursuant to Section IV.B.7.c of the Plan; and (c) the distribution of such proceeds to creditors in accordance with Article VI of the Plan. See “General Information Concerning the Plan—Means for Implementation of the Plan—Transfer of Assets from the Burlington Fabrics Irrevocable Trust.”

General Information Concerning Treatment of Claims and Interests

The Plan provides that holders of Allowed Claims in certain Classes will be entitled to Distributions of cash in respect of their Claims. The cash required to make these Distributions will be funded, in general, from the Distribution Trust Assets. The Assumed Liabilities will be assumed and satisfied in full by the Buyer or the Reorganized Purchased Debtors, as applicable. Shares of Burlington’s Common Stock, par value $.01 per share (the “Old Common Stock”) and any option or any associated share purchase right relating to such common stock; Burlington’s nonvoting common stock, par value $.01 per share (the “Old Nonvoting Common Stock”) and any option or any associated share purchase right relating to such common stock; and the other Debtors’ common stock and any option or any share purchase right relating to such common stock (collectively, the “Old Subsidiary Equity Interests”) outstanding immediately prior to the Effective Date will be cancelled on the Effective Date, and holders of those Interests will receive no Distributions under the Plan. See “—Summary of Classes and Treatment of Claims and Interests.”

For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on October 31, 2003 (the actual Effective Date, however, may occur after this date). There is no assurance as to if or when the Effective Date will actually occur. Procedures for the distribution of cash pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of Distributions ultimately received by such holders, are described in “Distributions Under the Plan.”

The determination of the relative Distributions to be received under the Plan by the holders of Claims in certain Classes was based upon, among other factors, estimates of the amounts of Allowed Claims in such Classes and the relative priorities of such Allowed Claims. The estimates of the amounts of Allowed Claims in each Class are set forth in “—Summary of Classes and Treatment of Claims and Interests.” The Distributions to be received by creditors in certain Classes could differ from these estimates if the estimates, despite the Debtors’ best efforts, prove to be inaccurate.

The “cramdown” provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See “Voting and Confirmation of the Plan—Acceptance or Cramdown.” The Debtors have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code and to amend the Plan if any Class of Claims fails to accept the Plan. If such request were granted by the Bankruptcy Court, the dissenting Classes may, in certain cases, receive alternative treatment under the Plan. For purposes of this Disclosure Statement, however, it has been assumed that the Debtors will not be required to seek Confirmation under the cramdown provisions of the Bankruptcy Code. Although the Debtors believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code, there is no assurance that the requirements of such provisions would be satisfied.

Summary of Classes and Treatment of Claims and Interests

If the Plan is confirmed by the Bankruptcy Court, and consummated, holders of Claims in Classes 1, 2, 3, 4 and 5 will receive Distributions of cash on account of their Allowed Claims. The proceeds from the WLR Transaction, together with the other Distribution Trust Assets, will be used to fund the Distributions provided for under the Plan except for Distributions on account of Assumed Liabilities, which will be assumed by the Buyer or Reorganized Purchased Debtors, as applicable.

The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see “—Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims.”

Because the Plan contemplates the substantive consolidation of all of the Debtors (see “General Information Concerning the Plan—Substantive Consolidation”), the information set forth in the table below with respect to each Class of Claims is presented on a combined basis for all of the Debtors to which such information is applicable.

Each “Estimated Aggregate Claims Amount” shown in the table below is based upon the Debtors’ preliminary review of Claims filed on or before the July 22, 2002 general Bar Date and the Debtors’ books and records and may be substantially revised following the completion of a detailed analysis of the Claims filed. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Claims Process and Bar Dates.” A number of Disputed Claims are expected to be material, and the total amount of all claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. Further, the amount of any Disputed Claim that ultimately is Allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. The actual ultimate aggregate amount of Allowed Claims may differ significantly from the estimate set forth below. Accordingly, the amount of the Pro Rata distributions of cash that ultimately will be received by a particular holder of an Allowed Unsecured Claim in Class 4 may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class. Distributions of cash to holders of Allowed Unsecured Claims in Class 4 will be made on an incremental basis until all Disputed Claims in such Class have been resolved. See “Distributions Under the Plan—Disputed Claims; Reserve and Estimations.” Accordingly, no representation can be or is being made with respect to whether the percentage recoveries shown in the table below actually will be realized by a holder of an Allowed Unsecured Claim in Class 4.

Each amount designated in the table below as “Estimated Percentage Recovery” for each Class is the quotient of the cash to be distributed to all holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class.

Class/Description	Proposed Treatment
Class 1 Claims (Unsecured Priority Claims): Unsecured Claims against any Debtor that are entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code.	Unimpaired; on the Effective Date, each holder of an Allowed Claim in Class 1 will receive cash from the BII Distribution Trust equal to the amount of such Allowed Claim.

Estimated Aggregate Claims Amount: $1.7-2.0 million	Estimated Percentage Recovery: 100%

Class 2 Claims (Other Secured Claims):

Secured Claims against any Debtor that are not classified in Class 3, including (a) the Bank of America Claims for the Hedging Agreements, (b) secured property Tax Claims and (c) secured mechanic’s lien Claims.

Unimpaired; on the Effective Date, each holder of an Allowed Claim in Class 2 will receive cash from the BII Distribution Trust equal to the amount of such Allowed Claim.

Estimated Aggregate Claims Amount: $8.2-8.5 million	Estimated Percentage Recovery: 100%

Class/Description	Proposed Treatment

Class 3 Claims (Prepetition Bank Claims):

Secured Claims, consisting of principal and interest at the non-default rate, arising under the Debtors’ Prepetition Credit Facility. This Class is being deemed impaired because the holders of Class 3 Claims have asserted a right to interest at the default rate under the Debtors’ Prepetition Credit Facility.

Impaired; on the Effective Date, each holder of an Allowed Claim, consisting of principal and interest at the non-default rate, in Class 3 will receive cash from the BII Distribution Trust equal to the amount of such Allowed Claim arising under the Debtors’ Prepetition Credit Facility. The Prepetition Lenders have reserved the right to claim interest at the default rate under the Prepetition Credit Facility. The aggregate amount of such interest is approximately $16.9 million Furthermore, the holders of Allowed Claims in Class 3 will retain any payments made by the Debtors after the Petition Date pursuant to and in accordance with the Final DIP Financing Order.

Estimated Aggregate Claims Amount: $379-382 million	Estimated Percentage Recovery: 100%

Class 4 Claims (General Unsecured Claims): Unsecured Claims against any Debtor that are not otherwise classified under the Plan.	Impaired; on the Effective Date, each holder of an Allowed Claim in Class 4 will receive, in full satisfaction of all of its Class 4 Claims, cash from the BII Distribution Trust in the amount of the holder’s Pro Rata share of the Remaining Proceeds.

Estimated Aggregate Claims Amount: $405-425 million	Estimated Percentage Recovery: 41.5-42%

Class 5 (Convenience Claims):

Unsecured Claims against any Debtor that otherwise would be classified in Class 4, but with respect to each such Claim either (a) the claim is equal to or less than $1,500 or (b) the claim is reduced to $1,500 pursuant to an election by such holder made on the ballot provided for voting on the Plan by the Voting Deadline. For purposes of treatment under Class 5, multiple Claims of a holder against a particular Debtor arising in a series of similar or related transactions between such Debtor and the original holder of such claims will be treated as a single Claim and no splitting of Claims will be recognized for purposes of this Distribution.

Impaired; on the Effective Date, each holder of an Allowed Claim in Class 5 will receive cash from the BII Distribution Trust equal to 45% of the amount of such Claim in full satisfaction of such Allowed Claim (as reduced, if applicable, pursuant to an election thereof), subject to an aggregate cap of $350,000 to be distributed to holders of Allowed Claims in Class 5.

Estimated Aggregate Claims Amount: $0.6-0.8 million	Estimated Percentage Recovery: 45%

Class 6 (Penalty Claims):

Unsecured Claims against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such Claims are not compensation for the Claim holder’s actual pecuniary loss.

Impaired; no property will be distributed to or retained by the holders of Allowed Claims in Class 6, and such Claims will be discharged as of the Effective Date.

Estimated Aggregate Claims Amount: N/A	Estimated Percentage Recovery: 0%

Class/Description	Proposed Treatment

Class 7 (Intercompany Claims): Claims of Debtor against another Debtor that are not Administrative Claims.	Impaired; no property will be distributed to or retained by the Debtors on account of Claims in Class 7, and such claims will be discharged as of the Effective Date. Notwithstanding this treatment of Class 7 Claims, each of the Debtors holding an Intercompany Claim in Class 7 will be deemed to have accepted the Plan. See also “General Information Concerning the Plan—Means for Implementation of the Plan—Transfer of Assets from the Burlington Fabrics Irrevocable Trust” for a discussion of certain Intercompany Claims.

Estimated Aggregate Claims Amount: N/A	Estimated Percentage Recovery: 0%

Class 8 (Equity Interests): Interests on account of the Old Common Stock, the Old Nonvoting Common Stock and the Old Subsidiary Equity Interests.	Impaired; no property will be distributed to or retained by the holders of Allowed Interests in Class 8, and such Interests will be cancelled on the Effective Date.

Estimated Aggregate Claims Amount: N/A	Estimated Percentage Recovery: 0%

Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims

Administrative Claims

General. Except as specified in Section III.A.1 of the Plan, and subject to the bar date provisions of the Plan, unless otherwise agreed to by the holder of an Administrative Claim and the Distribution Trust Representative, each holder of an Allowed Administrative Claim will receive in full satisfaction of its Administrative Claim cash from the BII Distribution Trust equal to the Allowed amount of such Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Distribution Trust Representative and the holder of the Administrative Claim; provided, however, that the Assumed Liabilities, including those Administrative Claims identified in Sections III.A.1.c and III.A.1.d of the Plan, will be assumed by the Buyer or the Reorganized Purchased Debtors, as applicable, and satisfied as set forth in Sections III.A.1.c and III.A.1.d of the Plan. The BII Distribution Trust will have no liability for the Assumed Liabilities. Administrative Claims include Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code.

Section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a “substantial contribution” to a chapter 11 case and to the attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or the Distribution Trust Representative and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

Except as otherwise provided in Section III.A.1.e.ii of the Plan, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Distribution Trust Representative, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 15 days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Administrative Claims against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the

Distribution Trust Representative and the requesting party by the later of (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of Administrative Claims.

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Distribution Trust Representative, the Fee Auditor and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 30 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the parties who were served with such application and the requesting party by the later of (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, entry of the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

Holders of Assumed Liabilities, including Administrative Trade Claims and Administrative Claims arising from Assumed Contracts (including those contracts and leases of the kind described in Sections V.A and V.F of the Plan), will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.c of the Plan. Notwithstanding any other provision in the Plan, after the Effective Date, the Reorganized Purchased Debtors or Buyer may File, settle, compromise, withdraw or litigate to judgment objections to any Claims for which they have assumed liability under the Plan or the WLR Purchase Agreement.

Claims Under the DIP Credit Agreement. Unless otherwise agreed by the DIP Lenders pursuant to the DIP Credit Agreement, on or before the Effective Date, Allowed Administrative Claims under or evidenced by the DIP Credit Agreement will be paid in cash equal to the amount of such Allowed Administrative Claims by the Debtors or the Distribution Trust Representative. On or before the Effective Date, the Buyer or the Reorganized Purchased Debtors, as applicable, will cause replacement letters of credit to be issued to each holder of (or, at the Buyer’s election, if permitted by the DIP Lenders, secure back-to-back arrangements with respect to) the letter of credit issued under the DIP Credit Agreement and Burlington’s outstanding surety bonds, in each case relating to the Business, including any replacements thereof and any other letters of credit issued under the DIP Credit Agreement and surety bonds arising in the ordinary course of the Business subsequent to the date of the WLR Purchase Agreement; provided, however, that in no event will the Buyer be obligated to obtain substitutions or secure any such back-to-back arrangements to the extent such arrangements support obligations that are Excluded Liabilities. Letters of credit will be treated in accordance with the DIP Credit Agreement and the WLR Purchase Agreement. Holders of Administrative Claims under or evidenced by the DIP Credit Agreement will not be required to File or serve any request for payment of such Claims; provided, however, that holders of such Administrative Claims must deliver to the Debtors or the Distribution Trust Representative, as applicable, a statement of the amount of the Administrative Claim under or evidenced by the DIP Credit Agreement asserted by such holder no later than 15 days after the Effective Date.

Priority Tax Claims

Unless otherwise agreed by the holder of a Priority Tax Claim and the Distribution Trust Representative, each holder of an Allowed Claim for Taxes entitled to priority of payment pursuant to section 507(a)(8) of the Bankruptcy Code (a “Priority Tax Claim”) will receive in full satisfaction of its Claim cash from the BII Distribution Trust equal to the Allowed amount of such Priority Tax Claim, without premium or penalty, either (a) on the Effective Date or (b) if the Priority Tax Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Priority Tax Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Distribution Trust Representative and the holder of the Priority Tax Claims. All Allowed Priority Tax Claims will be satisfied in full as set forth in the Plan or as otherwise agreed upon by the holders of such Claims and the Distribution Trust Representative. The Debtors estimate that the Priority Tax Claims will aggregate approximately $5.0 million to $6.0 million as of the Effective Date. The actual amount of Priority Tax Claims is necessarily dependent on a variety of factors and, as a result, the actual amount could be greater than or less than this amount. See “Risk Factors—Risk Regarding Worthless Security Deduction.”

Notwithstanding the provisions of Section III.A.2.a of the Plan, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 6, and the holder of an Allowed Priority Tax Claim may not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative, Buyer or their respective property.

Special Provisions Regarding Allowance and Payment of KERP Payments and Emergence Bonus

On and after the Effective Date, the KERP Participants will receive a cash payment from the BII Distribution Trust in accordance with the terms of the KERP. On the earlier to occur of (a) 90 days after the Effective Date and (b) termination for any reason of the particular KERP Participant’s employment after the Effective Date, KERP Participants will receive a cash payment as set forth on Exhibit III.E to the Plan on account of the substantial contribution that the KERP Participant made to the Debtors’ reorganization efforts and the development and negotiation of the Plan (the “Emergence Bonus”). See “Operations During the Reorganization Cases—The WLR Transaction—The Marketing Process and Auction” for a description of the agreement certain KERP Participants entered into regarding their Emergence Bonus in connection with the order approving the Auction. The KERP Participants may also be eligible for the Retention Incentive Payment and severance benefits pursuant to the Severance Plan. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Program.”

The KERP Participants will not be required to File any type of request for payment of the Retention Incentive Payment or the Emergence Bonus and, upon the occurrence of the Effective Date, the Retention Incentive Payment or the Emergence Bonus will be immediately due and payable, in accordance with the terms of Exhibit III.E to the Plan or the KERP, as applicable, to each KERP Participant and will constitute an Allowed Administrative Claim to be paid under Section III.A.1.a of the Plan.

The Debtors sought approval of the Emergence Bonus to such KERP Participants; however, in connection with the KERP Orders (as defined below under “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Program”), the Debtors agreed to defer seeking Bankruptcy Court approval of such Emergence Bonus pursuant to the emergence bonus performance plan (the “Emergence Bonus Performance Plan”) until the Plan confirmation process.

Special Provisions Regarding Payment of Indenture Trustee’s Fees and Expenses

On the Effective Date, in partial consideration for the release by the Indenture Trustee of its Liens on Distributions to the holders of the Old Senior Notes, the Distribution Trust Representative will pay the prepetition and postpetition fees and expenses of the Indenture Trustee, for services rendered during the period up to and including the Effective Date, including the reasonable compensation, disbursements and expenses of the agents and legal counsel of the Indenture Trustee in connection with the performance of its duties under the Prepetition Indenture and the Plan. Upon payment in full of such amounts, the Liens of the Indenture Trustee on the Distributions to the holders of the Old Senior Notes will be released and extinguished. It will not be necessary for the Indenture Trustee to make application to the Bankruptcy Court for such payment; provided, however, that if the Distribution Trust Representative and the Indenture Trustee cannot agree upon the amount of fees and expenses to be paid, then: (a) such fees and expenses will be determined by the Bankruptcy Court in accordance with the standard for allowance and payment under the Prepetition Indenture (and not with any reference to “substantial contribution” under sections 503(b)(3), (4) or (5) of the Bankruptcy Code), and (b) pending resolution of such dispute, the Liens of the Indenture Trustee will not be released.

Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims

The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. Secondary Liability Claims are Claims that arise from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual obligation of another Debtor, including any Claim based on:

•	guaranties of collection, payment or performance;

•	indemnity bonds, obligations to indemnify or obligations to hold harmless;

•	performance bonds;

•	contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; or

•	any other joint or several liability that any Debtor may have in respect of any contractual obligation that is the basis of a Claim.

On the Effective Date, Allowed Secondary Liability Claims will be treated as follows: (a) the Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated and (b) except as provided in clause (a) above, holders of all other Allowed Secondary Liability Claims will be entitled to only one Distribution in respect of such underlying Allowed Claim and will be deemed satisfied in full by the Distributions on account of the related underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

Post-Consummation Operations

Pursuant to the Plan, the Purchased Assets, including the new equity interests issued by Burlington’s Debtor subsidiaries (the “New Subsidiary Equity Interests”), or the New Common Stock, if applicable, will be sold to the Buyer. Creditors of the Debtors will not receive or retain any equity interest in the Debtors, Reorganized Debtors or the Buyer after the Closing of the WLR Transaction. The Buyer currently plans to retain and continue the operations of Burlington and its Debtor and non-debtor subsidiaries (collectively, the “Burlington Companies”), except that the Buyer intends to sell the Lees Business to Mohawk.

Summary of Terms of Certain Securities to Be Issued Pursuant to the Plan

On the Effective Date, all of the Old Common Stock, Old Nonvoting Common Stock and Old Subsidiary Equity Interests, including any option or any associated share purchase right relating to such stock or interests, will be cancelled. All New Subsidiary Equity Interests will be issued either to the Buyer in accordance with the terms, and subject to the conditions, of the WLR Purchase Agreement or to the BII Distribution Trust if not issued to the Buyer. All shares of the New Common Stock will be issued to the BII Distribution Trust (unless Buyer purchases the New Common Stock in lieu of the Purchased Assets). There will be no options of any kind outstanding with respect to any equity interests in Burlington or the Burlington Subsidiary Debtors.

Conditions to Confirmation and the Effective Date of the Plan

There are several conditions precedent to Confirmation and the Effective Date. Subject to applicable legal requirements, the Debtors may waive any of these conditions upon the terms and subject to the conditions set forth in Sections IX.A and IX.B of the Plan.

Conditions to Confirmation

The Bankruptcy Court will not enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.C of the Plan:

•	the Plan and Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Buyer and will include an approval of the substantive consolidation of the Debtors as contemplated by Article VIII of the Plan;

•	the Plan shall not have been materially amended, altered or modified from the Plan as Filed on August 27, 2003, unless such material amendment, alteration or modification has been made in accordance with Section XIII.C of the Plan; and

•	all Exhibits to the Plan shall be in form and substance reasonably satisfactory: (a) to the Debtors, and (b) to the extent such Exhibits affect the Buyer, the Reorganized Purchased Debtors or the WLR Purchase Agreement, to the Buyer.

In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See “Voting and Confirmation of the Plan—Confirmation.”

Conditions to the Effective Date

The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section IX.C of the Plan:

•	the Bankruptcy Court shall have entered the Confirmation Order;

•	the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the transactions contemplated by the WLR Purchase Agreement and the other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan or the WLR Purchase Agreement;

•	all conditions to the Closing under the WLR Purchase Agreement (other than effectiveness of the Plan) shall have been satisfied or waived, and the Closing under the WLR Purchase Agreement shall occur concurrently with the Effective Date of the Plan;

•	the BII Distribution Trust Agreement and all related documents are in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee; and

•	the Plan and all Exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article V or Section XIII.C of the Plan.

Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation set forth in Section IX.A of the Plan and the conditions to the Effective Date set forth in Section IX.B of the Plan, other than the conditions set forth in Sections IX.B.1 and IX.B.3 of the Plan, may be waived in whole or part by the Debtors at any time without an order of the Bankruptcy Court. The failure to satisfy or waive a condition may be asserted by a Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors).

Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date provided in the Plan is not satisfied or duly waived in accordance with Section IX.C of the Plan, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IX.D of the Plan:

•	the Plan will be null and void in all respects, including with respect to: (a) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and (b) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Sections V.A and V.C of the Plan; and

•	nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

Substantive Consolidation

Solely for purposes of implementing the Plan, the Confirmation of the Plan is conditioned on the approval by the Bankruptcy Court of a substantive consolidation of the Debtors. The Debtors believe that the circumstances involving the Debtors justify such an action. Pursuant to such substantive consolidation:

•	all assets and Liabilities of the Debtors will be deemed merged;

•	all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed one obligation of the consolidated Debtors; and

•	each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors will be deemed filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors.

Such substantive consolidation (other than for the purpose of implementing the Plan) will not affect:

•	the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to affect restructurings as provided in Section IV.B of the Plan;

•	pre- and post-Effective Date guarantees that are required to be maintained (a) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (b) pursuant to the Plan; and

•	the revesting of assets in the separate Reorganized Debtors, the BII Distribution Trust or the Buyer, pursuant to Section IV.A of the Plan.

See “General Information Concerning the Plan—Substantive Consolidation.”

Modification or Revocation of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before substantial consummation of the Plan. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will:

•	constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or

•	prejudice in any manner the rights of any Debtors or any other party.

BUSINESS OPERATIONS OF BURLINGTON

Founded in 1923, the Burlington Companies are one of the world’s largest and most diversified manufacturers of softgoods for apparel and interior furnishings. The Burlington Companies are leading developers, marketers and manufacturers of fabrics and other textile products used in a wide variety of apparel and interior furnishings end uses.

Burlington constitutes one of the world’s most diversified manufacturers of softgoods for apparel and interior furnishings. Burlington is organized in three industry segments: Apparel Fabrics, Interior Furnishings and Carpets. Burlington manufactures and markets its products utilizing its well-recognized brand names, including Burlington®, Lees®, Raeford® and Maxima®.

As of the Petition Date, the Burlington Companies operated 16 U.S. manufacturing plants in three states and three manufacturing plants, one garment assembly plant and one drapery sewing plant in Mexico. The Burlington Companies also held a 50% interest in three joint ventures: one in India with one manufacturing plant, Mafatlal Burlington Industries Limited; and two in Mexico, IGP-BGD, LP and Summit Yarn, LLC, each with one manufacturing plant. They also held minority interests in a U.S. yarn manufacturing venture, Unifi Textured Polyester, LLC, and a Japanese manufacturer and marketer of carpet, Mitsubishi Burlington Co., Ltd. Additionally, the Burlington Companies owned a 51% interest in Nano-Tex, LLC, a California limited liability company (“Nano-Tex”) engaged in research activities directed to enhancing the performance characteristics of textile products. In addition, through Debtor B.I. Transportation, Inc. (“B.I. Transportation”), the Burlington Companies operated a truck transportation system that serviced not only their product delivery needs, but also the needs of independent, third-party customers of B.I. Transportation. As of the Petition Date, the Burlington Companies employed approximately 13,700 persons, not including joint venture employees.

Despite their vertically integrated operations, diverse product lines, valuable brand names and strong market presence, the Burlington Companies faced increasing financial stress since approximately late-1998. In particular, the Burlington Companies were adversely affected by the weakness of the domestic textile industry over the past several years, caused primarily by the flood of cheaper foreign-manufactured goods into the United States. Despite various initiatives to counter the Burlington Companies’ financial stress, these industry-wide problems, coupled with the financial pressure placed on the Burlington Companies through tighter financial covenants and increased costs under the Prepetition Credit Facility and a softening U.S. economy, substantially diminished the Burlington Companies’ liquidity, adversely impacted operations and undermined their ability to complete their strategic business initiatives in the short term.

Further information regarding the business operations of, and other matters relating to, the Burlington Companies, including historical consolidated financial statements and other financial information, is contained in Burlington’s Annual Report on Form 10-K for the year ended September 28, 2002 (the “Burlington 2002 Form 10-K”), Burlington’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2002 (the “Burlington December 2002 Form 10-Q”), Burlington’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003 (the “Burlington March 2003 Form 10-Q”) and Burlington’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 (the “Burlington June 2003 Form 10-Q”), each attached hereto as Exhibit III.

CERTAIN PREPETITION EVENTS

Overview

For nearly three years prior to the Petition Date, the Burlington Companies undertook specific, proactive efforts designed to counter their deteriorating financial performance and credit facility pressures. The major elements of these efforts are described below.

1999 Restructuring Initiative

In the quarter ended March 1999, Burlington’s management implemented a comprehensive reorganization initiative primarily related to the apparel fabrics business (the “1999 Restructuring”). The major elements of the 1999 Restructuring included:

•	consolidating certain operations to form the PerformanceWear and CasualWear Segments;

•	eliminating certain operations from the Burlington Companies’ former sportswear segment;

•	reducing apparel fabrics production capacity by approximately 25%;

•	reducing overhead costs throughout the Burlington Companies;

•	eliminating seven plants through sale or shut-down; and

•	terminating approximately 2,800 full-time employees.

2000 Restructuring Initiative

In the quarter ended September 2000, Burlington’s management implemented a plan designed to address performance shortfalls as well as difficult market dynamics and to strengthen the Debtors’ future profitability and financial flexibility (the “2000 Restructuring”). The major elements of the 2000 Restructuring included:

•	closing two plants (Johnson City, Tennessee and Mt. Olive, North Carolina in the apparel fabrics and interior furnishings segments, respectively) and relocating some production to other, under-utilized facilities;

•	reducing operations at certain of the PerformanceWear Segment facilities;

•	reducing the size of B.I. Transportation’s trucking fleet;

•	closing one of B.I. Transportation’s trucking facilities;

•	eliminating approximately 2,500 jobs in the United States and 1,000 jobs in Mexico;

•	exiting the PerformanceWear Segment’s garment-making business;

•	eliminating certain unprofitable product lines;

•	exiting the Burlington House Floor Accents business by selling its tufted rug business and its Bacova® printed mat business; and

•	devoting approximately $77.2 million in cash to net repayments of long- and short-term debt.

2001 Restructuring Initiative

In the quarter ended September 2001, Burlington’s management adopted a plan to further reduce capacities and focus on value-added products in the global supply chain (the “2001 Restructuring”). Outside factors, including a continuing flood of low-cost and often subsidized foreign imports and a slowdown in consumer spending, hit the textile industry hard. Imports had grown rapidly for years, but since 1999, the volume of imported apparel grew at five times the rate of consumption, squeezing out U.S.-made products to the point that four out of five garments sold in the U.S. were imported. The major elements of the 2001 Restructuring included:

•	closing one plant in Mexico and moving its production to an underutilized facility, also in Mexico;

•	reducing operations at its apparel fabrics facilities in Clarksville, Virginia and Stonewall, Mississippi;

•	offering for sale and further reducing or realigning capacity by closing two plants in Mexico in the December 2001 quarter and reducing operations at the Hurt, Virginia facility;

•	eliminating unprofitable businesses by selling the former CasualWear segment’s garment-making business in Aguascalientes, Mexico during the June 2002 quarter; and

•	eliminating approximately 600 jobs in the United States and 2,000 jobs in Mexico.

Renegotiation of Prepetition Credit Facility

Burlington is party to the secured Credit Agreement, dated as of September 30, 1988, as amended and restated as of December 5, 2000 (as otherwise amended, the “Prepetition Credit Facility”), by and among Burlington, as borrower, the lenders party thereto (collectively, the “Prepetition Lenders”), JPMorgan Chase Bank (“JPMorgan Chase Bank”), as administrative agent for the Prepetition Lenders, and Chase Manhattan Bank USA, N.A., as the fronting bank. The Prepetition Credit Facility is a continuing amendment and restatement of a credit facility originally established in 1988 and previously amended in 1995.

The extension of the Prepetition Credit Facility, which was set to expire in March 2001, provided the Debtors with additional liquidity initially but subjected Burlington to tighter financial ratios and covenants, increased borrowing costs and the collateralization of substantially all of its domestic assets (other than accounts receivable subject to the Trade Receivables Facility and certain limited properties). Beginning in April 2001, Burlington initiated steps to address the possibility that its deteriorating financial performance would lead to noncompliance with the ratios and covenants imposed under the Prepetition Credit Facility. Burlington undertook an extensive search for appropriate legal and financial advisors to assist the Debtors with their restructuring efforts. Discussions with JPMorgan Chase Bank, as administrative agent for the Prepetition Lenders, began in mid-summer and continued diligently. Nevertheless, Burlington was not able to achieve an amendment or waiver of noncompliance with the ratios and covenants under the Prepetition Credit Facility and Burlington became subject to even tighter covenants and ratios as of September 29, 2001 (Burlington’s fiscal year-end). These restrictive provisions, coupled with the competitive pressures and economic slowdown in the United States described below, ultimately imposed limitations on the Debtors’ liquidity and operational and financial flexibility.

Import-Related Competitive Pressures

Foreign-made fabrics, apparel and other textile products created intense competition for sales in the United States. For many years, the Debtors faced ever-increasing pressures from imported goods in the home and apparel textile markets. An array of highly competitive, non-domestic producers have the ability to manufacture textiles with quality and speed roughly equivalent to that of domestic producers. These foreign competitors derive their advantages from several factors, including:

•	plentiful, inexpensive labor;

•	lower non-labor operational costs;

•	subsidies or other favorable treatment from the governments in their home countries, including less burdensome regulation; and

•	low import prices resulting from depressed currencies, as with the financial crisis in Asia during the mid-to-late 1990’s and the weakness of the Euro during 2000.

This competition from foreign supply sources garnered the attention of the United States’ government, which, over the past 40 years, has endeavored to regulate certain imports through, for example, tariffs and trade agreements that establish quotas on imports from lesser-developed countries that historically accounted for significant shares of U.S. imports. Despite these efforts, however, imported textile products continued to dominate the textile market. For example, imported apparel represented in excess of 85% of the United States market at the end of 2000. Thus, import-related competition, coupled with global production over-capacity, severely reduced pricing power and, as a result, drove profit margins down in the Debtors’ key product areas.

General Economic and Retail Downturn

In addition to foreign-based competitive pressures, many domestic department stores and retailers experienced financial difficulties as a result of slower retail sales and other factors. This, in turn, prompted inventory cutbacks and delays in new product roll-outs. In connection with the well-publicized economic slowdown in the United States during the approximately twenty months preceding the Petition Date, the Debtors’ customers, both commercial and consumer, reduced both the frequency and volume of their purchases of the Debtors’ goods.

In particular, during the seven months immediately preceding the Petition Date, the Debtors witnessed a decline in customer activity.

Unfortunately, this softening trend in the retail sector and beyond was exacerbated by the terrorist attacks on the United States on September 11, 2001, and the related, subsequent events and government warnings reported regularly throughout the country’s media. Consumer and commercial confidence generally, which were questionable even before September 11, were clearly negative in the months immediately following the terrorist attacks. The retail channels became dramatically skeptical about restocking inventory absent strong evidence of renewed consumer confidence. As a result, during the weeks preceding the Petition Date, forward orders for the Debtors’ products reached their lowest point in then recent memory.

Collective Impact

The restructuring activities undertaken in 1999, 2000 and late 2001 were insufficient to counteract the effects on the Debtors’ businesses of the weakness of the general economy and the retail industry. In addition, foreign-made textile products created intense competition in the United States. The industry-wide problems coupled with the financial pressures placed on the Debtors through tighter financial ratios and covenants and increased borrowing costs under the Prepetition Credit Facility and a softening United States economy, substantially diminished the Debtors’ liquidity, adversely impacted operations and undermined Burlington’s ability to implement certain strategic business initiatives in the short term.

As a result, in late 2001, Burlington determined that the commencement of chapter 11 cases was necessary to preserve the value of its businesses for all of its stakeholders. On November 15, 2001, Burlington and 24 of its domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code. International operations, joint venture partnerships, B.I. Funding, Inc. (“BIF”), Nano-Tex and Burlington Worldwide Limited were not included in the bankruptcy filing.

New York Stock Exchange Delisting

On November 16, 2001, the New York Stock Exchange (the “NYSE”) suspended trading in the Old Common Stock. The NYSE suspended the trading because Burlington announced that it and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and because the price per share of the Old Common Stock fell below the NYSE’s continued listing requirements of a minimum per share price of $1.00 over a 30-day trading period. On November 14, 2001, prior to the suspension of trading, the Old Common Stock last traded at $0.75 per share. In addition, Burlington no longer satisfied the NYSE’s minimum continued listing requirement of total market capitalization of at least $50.0 million and total stockholder’s equity of at least $50.0 million. On December 31, 2001, the Old Common Stock was delisted from the NYSE. Shares of the Old Common Stock are currently traded on the Over-The-Counter-Bulletin-Board under the symbol “BRLG.”

CERTAIN PREPETITION OBLIGATIONS

Prepetition Financings

Prepetition Credit Facility

On December 5, 2000, Burlington entered into the Prepetition Credit Facility, which amended and extended an earlier unsecured revolving credit facility. The Prepetition Credit Facility consists of a $525.0 million secured revolving credit facility that provides for the issuance of letters of credit by the fronting bank in an outstanding aggregate face amount not to exceed $75.0 million and provides short-term overnight borrowings up to $30.0 million. Loans under the Prepetition Credit Facility bear interest at floating rates based on the Adjusted Eurodollar Rate plus 3.25%. In addition, Burlington pays an annual commitment fee of 0.50% on the unused portion of the facility. As of the Petition Date, outstanding obligations under the Prepetition Credit Facility aggregated approximately $472.1 million.

The Prepetition Credit Facility is guaranteed by substantially all of Burlington’s domestic subsidiaries and is secured by first-priority liens on all of the capital stock of substantially all of Burlington’s domestic subsidiaries

(other than Nano-Tex) and on 65% of the capital stock of Burlington’s foreign subsidiaries. Burlington also granted a first-priority security interest in substantially all of its unencumbered and future domestic assets and properties and substantially all of the unencumbered and future domestic assets and properties of certain of Burlington’s domestic subsidiaries.

Prior to the Petition Date, Burlington was not in compliance with certain financial covenants under the Prepetition Credit Facility, during which time Burlington engaged in active discussions with its senior lenders to obtain an amendment or waiver of such non-compliance. As a result of the circumstances confronting Burlington, the Debtors filed the Reorganization Cases. As a result of the noncompliance with such financial covenants, Burlington classified all of the Prepetition Credit Facility debt as current. The Bankruptcy Court approved the payment of all interest and fees under the Prepetition Credit Facility incurred subsequent to November 15, 2001. In addition, the Final DIP Financing Order required that 50% of the first $25 million of proceeds from sales of certain assets be used to repay specified borrowings under the Prepetition Credit Facility. Burlington has applied $12.5 million of asset sale proceeds to reduce borrowings under the Prepetition Credit Facility in full satisfaction of this requirement. In addition, pursuant to the Third Amendment to the DIP Credit Agreement and a related order of the Bankruptcy Court dated September 24, 2002, Burlington is required to use the proceeds of certain additional sales of assets payable pursuant to the payment schedule set forth in the following sentence (the “Payment Schedule”) to repay specified borrowings under the Prepetition Credit Facility and was required to make a further cash payment of $33.7 million of principal amount on September 30, 2002. The Payment Schedule is as follows:

•	the first $1.3 million of the proceeds would be paid to the Prepetition Lenders;

•	the next $10 million of the proceeds would be retained by the Debtors; and

•	the remaining $20 million of the proceeds would be divided equally between the Debtors and the Prepetition Lenders.

The payment in the first bullet above was made on April 8, 2003. No payments have been made under the requirement of the third bullet point as the aggregate amount of the proceeds has not exceeded $11.3 million. Additionally, pursuant to the Fourth Amendment to the DIP Credit Agreement and a related order of the Bankruptcy Court dated April 30, 2003, Burlington was required to make a cash payment of $50.0 million to be applied towards the Prepetition Credit Facility and extend adequate protection to Bank of America, N.A., in its capacity as issuer of certain interest rate protection and foreign exchange agreements (the “Hedging Agreements”). This payment was made on May 2, 2003. See “Operations During the Reorganization Cases—First Day Relief—Debtor-in-Possession Liquidity.”

Trade Receivables Facility

In December 1997, Burlington and its nondebtor subsidiary BIF entered into a five-year, $225.0 million trade receivables financing agreement (the “Trade Receivables Facility”) with Wachovia Bank, N.A. (“Wachovia”). Capacity under the Trade Receivables Facility was tied to the amount of outstanding eligible trade accounts receivable, up to $225 million. Loans under the Trade Receivables Facility bore interest, with terms up to 270 days, at Wachovia’s commercial dealer rate plus 0.1875%. A commitment fee of 0.125% was charged on the unused portion of the Trade Receivables Facility. As of November 12, 2001, customer accounts receivable, after deductions for high risk accounts, discounts, returns and allowances, had decreased by $96.7 million since September 30, 2000, to $130 million. As of November 14, 2001, $91.1 million in borrowings with original maturities of up to 21 days were outstanding under the Trade Receivables Facility. Using funds from the DIP Credit Agreement, Burlington repaid all loans related to the Trade Receivables Facility, and the facility was terminated. The receivables which previously secured the Trade Receivables Facility now secure the DIP Credit Agreement.

2005 7.25% Senior Notes

In September 1995, Burlington issued and sold $150.0 million aggregate principal amount of its 7.25% unsecured senior notes due September 15, 2005 (the “2005 7.25% Senior Notes”), with interest payable semiannually beginning March 15, 1996. The 2005 7.25% Senior Notes are not redeemable prior to maturity, are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of Burlington. The 2005

7.25% Senior Notes are structurally subordinate to all obligations of the Burlington Companies under the Prepetition Credit Facility. The commencement of the Reorganization Cases constituted an event of default under the Prepetition Indenture governing the 2005 7.25% Senior Notes. As a result of the commencement of Burlington’s chapter 11 case, the payment of interest accruing thereunder after November 15, 2001 is stayed.

2027 7.25% Senior Notes

In August 1997, Burlington issued and sold $150.0 million aggregate principal amount of its 7.25% unsecured senior notes due August 1, 2027 (the “2027 7.25% Senior Notes”), with interest payable semiannually beginning February 1, 1998. Proceeds from the sale were used to prepay revolving loans under the Prepetition Credit Facility on the same date. The 2027 7.25% Senior Notes provide that they will be redeemable as a whole or in part at the option of Burlington at any time on or after August 2, 2007, at a price equal to the greater of 100% of the principal amount redeemed or the sum of the present values of the remaining scheduled payments of principal and interest thereon. The 2027 Notes will also be redeemable at the option of the holders thereof on August 1, 2007 in amounts at 100% of their principal amount. The 2027 7.25% Senior Notes are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of Burlington, including the 2005 7.25% Senior Notes. The 2027 7.25% Senior Notes are structurally subordinate to all obligations of the Burlington Companies under the Prepetition Credit Facility. The commencement of the Reorganization Cases constituted an event of default under the Prepetition Indenture governing the 2027 7.25% Senior Notes. As a result of the commencement of Burlington’s chapter 11 case, the payment of interest accruing thereunder after November 15, 2001 is stayed.

Common Stock

Old Common Stock of Burlington

Burlington is authorized to issue 200,000,000 shares of common stock, par value $.01 per share. As of the Petition Date, 53,524,941 shares of Old Common Stock of Burlington were issued and outstanding. Prior to the commencement of the Reorganization Cases, shares of the Old Common Stock of Burlington traded on the NYSE under the symbol “BUR.” The NYSE suspended trading of the Old Common Stock of Burlington on November 16, 2001, and the Old Common Stock was delisted from the NYSE on December 31, 2001. Shares of the Old Common Stock are currently traded on the Over-The-Counter-Bulletin-Board under the symbol “BRLG.”

Nonvoting Common Stock of Burlington

Burlington is authorized to issue 15,000,000 shares of the Old Nonvoting Common Stock. As of the Petition Date, 454,301 shares of Nonvoting Common Stock were issued and outstanding.

Pension and Benefit Plans and Agreements

As of the Petition Date, the Burlington Companies maintained a number of plans for the benefit of their employees. A summary of the pension and benefit plans and agreements intended to be modified, reinstated and assumed in connection with the Plan or the WLR Purchase Agreement is set forth below. Exhibit IV contains a listing of the Burlington Companies’ benefit plans to be reinstated, assumed or adopted in connection with the Plan and the WLR Purchase Agreement.

Qualified Pension Plans. Burlington sponsors a qualified pension plan for all United States employees of the Burlington Companies. Each eligible employee may elect to participate in Burlington’s “Retirement System,” which is a defined benefit plan qualified under the Internal Revenue Code of 1986, as amended (the “Tax Code”). Both individual and Burlington contributions are made to the Retirement System. Employee contributions represent a fixed percentage of base salary, calculated at the rate of 1.5% or 3.0%, as the employee elects, of base salary up to $6,600 plus 3.0% of base salary in excess of $6,600 each plan year, subject to maximum participating earnings levels established by the Internal Revenue Service (“IRS”).

The market value of the Retirement System’s assets has fallen significantly and as of June 28, 2003 was below the accumulated benefit obligation, resulting in the recognition of a non-cash minimum pension liability adjustment of $33.9 million as a reduction of stockholders’ equity (deficit). Cash contributions to the Retirement

System were $12.9 million for the 2002 fiscal year and are estimated to be approximately $12.3 million for the 2003 fiscal year.

The Retirement System is a defined benefit pension plan insured by the PBGC under Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1301-1461, et seq. The Retirement System is subject to minimum funding requirements of ERISA and section 412 of the Tax Code. The Debtors’ Plan contemplates that, immediately following the Effective Date, the Buyer or the Reorganized Purchased Debtors, as applicable, will assume the sponsorship of the Retirement System. No provision of the Debtors’ Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code will, or will be construed to, discharge, release, or relieve the Debtors, the Buyer or the Reorganized Purchased Debtors, as applicable, from any liability with respect to the Retirement System under any law, governmental policy, or regulatory provision. Neither the PBGC nor the Retirement System will be enjoined from enforcing such liability as a result of the Plan’s provisions for satisfaction, release and discharge of claims. An underfunded pension plan can terminate only in either a distress termination or PBGC-initiated termination under Title IV of ERISA. Should the Retirement System terminate, the PBGC will assert claims for the underfunding, for any unpaid minimum funding contributions owed to the Retirement System, and for any unpaid premiums owed to the PBGC.

For treatment of the Retirement System under the Plan or the WLR Purchase Agreement, see “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans.”

Early Retirees Health Care Plan. Each employee who (a) retires between the ages of 55 and 64 with at least 10 years of continuous service with Burlington or (b) becomes permanently and totally disabled prior to attaining age 65 is eligible for health care coverage under the Early Retirees Health Care Plan. A retired employee must elect coverage within 30 days of becoming eligible for the plan. A participant’s spouse under age 65, unmarried children under age 19 (age 25 for full-time students) and physically or mentally handicapped children are also eligible for coverage under the plan as dependents of the covered retiree. The covered retirees pay a portion of the cost of coverage. Participants cease to be covered under the plan upon reaching age 65 and becoming eligible for Medicare, becoming eligible for coverage under another employer’s health plan, becoming gainfully employed or self-employed, working 40 or more hours a week for 12 weeks in a calendar year (whether or not receiving any medical coverage), ceasing to make the required contributions for coverage under the plan, or upon termination of the plan. The plan may be amended or terminated at any time by action of Burlington’s Board of Directors or its delegate for any reason. Participants must be notified in writing of any amendment or termination that affects their benefits. Any amendment or termination will not affect claims incurred prior to the termination or amendment of the plan. For treatment of the Early Retirees Health Care Plan under the Plan or the WLR Purchase Agreement, see “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans.”

Nonqualified Supplemental Retirement Plans.

1999 SERP. Seven officers currently participate in Burlington’s Supplemental Executive Retirement Plan (the “1999 SERP”).

Pre-Retirement Survivor Benefit. In the event of the death before retirement and prior to age 65 of an executive officer who has completed three years of service with Burlington, the 1999 SERP provides for a pre-retirement survivor benefit of 120 equal monthly payments equal to (a) for those participants whose participation in the predecessor Supplemental Executive Benefit Plan (the “Pre-1999 SERP”) commenced before 1984, one-half of the participant’s Monthly Benefit Base and (b) for all other participants, a percentage of such participant’s Monthly Benefit Base, which in the case of death prior to age 60, will be 50% and thereafter decreasing by 5% each year to 25% of Monthly Benefit Base if death occurs at or after age 64. The Monthly Benefit Base is the greater of (a) the monthly base salary on the January 1 occurring concurrently with or immediately preceding such person’s death or (b) the average of the monthly base salary on January 1 for each of the previous five years.

Post-Retirement Benefit. Each executive officer who attains age 50 and completes 10 years of service with Burlington has a right to receive post-retirement benefits under the 1999 SERP of 120 equal monthly payments of a percentage (20%, 22.5% or 25%, as determined by

Burlington’s executive benefits administrative committee) of the participant’s Monthly Benefit Base reduced in the event of early retirement before age 65 as described below. Any executive officer who receives post-retirement benefits before age 65 will have his benefits reduced by a factor of 5% for each year remaining until he attains age 60 and reduced by a factor of 3% for each year remaining between age 61 and 65. Upon the request of the participant or the participant’s survivor, Burlington’s executive benefits administrative committee may elect, in its sole discretion, to pay any benefits described above in a present value, actuarially equivalent lump sum. Currently, four executives have vested rights to receive these post-retirement benefits.

Change of Control. Upon the occurrence of a “change of control” of Burlington, the benefits under the 1999 SERP become fully vested, nonforfeitable and payable generally upon termination of employment without regard to reductions of benefits arising from early retirement. In addition, a participant who terminates employment with Burlington for good reason or whose employment is terminated by Burlington other than for good cause within two years following a change of control may receive payment in a present value, actuarially equivalent lump sum. A change of control under the 1999 SERP occurred on February 12, 2003 when Burlington filed a Current Report on Form 8-K with the SEC disclosing the execution of the Berkshire Agreement.

General. The payment of any benefits under the 1999 SERP is conditioned on, among other things, the participant not engaging in any business materially competitive with Burlington, either during or after employment.

Pre-1999 SERP. Fifty retired senior executive officers are eligible to receive retirement benefit payments and/or life insurance coverage under Burlington’s Pre-1999 SERP. Twenty-four of those senior executive officers are eligible to receive retirement benefit payments, and five of those twenty-four are eligible to receive both the retirement benefit payments and the life insurance coverage. However, Burlington is not currently paying the retirement benefit payments to these retirees. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Severance Programs.” The remaining twenty-six of the fifty senior executive officers are entitled under the Pre-1999 SERP to receive only life insurance. The life insurance coverage under the Pre-1999 SERP is equal to 100% of that individual’s annual base salary at the time of retirement.

Employment Agreements. Burlington has employment agreements with Mr. George W. Henderson, III, its Chairman of the Board and Chief Executive Officer; Mr. Charles E. Peters, Jr., its Senior Vice President and Chief Financial Officer; Mr. John D. Englar, its Senior Vice President, Corporate Development and Law; Mr. John P. Ganley, its President, Burlington House Division; Ms. Judith J. Altman, its Senior Vice President, Global Operations Support and Chief Information Officer; Mr. James. M. Guin, its Vice President, Human Resources and Corporate Communications; Mr. James R. McCallum, its President, Lees Carpet Division; and Mr. Robert A. Wicker, its Vice President, General Counsel and Assistant Secretary (collectively, the “Employment Agreements”) providing for employment through December 31, 2003, in the case of Messrs. Henderson, Peters and Englar; and October 31, 2003 in the case of Messrs. Ganley, Guin, McCallum and Wicker and Ms. Altman. These agreements provide, among other things, for minimum annual salaried compensation. Current annual salaries are as follows: Mr. Henderson—$630,000; Mr. Peters—$375,000; Mr. Englar—$330,000; Mr. Ganley—$305,000; Ms. Altman—$220,000; Mr. Guin—$198,000; Mr. McCallum—$290,000; and Mr. Wicker $260,000.

Split Dollar Agreements. Burlington has certain rights in split-dollar life insurance policies (the “Split-Dollar Agreements”) with respect to certain of its officers. The Split-Dollar Agreements are owned by the officers. Burlington pays the premiums on the Split-Dollar Agreements. Burlington has the right to receive a portion of the proceeds or cash surrender values of such agreements equal to the premiums paid by Burlington. Burlington’s rights are secured by collateral assignments executed in favor of Burlington by the officers.

For treatment of the 1999 SERP, the Pre-1999 SERP, the Employment Agreements and the Split-Dollar Agreements under the Plan or the WLR Purchase Agreement, see “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans and Employees.”

Environmental Liabilities

The Debtors and certain of their current and former nondebtor affiliates, predecessors and divisions have been identified by the United States Environmental Protection Agency, by the environmental agencies in several states and by private parties as potentially responsible parties (“PRPs”) at 25 hazardous waste disposal sites under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“Superfund”) and comparable state laws and, as such, may be liable for the cost of cleanup and other remedial activities at these sites. With respect to certain of these sites, other persons also have been identified as PRPs, and in such circumstances the responsibility for cleanup and other remedial activities is typically shared among such parties based on an allocation formula. Burlington currently is involved in remedial investigations or environmental cleanups at 21 other sites under federal or state law. Burlington also may be liable for environmental contingencies at 25 other sites pursuant to contractual obligations resulting from divested property or with respect to environmental cleanups that may be identified in the future. Certain governmental units and private parties have filed claims against one or more of the Debtors in the Reorganization Cases in connection with some of these sites. Burlington has established reserves in its financial statements for such environmental liabilities in the aggregate amount of $2.9 million at March 29, 2003, estimated to be paid primarily over the next five years. The provision for environmental liabilities is based on Burlington’s estimate of allocations of liability among PRPs (and the likelihood of contribution by such parties), information concerning the scope of contamination, estimated remediation costs, estimated transaction costs and other factors. For treatment of the Debtors’ potential environmental liabilities under the Plan or the WLR Purchase Agreement, see “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Environmental Claims.”

OPERATIONS DURING THE REORGANIZATION CASES

First Day Relief

Introduction

On the Petition Date, the Debtors filed a number of motions and other pleadings (the “First Day Motions”), certain of the more significant of which are described briefly below. The First Day Motions were designed to meet the Debtors’ goals of:

•	continuing their operations in chapter 11 with as little disruption and loss of productivity as possible;

•	maintaining the confidence and support of the Debtors’ customers, employees, vendors, suppliers, service providers, contractors and other key groups;

•	maintaining good relations in the communities served by the Debtors’ businesses; and

•	obtaining necessary postpetition financing.

The First Day Motions included:

•	motions relating to case administration;

•	a motion relating to the payment of prepetition wages and other benefits to the Debtors’ employees and independent contractors;

•	a motion relating to the retention and payment of ordinary course professionals;

•	a motion relating to the continuation of the Debtors’ workers’ compensation insurance programs and payment of certain prepetition workers’ compensation claims, premiums and related expenses;

•	a motion relating to the payment or honoring of prepetition obligations to customers;

•	a motion relating to the payment of prepetition claims of certain critical vendors and service providers;

•	a motion relating to the approval of (a) the Debtors’ cash management system; (b) certain intercompany transactions with and transfers to affiliates; (c) the use of existing bank accounts, business forms and investment and deposit guidelines; and (d) administrative expense priority status to all postpetition intercompany claims, as discussed below under “—Cash Management Order;”

•	a motion relating to the interim and final orders approving (a) the Debtors’ DIP Credit Agreement, (b) the use of cash collateral and (c) the purchase by Burlington of accounts receivable from a nondebtor subsidiary;

•	a motion relating to the payment of installments under an insurance premium finance agreement;

•	a motion relating to the payment of prepetition claims of certain warehousemen, mechanics’ lien holders and freight carriers;

•	a motion relating to the payment of prepetition trust fund taxes;

•	a motion relating to administrative expense priority status of the Debtors’ undisputed obligations to suppliers for postpetition delivery of goods and provision of services; and

•	a motion relating to the payment for future utility services.

All of the Debtors’ First Day Motions were ultimately granted.

Cash Management Order

Prior to the Petition Date, the Debtors utilized certain centralized cash management systems in the day-to-day operation of their businesses. These cash management systems included an overall centralized cash management system maintained by Burlington as well as certain cash management subsystems maintained by certain of its subsidiaries. These cash management systems provided well-established mechanisms for the collection, concentration, management and disbursement of funds used in the Debtors’ businesses.

By the Cash Management Order, the Bankruptcy Court approved the Debtors’ right to maintain their prepetition cash management system. In addition, the Cash Management Order authorized the Debtors to continue their ordinary course transactions with, and transfers of cash to, their nondebtor affiliates. Lastly, the Cash Management Order ensured that each individual Debtor would not, at the expense of its creditors, fund the operations of another entity by according administrative expense priority status to all intercompany claims against a Debtor by another Debtor or nondebtor affiliate arising after the Petition Date as a result of intercompany transactions through the Debtors’ cash management systems.

Debtor-in-Possession Liquidity

On November 15, 2001, the Bankruptcy Court entered an interim order (the “Interim DIP Financing Order”) authorizing the Debtors to enter into the $125.0 million facility (the “Interim DIP Credit Agreement”) with JP Morgan Chase Bank and a syndicate of financial institutions (the “DIP Lenders”). As security for the Debtors’ obligations under the Interim DIP Credit Agreement, the Debtors granted a first priority security interest (including priming liens on the collateral securing the Prepetition Credit Facility) in substantially all of their prepetition and postpetition assets, subject and subordinate only to valid and perfected pre-Petition Date liens (other than liens to secure the Prepetition Credit Facility (the “Existing Liens”) and a specified exclusion for professional fees (the “Professional Fee Carve-Out”)). Claims for borrowings under the Interim DIP Credit Agreement were also granted superpriority status over most other Administrative Claims. On December 12, 2001, the Bankruptcy Court entered a final order (as amended, supplemented or modified, the “Final DIP Financing Order”), and an additional $65.0 million from the DIP Lenders, over and above the $125.0 million approved by the Interim DIP Financing Order, became available to the Debtors. Under the terms of the Final DIP Financing Order, a $190.0 million revolving credit facility (the “DIP Credit Agreement”), including up to $50.0 million for postpetition letters of credit, is available to Burlington until the earliest of:

•	November 15, 2003;

•	the date on which the Plan becomes effective;

•	any material non-compliance with any of the terms of the Final DIP Financing Order; or

•	any event of default will have occurred and be continuing under the DIP Credit Agreement.

Effective September 28, 2002, Burlington elected to reduce the commitment amount under the DIP Credit Agreement to $100.0 million. Amounts borrowed under the DIP Credit Agreement bear interest at the option of Burlington at the rate of the London Interbank Offering Rate (“LIBOR”) plus 3.0% per annum, or the Alternate Base Rate plus 2.0% per annum. In addition, there is an unused commitment fee of 0.50% on the unused commitment and a letter of credit fee of 3.0% per annum on letters of credit outstanding. The DIP Credit Agreement is secured by, in part, the receivables that formerly secured the Trade Receivables Facility described above. On November 16, 2001, Burlington borrowed $95.0 million under the Interim DIP Credit Agreement primarily to repay all loans and accrued interest related to such Trade Receivables Facility, as well as certain other financing fees. The documentation evidencing the DIP Credit Agreement contains financial covenants requiring Burlington to maintain minimum levels of earnings before interest, taxes, depreciation, amortization, restructuring and reorganization items (“EBITDA”), as defined. In addition, the DIP Credit Agreement contains covenants applicable to the Debtors, including limiting the incurrence of additional indebtedness and guarantees thereof, the creation of liens and other encumbrances on properties, the making of investments or acquisitions, the sale or other disposition of property or assets, the making of cash dividend payments, the making of capital expenditures beyond certain limits, and entering into certain transactions with affiliates. In addition, proceeds from sales of certain assets must be used to repay specified borrowings and upon repayment permanently reduce the commitment amount under the DIP Credit Agreement. The financial reporting charges and cash costs of such actions required Burlington to enter into amendments to certain of the covenants under the DIP Credit Agreement. On September 24, 2002, the Bankruptcy Court also approved changes to the DIP Credit Agreement to allow Burlington to increase asset sales subject to a specified application of $11.3 million of sale proceeds and to make a cash payment of $33.7 million with respect to the principal amount of loans owing to the Prepetition Lenders under the Prepetition Credit Facility. On April 30, 2003, the Bankruptcy Court approved additional changes to the DIP Credit Agreement to allow Burlington to make certain payments, not to exceed $5.0 million, on account of the settlement of prepetition claims pursuant to the orders of the Bankruptcy Court. As of June 28, 2003, there was no principal amount outstanding, and Burlington had approximately $81.0 million in unused capacity available under the DIP Credit Agreement and had approximately $19.0 million outstanding under letters of credit issued under the DIP Credit Agreement.

In connection with the DIP Credit Agreement, as adequate protection for the holders of Secured Claims under the Prepetition Credit Facility, the Debtors agreed, among other things, to:

•	pay monthly interest and letter of credit fees at the applicable nondefault rates (including LIBOR pricing options) on the outstanding balances under the Prepetition Credit Facility (without prejudice to the rights of the Prepetition Lenders to assert a claim for payment of additional interest and letter of credit fees);

•	grant to the Prepetition Lenders a superpriority Administrative Claim to the extent of any diminution in the value of the collateral under the Prepetition Credit Facility, subject only to the superpriority Administrative Claim granted to secure the DIP Credit Agreement, the Existing Liens and the Professional Fee Carve-Out;

•	grant to the Prepetition Lenders, to the extent of any diminution in the value of the collateral under the Prepetition Credit Facility, liens on all collateral under the Prepetition Credit Facility, liens on all collateral under the DIP Credit Agreement, subject only to the liens securing the DIP Credit Agreement, the Existing Liens and the Professional Fee Carve-Out; provided, however, that so long as there are any borrowings or letters of credit outstanding, or the commitment of the DIP Lenders is in effect, the Prepetition Lenders will not be permitted to take any action related to the enforcement of such adequate protection liens or the liens granted pursuant to the Prepetition Credit Facility, in each case to the extent not authorized by an order of the Bankruptcy Court;

•	repay specified borrowings under the Prepetition Credit Facility with 50% of the first $25 million of proceeds from sales of certain assets;

•	repay specified borrowings under the Prepetition Credit Facility with a portion of the proceeds of certain additional sales of assets;

•	repay $33.7 million of the outstanding principal under the Prepetition Credit Facility in connection with the Third Amendment to the DIP Credit Agreement; and

•	repay $50.0 million of the outstanding principal under the Prepetition Credit Facility in connection with the Fourth Amendment to the DIP Credit Agreement.

With regard to the fourth bullet point above, Burlington has applied $12.5 million of asset sale proceeds to reduce borrowings under the Prepetition Credit Facility in full satisfaction of that requirement. With regard to the fifth bullet point above, Burlington made a further cash payment of $1.3 million of principal amount on April 8, 2003.

Also pursuant to the same order of the Bankruptcy Court entered on April 30, 2003, Burlington extended adequate protection to Bank of America, in its capacity as the issuer of the Hedging Agreements, consisting of:

•	the quarterly payment of current postpetition interest on the approximately $2.9 million owed by Burlington under the Hedging Agreements at a rate of three month LIBOR plus 3.25% (with LIBOR being reset on the first business day of each month), effective as of the termination date of each of the Hedging Agreements; and

•	a replacement lien in favor of Bank of America in such assets of the Debtors, which lien is junior to the liens under the DIP Credit Agreement and pari passu with the liens granted to the Prepetition Lenders; provided, however, that so long as there are any borrowings or letters of credit outstanding, or the commitment of the DIP Lenders is in effect, Bank of America will not be permitted to take any action related to the enforcement of such adequate protection liens or the liens under the Hedging Agreements, in each case to the extent not authorized by an order of the Bankruptcy Court.

Termination of Trade Receivables Facility

Using funds from the DIP Credit Agreement, Burlington repaid all loans related to the Trade Receivables Facility, and the facility was terminated. The receivables which previously secured the Trade Receivables Facility now secure the DIP Credit Agreement.

Prepetition Critical Vendor Claims

The Debtors filed a First Day Motion seeking authority to pay prepetition claims of certain critical vendors and service providers claims (collectively, the “Prepetition Critical Vendor Claims”) in the aggregate amount up to $5.85 million. Payment of the Prepetition Critical Vendor Claims assisted in establishing the business-as-usual atmosphere surrounding the Debtors’ chapter 11 cases. In addition, this process helped to ensure that the Debtors continued to receive an uninterrupted supply of the goods and services necessary to perform their management and administrative functions. Payment of the Prepetition Critical Vendor Claims eliminated numerous small creditors of the Debtors and greatly reduced the administrative burden of distinguishing between pre- and postpetition claims.

Case Administration and Related Activities

Retention of Professionals

In connection with the commencement of the Reorganization Cases, the Debtors sought and obtained Bankruptcy Court approval of the retention of Jay Alix & Associates (now known as AlixPartners, LLC (“AlixPartners”)) as their financial advisor; Jones, Day, Reavis & Pogue (now known as Jones Day) as their counsel; Richards, Layton & Finger, P.A. as their co-counsel; Ernst & Young LLP as their independent auditors and tax accountants; Sitrick and Company, Inc. as their corporate communications consultants; and Yantek Consulting Group, Inc. as their Executory Contract consultants.

On April 11, 2002, the Debtors filed a motion to retain Hilco Real Estate, LLC (“Hilco”) to provide real estate consulting and advisory services in the Reorganization Cases in connection with certain of the Debtors’ properties that were identified for sale or divestiture until the earlier of (a) the Effective Date or (b) April 8, 2003. The Bankruptcy Court approved this motion by an order entered on May 2, 2002. On April 7, 2003, the Debtors filed a motion to extend the retention of Hilco until the earlier of (a) the Effective Date or (b) October 8, 2003. The Bankruptcy Court approved this extension on April 23, 2003. On June 27, 2003, the Debtors filed an application to retain Hilco Appraisal Services, LLC, an affiliate of Hilco, to provide appraisals in connection with a potential Sale. The Bankruptcy Court approved this application on July 15, 2003. The Debtors, with Bankruptcy Court approval, also retained additional real estate brokers to assist them with the sale of certain other properties.

After the termination of the Berkshire Agreement, the Debtors, in consultation with the Creditors’ Committee and the Prepetition Lenders, determined that the services of one or more investment bankers was necessary and appropriate to implement the Modified Bidding Procedures and to assist the Debtors in connection with their ongoing sales efforts. After interviewing four investment banking firms, the Debtors selected Miller Buckfire Lewis & Co., LLC and Dresdner Kleinwort Wasserstein, Inc. (collectively, the “Investment Bankers”) as their investment bankers on March 13, 2003 and filed an application to retain the Investment Bankers with the Bankruptcy Court on April 9, 2003. After a hearing on May 1, 2003, at which objections by the United States Trustee and the Creditors’ Committee were heard, the Bankruptcy Court entered an order dated May 21, 2003 approving the retention of the Investment Bankers upon the terms of the engagement letter between Burlington and the Investment Bankers (as amended by the order of the Bankruptcy Court). The Investment Bankers are entitled to receive an aggregate monthly financial advisory fee of $250,000 for each of the first four months of their retention and $150,000 for each month thereafter. If during the term of the engagement of the Investment Bankers or within nine months thereafter (the “Engagement Period”), Burlington effects a Sale with a Qualified Bidder who was contacted by the Investment Bankers during the course of their engagement, the Investment Bankers will be entitled to receive an aggregate transaction fee equal to $2 million plus an amount equal to 2.50% of the Distributions payable to the Debtors’ creditors in excess of $579 million (subject to adjustment for settlement of Claims before the consummation of a Sale). Alternatively, if during the Engagement Period, Burlington receives a Qualified Bid from a Qualified Bidder who was contacted by the Investment Bankers and conducts an Auction or, if Burlington does not conduct an Auction, designates such Qualified Bid as the Successful Bid, and Burlington thereafter does not effect a Sale (and the failure to effect a Sale was not caused by the inability of the successful bidder to consummate a Sale) but confirms a plan of reorganization that is supported by a majority of the members of the Creditors’ Committee or that is accepted by any impaired class of unsecured creditors, the Investment Bankers will be entitled to receive a transaction fee equal to $2 million. A transaction fee due to the Investment Bankers is payable upon the earlier of the consummation of the Sale or the confirmation of a plan of reorganization by Burlington. All monthly fees paid to the Investment Bankers will be credited against any transaction fee. Upon the consummation of the WLR Transaction or the Confirmation of the Plan, the Investment Bankers’ fee will be determined based upon the formula described above.

The Creditors’ Committee and Its Advisors

On November 28, 2001, the Office of the United States Trustee appointed the Creditors’ Committee. The current membership of the Creditors’ Committee and its professional advisors are as follows:

Committee Members:

Carolina Mills, Inc. P.O. Box 157 618 Carolina Avenue Maiden, NC 28650	E.I. DuPont deNemours & Co. 4417 Lancaster Pike Wilmington, DE 19805

KOSA 4501 Charlotte Park Drive Charlotte, NC 28217	Mutual of America Capital Management Corporation 320 Park Avenue New York, NY 10022

Pension Benefit Guaranty Corporation 1200 K Street, N.W., Suite 270 Washington, DC 20005-4026	Wells Fargo Bank Minnesota, N.A. 608 Second Avenue South MAC N9303 120 Minneapolis, MN 55479

WLR Recovery Fund c/o WL Ross & Company, LLC 101 East 52nd Street New York, NY 10022

Counsel:

Akin Gump Straus Hauer & Feld, L.L.P. 1700 Pacific Avenue, Suite 4100 Dallas, TX 75201-4675	Saul Ewing LLP 222 Delaware Avenue, Suite 1200 Wilmington, DE 19801

Financial Advisor:	Investment Banker:

BDO Seidman, LLP 330 Madison Avenue New York, NY 10017-5001	Sheffield Merchant Banking Group 262 Harbor Drive Stamford, CT 06902

Miscellaneous Asset Sales

Shortly after commencement of the Reorganization Cases, the Debtors began the process of evaluating their assets, some of which the Debtors had already determined were no longer necessary for the successful operation and reorganization of their businesses. To facilitate the sale of these nonessential assets and to minimize unnecessary administrative expenses, the Debtors filed a motion on December 27, 2001 seeking to establish procedures to streamline the sale of any assets for aggregate consideration under a certain dollar threshold and to permit such sales to be consummated without further Bankruptcy Court approval. The Bankruptcy Court entered an order on January 17, 2002 (the “Miscellaneous Asset Sales Order”) establishing procedures for miscellaneous assets sales involving:

•	the transfer of (a) less than $1 million in net consideration on account of assets to be sold or (b) less $5 million in net consideration, if the transaction involves only the transfer of certain of the Debtors’ equipment (collectively, the “Miscellaneous Equipment”) and the fair market value of each piece of Miscellaneous Equipment is less than $150,000; and

•	aggregate cure costs of less than $200,000 in connection with the assumption and assignment of any related executory contracts and unexpired leases, pursuant to section 365 of the Bankruptcy Code.

As of March 29, 2003, the Debtors had consummated sales under the Miscellaneous Asset Sales Order aggregating approximately $8.7 million in proceeds received.

On June 30, 2003, Burlington entered into a letter agreement with C.I.T. Leasing Corporation (“CIT”) pursuant to which Burlington and CIT agreed to terminate the Aircraft Lease dated February 15, 2001 (the “Aircraft Lease”) under which Burlington leased a Cessna Citation Excel aircraft from CIT (the “Aircraft”). Also on June 30, 2003, Burlington entered into an Aircraft Purchase and Sale Agreement (the “Aircraft Purchase Agreement”) with Wings Associates, Inc. (“Wings”) pursuant to which Burlington agreed to sell the Aircraft to Wings for approximately $7.8 million. Effective as of July 31, 2003, Wings assigned its right and obligation to purchase the Aircraft under the Aircraft Purchase Agreement to ElanAir Inc. (“ElanAir”). On August 8, 2003, pursuant to the Miscellaneous Asset Sales Order, the Aircraft Lease was terminated, and subsequently ElanAir purchased the Aircraft from Burlington. As a result of those transactions, CIT received a payoff amount of approximately $6.9 million, resulting in Burlington’s receipt of $880,475 in net consideration.

Rejection of Certain Burdensome Executory Contracts and Unexpired Leases

As of the Petition Date, the Executory Contracts and Unexpired Leases to which one or more of the Debtors were parties included approximately 1,600 Executory Contracts and 1,300 Unexpired Leases. As debtors in possession, the Debtors have the right under section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, to assume, assume and assign or reject executory contracts and unexpired leases. Section 365 of the Bankruptcy Code provides generally that a debtor may assume, assume and assign or reject an executory contract at any time before the confirmation of a plan of reorganization, but the Bankruptcy Court, on the request of a party in interest, may order the debtor to determine whether to assume or reject a particular executory contract within a specified period of time. In addition, section 365 of the Bankruptcy Code provides further that a debtor is given until 60 days after the date of commencement of its bankruptcy to decide whether to assume, assume and assign or reject an unexpired lease of nonresidential real property. This period may be extended for “cause.” On December 28, 2001, the Debtors filed a motion to extend the time within which they may assume, assume and assign or reject unexpired leases of nonresidential real property until the earlier of (i) the Confirmation Date or (ii) May 15, 2003 to allow them to evaluate further the Executory Contracts and Unexpired Leases, which the Bankruptcy Court granted by an order dated January 17, 2002. On May 9, 2003, the Debtors filed a second motion to extend the time within which they may assume, assume and assign or reject unexpired leases of nonresidential real property through and including the Confirmation Date. After an informal response by the U.S. Trustee, the Debtors revised their request to provide for an extension of such period through and including the Confirmation Date; provided, that the Confirmation Date occurs on or before May 15, 2004. The Bankruptcy Court approved the extension on May 27, 2003.

During the Reorganization Cases, the Debtors have filed motions to reject 38 burdensome Executory Contracts and Unexpired Leases. Below is a summary of the material Executory Contracts and Unexpired Leases that have been rejected. By rejecting these contracts, the Debtors hope to mitigate significantly the potential losses associated with these contracts, which will be treated as Unsecured Claims to the extent allowed.

On April 11, 2002, the Debtors filed a motion with the Bankruptcy Court to reject a ten-year supply and delivery contract with Mississippi Power Company for the supply of electricity to Burlington’s Stonewall, Mississippi facility (the “MPC Agreement”). Under the terms of the MPC Agreement, Burlington was required to purchase a minimum amount of electricity at a cost of approximately $85,000 per month. In connection with the 2002 Restructuring, Burlington closed this facility. If Burlington would not have rejected the MPC Agreement, it would have been required to pay an approximate minimum of $5.3 million before the expiration of the MPC Agreement on July 14, 2007. On May 2, 2002, the Bankruptcy Court entered an order granting the rejection of the MPC Agreement as of April 30, 2002. Following the rejection of the MPC Agreement, Mississippi Power Company Filed a Claim for approximately $6 million in damages.

On June 6, 2002, the Debtors filed a motion with the Bankruptcy Court to reject a seven-year Unexpired Lease with Manhattan Properties Company (“Manhattan Properties”), dated January 13, 1999 (the “Manhattan Lease Agreement”), for the lease of approximately 20,734 square feet of display space in New York, New York. Before the expiration of the Manhattan Lease Agreement on January 31, 2006, the remaining base rent due would have been approximately $1.78 million, payable in monthly installments of approximately $41,000. Burlington no longer had use for this space because it sold its bedding and window treatment business to Springs Industries, Inc. (“Springs”). On July 15, 2002, the Bankruptcy Court entered an order granting the rejection of the Manhattan Lease Agreement as of June 30, 2002, upon the following conditions:

•	Manhattan Properties would have the right to assert administrative expense Claims under the lease, and the Debtors could object to those Claims on any or all grounds;

•	Burlington could not remove any fixtures from the property that it was not permitted to remove under the Manhattan Lease Agreement; and

•	Manhattan Properties would own any of Burlington’s property remaining in the showroom after June 30, 2002, free and clear of all liens, claims and encumbrances and could sell, retain or dispose of such property at its discretion.

Following the rejection of the Manhattan Lease Agreement, Manhattan Properties filed a Claim for approximately $1.93 million in damages.

On July 31, 2002, the Debtors filed a motion with the Bankruptcy Court to reject a seven-year Unexpired Lease with Mel Bounds LP, dated September 30, 2000 (the “Meridian Lease”), for the lease of warehouse and office space in Meridian, Mississippi. Among other things, the Debtors used this location to store inventory produced at is Stonewall, Mississippi manufacturing facility. When the Stonewall, Mississippi facility was closed as part of the 2002 Restructuring, the Debtors no longer needed to lease this space. Before the expiration of the Meridian Lease on September 30, 2007, the remaining base rent due would have been approximately $1.33 million, payable in monthly installments of $21,500. On August 26, 2002, the Bankruptcy Court entered an order granting the rejection of the Meridian Lease as of July 31, 2002. Following the rejection of the Meridian Lease, Mel Bounds LP filed a Claim for approximately $1.33 million in damages.

On January 9, 2003, the Debtors filed a motion with the Bankruptcy Court to reject a 48-month fleet lease agreement with CitiCapital Commercial Leasing Corporation (as successor in interest) (“CitiCapital”), dated January 3, 1995, as amended (the “CitiCapital Lease”), for the lease of 27 tractors. The Debtors no longer needed the tractors covered by the CitiCapital Lease because Burlington has entered into an agreement with UPS Supply Chain Solutions (“UPS”) to manage the Burlington Companies’ global logistics needs. Before the expiration of the CitiCapital Lease on December 15, 2003, the remaining rental payments due to CitiCapital would have been approximately $300,000, payable in monthly installments of $27,970. On January 28, 2003, the Bankruptcy Court entered an order granting the rejection of the CitiCapital Lease as of the later of (a) January 25, 2003 or (b) the date that B.I. Transportation made the equipment available for pick up by CitiCapital. Following rejection of the CitiCapital Lease, CitiCapital filed a Claim for approximately $1.1 million in damages.

The Debtors are continuing to review their Executory Contracts and Unexpired Leases. Based on this review, the Debtors anticipate that they may file additional motions to reject certain burdensome Executory Contracts and Unexpired Leases.

The WLR Purchase Agreement provides that Burlington and the Buyer or the Reorganized Purchased Debtors, as applicable, will determine whether to assume or assume and assign certain of the Debtors’ remaining Executory Contracts and Unexpired Leases as of Effective Date. The aggregate costs of assumption are estimated not to exceed $1.3 million. Burlington intends to reject all other remaining contracts as of the Effective Date.

Key Employee Retention Program

To stabilize employee relations, a key employee retention program (the “KERP”) has been implemented in the Reorganization Cases. The KERP was designed, among other things, to ensure that the employees most critical to the Debtors’ reorganization efforts were provided with sufficient economic incentives and protections to stay with the Debtors and fulfill their responsibilities through the successful conclusion of the Reorganization Cases. On December 28, 2001, the Debtors filed a motion to approve, and by orders dated January 17, 2002, January 28, 2002, February 27, 2002 and March 31, 2003 (the “KERP Orders”) the Bankruptcy Court did approve, the KERP. The KERP, as approved by the KERP Orders, consists of two separate components: (a) a retention incentive plan (the “Retention Incentive Plan”) and (b) an employee severance plan (the “Severance Plan”). The Debtors also sought approval of the Emergence Performance Bonus Plan for six of its senior executives; however, in connection with the KERP Orders, the Debtors agreed to defer seeking approval of the Emergence Performance Bonus Plan until the Plan confirmation process.

Under the Retention Incentive Plan, each eligible employee earns a specified retention incentive payment (the “Retention Incentive Payment”) based upon a percentage of his or her salary as determined by the Debtors’ management, if the employee remains actively employed by the Debtors on the specified dates. Under the Retention Incentive Plan, seven of the Debtors’ executive officers receive two-thirds of their Retention Incentive Payments in installments (the “Time-Based Payments”) and one-third of their Retention Incentive Payments based upon the achievement of certain performance targets agreed upon by the Debtors, the Creditors’ Committee, the Prepetition Lenders and the DIP Lenders (the “Performance Payments”). As of December 31, 2001, the number of such executive officers was reduced from seven to six. The Time-Based Payments were paid in four installments (approximately $1.67 million in the aggregate) with two additional installments to be paid as follows (approximately $1.16 million in the aggregate): (a) for three of the executive officers, (1) one installment will be due on October 1, 2003 if emergence has not occurred on or before that date, and (2) another installment will be paid upon emergence; and (b) for the other three executives, (1) one installment upon emergence if emergence has not occurred on or before October 1, 2003, and (2) another installment upon emergence. The Performance Payments for such executive officers (approximately $1.1 million in the aggregate) were paid in equal installments upon achievement of targets. Under the Retention Incentive Plan, 64 of the Debtors’ key employees were paid Retention Incentive Payments in five installments (approximately $4.0 million in the aggregate) and will be paid two additional installments to be paid as follows (approximately $1.9 million in the aggregate): (a) one installment due on October 1, 2003, if emergence has not occurred on or before that date, and (b) another installment will be paid upon emergence. In addition, a discretionary retention pool of $1 million is available for certain employees, including new hires, not already included in the Retention Incentive Plan, and approximately $793,000 has been paid from such pool. The Debtors currently estimate the total cost of the Retention Incentive Plan to be approximately $10.6 million. The Buyer or the Reorganized Purchased Debtors, as applicable, will not assume or be liable for any cost relating to the Retention Incentive Plan pursuant to the WLR Purchase Agreement (see “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans and Employees”).

The Severance Plan replaced the Debtors’ prepetition Salaried Severance Program for key employees participating in the KERP. The purpose of the Severance Plan is to ensure the basic financial security of these key employees notwithstanding possible job loss by providing them with severance benefits. With certain exceptions, under the Severance Plan, most employees who are terminated for reasons other than death, disability, retirement or cause are eligible to receive severance benefits equal to the greater of (a) six months’ salary and (b) salary for the duration provided for the particular employee under the prepetition Salaried Severance Program. Certain executive officers will be able to receive between 12 and 36 months of severance depending on their seniority and whether they were terminated following a “change in control” or voluntary terminated for Good Reason (as defined in the KERP). “Change in control” is defined under the KERP to mean the sale or other disposition of the assets and/or business units of Burlington representing 50% or more of the preceding 12 month’s earnings before interest, taxes, amortization and depreciation, as well as restructuring charges. In addition, eligible employees are entitled to receive medical insurance, life insurance and certain other benefits. The WLR Purchase Agreement provides that the cost of the Severance Plan with respect to the applicable Transferred Employees will be paid by the Buyer or the Reorganized Purchased Debtors, as applicable. See “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans.”

The KERP Participants may also be entitled to the Emergence Bonus. For a description of the Emergence Bonus and the Emergence Bonus Performance Plan that the Debtors are seeking authority to implement in connection with the Plan, see “Overview of the Plan—Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims—Special Provisions Regarding Allowance and Payment of Emergence Bonus for KERP Participants.” See “Operations During the Reorganization Cases—The WLR Transaction—The Marketing Process and Auction” for a description of the agreement certain KERP Participants entered into regarding their Emergence Bonus in connection with the order approving the Auction. The KERP Participants may also be eligible for the Retention Incentive Payment and severance benefits pursuant to the Severance Plan.

In connection with the KERP, Burlington sought the assumption of the prepetition employment agreement between Burlington and Douglas J. McGregor (the “McGregor Agreement”). After negotiations with the Creditors’ Committee, the Prepetition Lenders and the DIP Lenders regarding the KERP, Burlington did not pursue assumption of the McGregor Agreement. Rather, Burlington sought and obtained Bankruptcy Court approval of Mr. McGregor’s participation in the Retention Incentive Plan and the Severance Plan.

Severance Programs

On December 28, 2001, the Debtors filed a motion to approve, and by an order dated January 17, 2002, the Bankruptcy Court did approve, the continuation of the Debtors’ Prepetition Severance Programs, subject to certain modification, applicable to all hourly and salaried employees of the Debtors who are not eligible to participate in the Severance Plan. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Program” for details concerning the severance programs. The Debtors did not seek authority to assume their Prepetition Severance Programs in connection with this motion.

The Bankruptcy Court did not approve the continuation of payments to approximately 24 of the Debtors’ retired key executives under the Pre-1999 SERP and the 1999 SERP. The aggregate amount of such payments to those retired key executives under the Pre-1999 SERP and the 1999 SERP was approximately $6.8 million.

Claims Process and Bar Dates

On February 13, 2002, the Debtors filed their Schedules, identifying the assets and liabilities of their Estates. The Debtors subsequently amended their Schedules on May 20, 2002 and June 12, 2002. Pursuant to an order dated May 2, 2002, the Bar Date for the filing of proofs of claim in the Reorganization Cases was set as July 22, 2002. Additional claims may be brought after the Bar Date by creditors who, after the notices of the Bar Date were distributed, had either (a) executory contracts rejected by the Debtors or (b) Claims for which scheduled amounts owed were adversely modified by the Debtors. These claims must be brought within 30 days after the contract rejection or the amendment to the Schedule.

More than 3,700 Claims were originally scheduled by the Debtors or filed against the Debtors on or before the Bar Date. The Debtors’ initial review and reconciliation of the proofs of Claim filed against the Debtors is nearly complete. The Debtors are in the process of filing objections to proofs of Claim, where necessary or appropriate, and initiating discussions with certain creditors in order to resolve discrepancies between the Debtors’ books and records and the proof of Claim filed by the creditor.

Exclusivity

Under section 1121 of the Bankruptcy Code, a debtor has the exclusive right to (a) file a plan of reorganization during the first 120 days of its chapter 11 case and (b) solicit acceptances of the plan during the first 180 days of the case. These periods (the “Exclusive Periods”) may be extended for “cause.” On March 21, 2002, the Debtors filed a motion seeking six-month extensions of the Exclusive Periods through September 16, 2002 and November 15, 2002, respectively, which the Bankruptcy Court thereafter granted. On September 23, 2002, the Bankruptcy Court approved a further extension of the Exclusive Periods through January 31, 2003 and March 31, 2003, respectively. On January 31, 2003, the Debtors filed a motion seeking an additional extension of the Exclusive Periods through May 31, 2003 and July 31, 2003, respectively. This motion for an additional extension of the Exclusive Periods was approved by the Bankruptcy Court on April 1, 2003. On May 30, 2003 the Debtors filed an additional motion seeking extensions of the Exclusive Periods through September 30, 2003 and November 30, 2003, respectively. An objection to this motion was filed by the Creditors’ Committee on July 21, 2003. This motion for an additional extension of the Exclusive Periods was approved by the Bankruptcy Court on July 31, 2003.

Settlement of Certain IRS Claims

On April 15, 2002, the IRS filed two proofs of claim against Burlington for unpaid federal income taxes of $20,594,030 for Burlington’s 1995, 1996 and 1997 tax years and for penalties of $187,500 for Burlington’s 1996 tax year. After negotiations with the IRS, Burlington and the IRS resolved the IRS’ proofs of claim for these tax years, with Burlington agreeing to pay $53,482 on account of such taxes plus related interest. The Bankruptcy Court approved this settlement on November 22, 2002.

Real Property Sale Procedures

Shortly after commencement of the Reorganization Cases, the Debtors began the process of evaluating their real property, certain locations of which the Debtors had already determined were no longer necessary for the successful operation and reorganization of their businesses. The Debtors filed a motion on April 11, 2002 with the Bankruptcy Court (which was approved on May 2, 2002) to retain Hilco to provide advisory services relating to such evaluations. To facilitate the sale of the nonessential real property and to minimize unnecessary administrative expenses, the Debtors filed a motion on May 9, 2002 seeking to establish procedures to streamline the sale of any real property and to permit such sales to be consummated without further Bankruptcy Court approval (the “Real Property Sale Procedures”). The Bankruptcy Court entered an order on May 23, 2002 establishing procedures for the sale of the real property listed on Exhibit A to the Real Property Sale Procedures (collectively, the “Properties”). Additional properties could be added to that Exhibit A with the permission of the U.S. Trustee, counsel to the Creditors’ Committee, counsel to the DIP Lenders and counsel to the Prepetition Lenders. Under the Real Property Sale Procedures, the Debtors are permitted to sell the Properties free and clear of any liens, claims, encumbrances or other interests therein only if those liens and interests (a) can be extinguished, (b) are waived at the time of sale, (c) are capable of monetary satisfactions or (d) the holders of such liens and interests consent to the sale. As of April 30, 2003, the Debtors had consummated sales under the Real Property Sale Procedures aggregating approximately $5.5 million in proceeds. At June 28, 2003, the value of real estate held for sale was approximately $15.6 million.

General Settlement Procedures

On September 3, 2002, the Debtors filed a motion with the Bankruptcy Court to approve certain procedures for the settlement of certain claims without further approval from the Bankruptcy Court. On September 23, 2002, the Bankruptcy Court approved a revised version of those procedures that would allow the Debtors to settle claims that meet certain conditions to the order as long as the total amount paid with regard to all such claims is less than $3 million. The Debtors are also required to prepare and distribute a quarterly settlement report to certain parties identified by the Bankruptcy Court. To date, the Debtors have settled Claims pursuant to these procedures in the aggregate amount of approximately $620,000.

Withdrawal from Limited Liability Company

Burlington filed a motion on October 31, 2002 with the Bankruptcy Court seeking to withdraw from the Strategic Technical Alliance, LLC joint venture (“Alliance”) with Brookwood Companies Incorporated (“Brookwood”). By an order entered on November 22, 2002, the Bankruptcy Court approved the motion including a letter agreement between Burlington and Brookwood that provides for, among other things, (a) the termination of Burlington’s membership interest in Alliance, (b) non-competition by Burlington with certain products sold by Alliance or by Brookwood, (c) Burlington’s continued liability for certain product liability, patent and warranty claims and certain bad debt losses incurred by Alliance, (d) payments to Burlington of $1 million in cash and an installment promissory note for $685,695, of which the final installment is due October 31, 2004, (e) Burlington’s continuing sales of pre-laminated fabric to Alliance at a fixed cost for a three-month period and thereafter made pursuant to an arms-length contract and (f) the continuation of Burlington’s laminating services to Alliance at a fixed price through September 28, 2005.

Sale of Equipment

As part of their reorganization strategy and their efforts to strengthen the financial performance and operational efficiencies of their business, the Debtors identified certain equipment formerly used at three manufacturing plants that were closed by Burlington (collectively, the “Equipment”) as unproductive assets. Burlington began marketing the Equipment in January 2003 to 20 large, well-capitalized and well-known equipment brokers and auctioneers (collectively, the “Potential Purchasers”). Ten of the Potential Purchasers submitted written bids with cash offers for the Equipment. The parties that submitted written bids were invited to participate in an auction of the Equipment on March 5, 2003. Seven Potential Purchasers participated in the auction, and Gibbs International, Inc. (“Gibbs”) submitted the highest and best offer of $3.95 million in cash. After the negotiation of an asset purchase agreement with Gibbs, Burlington filed a motion with the Bankruptcy Court on March 12, 2003 to approve the transaction. On March 31, 2003, the Bankruptcy Court approved the sale of the Equipment to Gibbs free and clear of all liens and encumbrances.

Equity Committee

By motions filed on February 24, 2003 and May 7, 2003, Mr. Walker Rucker (“Rucker”) requested that the Bankruptcy Court appoint an official committee of holders of the Old Common Stock (an “Equity Committee”). Rucker also asked the United States Trustee to exercise her discretion to appoint an Equity Committee. On May 19, 2003, the Debtors, the United States Trustee, the Creditors’ Committee and JPMorgan Chase Bank (as administrative agent for the Prepetition Lenders) each filed separate objections denying the need and prudence of appointing an Equity Committee at this stage in the Reorganization Cases and given the probability that holders of the Old Common Stock will not receive any distributions under the Plan. A hearing on these motions and objections occurred on May 29, 2003, at which time the Bankruptcy Court denied both such motions.

On July 7, 2003, Rucker filed a motion with the Bankruptcy Court pursuant to Bankruptcy Rule 2004 for an order (a) authorizing the examination of Burlington and Mr. George Henderson, Burlington’s chief executive officer, and (b) directing the production of documents relating to such examination. As outlined in the motion, the scope of the examination would include the acts, conduct and property of Burlington and Burlington’s liabilities and financial condition. The Debtors filed an objection to this motion on July 22, 2003 requesting that the Bankruptcy Court reject this motion or, in the alternative, limit the scope of such examination to the terms and conditions set forth on Exhibit A to their objection. On July 31, 2003, the Bankruptcy Court granted this motion on the limited terms and conditions set forth on Exhibit A to the Debtors’ objection.

Postpetition Operations

New Business Model

In response to, among other things, the industry-wide decline in sales caused by slowing consumer demand, increased imports, continuing retail consolidations, overall economic conditions and retail inventory reductions, the Debtors developed a new business model, designed to better serve their customers’ expanding needs in the global supply chain. The Debtors continued to refine, implement and validate this new business model after the commencement of the Reorganization Cases. The new business model, which is centered on elevating the Debtors’ ability to bring fabric innovation and distinctive products to the market, consists primarily of the following four components:

•	continuing to build the Debtors’ successful Lees® Carpet Segment;

•	expanding global sourcing partners and leveraging the Debtors’ styling and technology capabilities internationally through the Debtors’ nondebtor subsidiary, Burlington WorldWide Limited, based in Hong Kong;

•	providing unsurpassed performance and fabric innovation through the advanced proprietary technology developed by Nano-Tex; and

•	building upon and accelerating the manufacturing improvements in the Debtors’ North American operations.

2002 Restructuring Initiative

In January 2002, the Debtors announced a comprehensive reorganization of their apparel fabrics and internal furnishings group (the “2002 Restructuring”). Continued pressures from foreign imports coupled with slowing and uncertain economic conditions made it necessary to reduce further U.S. capacity. This reorganization was part of the Debtors’ initiatives to refine and implement their new business model to better serve their customers’ expanding needs in the global supply chain and restructure the Debtors through the Reorganization Cases.

The major components of the 2002 Restructuring are:

•	unify sales and marketing—all apparel products will be marketed and sold under one organization, “Burlington WorldWide,” instead of Burlington’s previous divisional structure;

•	accelerate product sourcing—the Burlington Companies intend to compliment the product offerings of their manufacturing base with sourced products from mills located in other countries; many of these products will be made by using technology licensed by Nano-Tex; Burlington Worldwide is putting in place a coordinated network of domestic and international resources to enable the Burlington Companies to offer a broader range of fabrics to their customers and deliver them to points of assembly worldwide;

•	rationalize their manufacturing base—the Burlington Companies have reduced their U.S. manufacturing base for apparel fabrics in response to slowing economic conditions and continued import competition; this reorganization resulted in the sale or closing of four facilities, which included Mount Holly, North Carolina; Stonewall, Mississippi; Halifax, Virginia; and Clarksville, Virginia; additional capacity reductions occurred at the Raeford, North Carolina plant, and company-wide overhead reductions have taken place;

•	during the June 2002 quarter, the Burlington Companies sold their bedding and window consumer products business to Springs and entered into an agreement to supply jacquard and decorative fabrics for certain of Springs’ home furnishing product lines; also the Burlington Companies sold certain assets, inventory and intellectual properties of their upholstery fabrics business to Tietex International Ltd. (“Tietex”); these sales enable the Burlington Companies to focus their resources on growing their interior fabrics business; and

•	Burlington entered into an agreement with UPS in December 2002 whereby UPS will manage the Burlington Companies’ global logistics needs and assist the Burlington Companies with domestic and international transportation of products; as part of this agreement, the Burlington Companies will phase out their trucking operations and transportation division; this transition was completed during the March 2003 quarter.

The closings and overhead reductions outlined above resulted in the elimination of approximately 4,550 jobs in the United States and 1,300 jobs in Mexico with severance benefits calculated for periods of up to six months from the termination date, depending on the employee’s length of service, as approved by the Bankruptcy Court.

Sale of Window Treatment and Bedding Business

As part of the 2002 Restructuring, the Debtors determined to exit the window treatment and bedding segment of their interior furnishings operating segment. Following a Bankruptcy Court-approved auction, on May 14, 2002, the Bankruptcy Court approved the sale of certain assets of Burlington and substantially all of the assets of Casa Burlmex, S.A. de C.V., a nondebtor affiliate of Burlington, to Springs for approximately $25 million and the assumption of certain liabilities related to transferred assets. The sale was consummated on May 31, 2002.

Sale of Upholstery Fabrics Business

Also as part of the 2002 Restructuring, the Debtors determined to exit the business of manufacturing, marketing and selling upholstery fabrics products for the home furnishings market. Burlington began marketing these assets in December 2001 to potential Buyers. All of these assets were sold to Tietex for approximately $9 million plus the assumption of certain liabilities pursuant to an asset purchase agreement dated May 30, 2002 following a Bankruptcy Court-approved auction. The transaction was approved by the Bankruptcy Court on May 31, 2002, and the sale was consummated on June 28, 2002.

Worthless Security Deduction

As part of the 2002 Restructuring, Debtor Burlington Fabrics Inc. (“Burlington Fabrics”) terminated its domestic denim manufacturing operations and closed its Stonewall, Mississippi and Mt. Holly, North Carolina plants. In addition, Burlington Fabrics sold substantially all of its assets to Debtor Burlington Investment II Inc. (“Burlington Investment”) in exchange for cash, which it transferred, along with its remaining assets, to an irrevocable trust for the benefit of its creditors, in accordance with a motion filed August 8, 2002, and an order entered by the Bankruptcy Court on August 29, 2002, approving such transactions. Immediately before and after the transactions, Burlington Fabrics was, and continues to be, insolvent. As Burlington Fabrics’ sole shareholder, Burlington claimed a worthless stock deduction (the “Deduction”) for the 2002 fiscal year of approximately $318 million pursuant to section 165(g)(3) of the Tax Code and requested a tentative federal carryback adjustment of the 2002 loss generated by the Deduction to offset income from the 1997 fiscal year and subsequent prepetition taxable years to obtain a “quickie refund” under the five-year carryback rules of section 172(b)(1)(H) of the Tax Code. The Deduction generated a tentative federal consolidated tax refund of approximately $33 million and a consolidated net operating loss carryforward of approximately $225 million (subject to reduction to approximately $215 million). Operating losses, taken together with the Deduction, have resulted in a tentative federal consolidated tax refund for the 2002 fiscal year of approximately $61 million in total. The ability to use any consolidated net operating losses in future years, however, is subject to being significantly reduced or eliminated by the applicable tax laws as a result of the Plan transactions. See “Risk Factors—Risk Regarding Worthless Security Deduction” and “Distributions Under the Plan—Disputed Claims; Reserve and Estimations—Funding of Claims Reserves.”

Management Changes

In connection with the 2002 Restructuring, Burlington named the following people to senior management positions:

Peter Liu	President, Burlington WorldWide (based in Hong Kong)

Ken Kunberger	President, Burlington WorldWide—North America

Joseph L. Gorga	Executive Vice President, North America Operations

Jeff Peck	Executive Vice President and General Manager, Synthetic and Wool Products

Mike Moody	Executive Vice President and General Manager, Cotton Products

Tom Leonard	Executive Vice President, Sales, Branded Apparel, Uniform and Barrier Markets

Lou D’Lando	Executive Vice President, Sales, New Business Development, Retail and Activewear Markets

Rick Schneider	Vice President, International Sales

Joel Futterman	Executive Vice President, Product Development

George Edmunds	Vice President, Operations—Burlington WorldWide

Nelson Bebo	Executive Vice President and General Manager, Activewear and Barrier Products

In addition, Burlington announced that Douglas J. McGregor would be retiring as President and Chief Operating Officer as of December 31, 2002. Burlington entered into the McGregor Agreement as of November 14, 2001, which designated Mr. McGregor as President and chief restructuring officer during the Reorganization Cases. The agreement had a term of one year and replaced Mr. McGregor’s prior employment agreement. This agreement expired on November 14, 2002, but Mr. McGregor continued his duties as President and Chief Restructuring Officer until December 31, 2002. Mr. McGregor’s annual salary remained at the then current level of $525,000. Under the agreement, Mr. McGregor was entitled to a payment of $1 million at the end of the term or earlier upon certain termination events unless employment was terminated for cause. In lieu of this payment, the Bankruptcy Court approved Mr. McGregor’s participation in the Retention Incentive Plan and the Severance Plan. Under the Retention Incentive Plan, the aggregate amount of payments to Mr. McGregor was $603,750. Mr. McGregor is not entitled to receive any payments under the Severance Plan.

The WLR Transaction

Plan Alternatives

Since the Petition Date, the Debtors have aggressively pursued their restructuring goals. These efforts have included: (a) refining and implementing the Debtors’ new business model and long-term strategic business plan; (b) the 2002 Restructuring; (c) pursuing and completing sales of non-core assets in the Reorganization Cases; (d) commencing, and making substantial progress on, an extensive review of their thousands of Executory Contracts and Unexpired Leases; and (e) establishing a July 22, 2002 bar date for creditors to file Claims against the Debtors’ Estates and reviewing and reconciling the more than 3,700 Claims filed against or scheduled by the Debtors to date.

The Debtors also have worked diligently with their advisors and their key creditor constituencies to develop a plan of reorganization incorporating the new business model and facilitating the Debtors’ emergence from chapter 11. As part of these efforts, the Debtors and their advisors have analyzed the Debtors’ possible exit strategies and pursued those strategies that would maximize value for the Estates. In particular: (a) at various times since the Petition Date and on a more frequent basis since August 2002, the Debtors have pursued discussions with the Prepetition Lenders and the Creditors’ Committee regarding potential exit strategies; (b) since August 2002, the Debtors have pursued exit financing commitments from financial institutions to allow the Debtors to propose and consummate a stand alone plan of reorganization; (c) in early December 2002, after being approached by Berkshire, the Debtors pursued discussions and entered into a definitive stock purchase agreement with Berkshire regarding a possible transaction that subsequently was terminated; (d) the Debtors reviewed proposals from WL Ross to assist in the funding of a stand alone plan for the Debtors, which was presented to the Debtors as an alternative to a possible transaction with Berkshire; (e) since March 2003, the Debtors have coordinated with its Investment Bankers to, among other things, identify and contact potential acquirors; (f) since March 2003, the Debtors have worked with the Prepetition Lenders and the Creditors’ Committee to complete the auction process contemplated by the Modified Bidding Procedures; and (g) on July 28, 2003, the Debtors held the Auction at which three Qualified Bidders participated and at which WL Ross was selected as the Successful Bidder. The Debtors have pursued each of their potential exit strategies on parallel tracks to ensure that all viable alternatives for maximizing value for the Estates are explored and the best alternative is implemented by the Debtors.

Despite their efforts, the Debtors have not been able to obtain an acceptable exit financing commitment and do not see an opportunity for obtaining such a commitment in the near future in the current market. Accordingly, the Debtors’ viable alternatives for emerging from chapter 11 consist of: (a) a stand alone plan funded by the Debtors with or without the assistance of a third party, converting a substantial portion of the Debtors’ existing debt into equity or (b) a plan funded through a Sale, providing all creditors with cash in exchange for their debt. Based upon their review of current market conditions, the state of the textile industry, input from their advisors, certain tax considerations relating to their restructuring alternatives, discussions with their key creditor constituencies and the comfort of the “market check” of valuation provided by the Auction, the Debtors have determined, in an exercise of their sound business judgment, that pursuing a Sale is the best alternative to facilitate the Debtors’ emergence from chapter 11.

The Berkshire Agreement

On February 11, 2003, Burlington entered into a definitive agreement with Berkshire under which Berkshire would acquire all of the newly issued, outstanding capital stock of Burlington in a transaction in which Burlington would emerge from chapter 11. In connection with this proposed transaction, Burlington sought Bankruptcy Court approval of certain auction procedures and the payment to Berkshire of a termination fee of $14.0 million in certain circumstances. On February 28, 2003, Berkshire terminated the agreement after the Bankruptcy Court did not approve the termination fee.

The Modified Bidding Procedures

On April 4, 2003, the Bankruptcy Court entered an amended consent order approving the Modified Bidding Procedures, which established the mechanism for Burlington to solicit offers from potential purchasers for the Sale. Qualified Bidders (as determined by Burlington) were required to submit bids to Burlington by the Bid Deadline. Each bid (a “Qualified Bid”) received from a Qualified Bidder was required to include, among other things:

•	an irrevocable offer by the Qualified Bidder to consummate a Sale as contemplated by the Form Purchase Agreement marked to show those modifications proposed by the Qualified Bidder;

•	a commitment that the offer will remain open until the confirmation of the Plan incorporating the bid of a Successful Bid (as defined below);

•	evidence of a commitment for adequate financing necessary to consummate a Sale;

•	a commitment to submit a good faith deposit in the amount of $10 million in the case of a Stock Transaction or a Whole Company Asset Transaction bid (or, in the case of a Partial Asset Transaction, the pro rata portion of such amount based on the aggregate purchase price in a consortium) if selected as the Successful Bid; and

•	consideration comprised solely of cash and securities denominated in U.S. dollars only.

The Marketing Process and Auction

Pursuant to the Modified Bidding Procedures, Burlington’s Investment Bankers contacted 180 parties to determine if they had an interest in purchasing Burlington. Of the parties contacted, 50 executed confidentiality agreements and were determined to be Qualified Bidders for purposes of participating in the bidding process. Burlington sent these 50 participating parties a confidential offering memorandum describing Burlington’s business and proposed sale and a solicitation letter requesting a written, non-binding expression of interest on or before May 2, 2003 in order to obtain further due diligence access.

The Investment Bankers received indications of interest from 15 parties who submitted a total of 17 written expressions of interest. Of these expressions of interest, (a) three were for the entire Business (with values ranging from $500 to $600 million), (b) six were for the Lees Business (with values ranging from $200 million to $350 million), (c) three were for the Burlington House division only (with values ranging from $50-70 million), (d) one was for the Burlington House and Apparel Fabrics divisions together (with values ranging from $150-200 million), (e) one was for the Burlington Apparel Fabrics division only (with values ranging from $100-160 million) and (f) two were for Burlington’s Denim business only (with values ranging from $40 million to $60 million). Having submitted expressions of interest, the participating parties, in accordance with the Modified Bidding Procedures, were invited to participate in due diligence investigations, including meetings with management and Burlington’s financial and legal advisors, site visits and data room visits. Fourteen parties conducted due diligence or requested other information from Burlington during the second phase of the Auction.

Beginning June 18, 2003, Burlington’s legal and financial advisors distributed to bidders a bid instruction letter and form acquisition documents pursuant to which Burlington would consider selling their business in a stock or asset transaction to one or more purchasers. On July 2, 2003, the Investment Bankers informed the bidders that the deadline for final bids would be July 18, 2003 and the Auction date would be July 28, 2003.

On the July 18, 2003 bid deadline, Burlington received bids from five parties. The only bid to purchase Burlington on an entire basis was from WL Ross, which bid was $605 million to purchase substantially all of the Company’s assets. The remaining bids contemplated the purchase of individual divisions of the Company: (a) the first bidder offered to purchase both the Lees division and the Burlington House division for a total of $330 million ($290 million for Lees and $40 million for Burlington House); (b) the second bidder offered to purchase the Denim business, except for certain joint venture interests, for $58 million; (c) the third bidder offered to purchase the assets of the Lees Business only for $275 million; and (d) the fourth bidder offered to purchase the Lees Business only for $225 million.

The first bidder requested that the Company enter into an exclusivity agreement with it for the duration of time necessary to complete its due diligence, expected to take about 21 business days. In addition, the bid for Burlington House included in the first bidder’s bid was conditioned on the purchase of Lees, which was in turn conditioned on financing. The second bidder and the third bidder also conditioned their bids on additional due diligence. The fourth bidder’s proposal, which requested exclusivity and was conditioned on financing and additional due diligence, consisted only of a letter and did not provide any definitive acquisition documentation pursuant to which the fourth bidder would be willing to enter into a transaction.

During the period from July 19 to July 23, 2003, Burlington’s financial and legal advisors engaged in discussions with WL Ross and certain other bidders to obtain a better understanding of their bids and to encourage them to increase the consideration in their proposals and eliminate closing conditions (which all bidders had added) that went beyond those set forth in the Modified Bidding Procedures.

Burlington’s Board of Directors met on July 23, 2003 to discuss the bids in detail. The Board of Directors noted that the proposal from WL Ross was the only proposal that contemplated an acquisition of substantially all of Burlington’s assets. WL Ross’ proposal did include other closing conditions that were not contemplated by the Modified Bidding Procedures, including that Burlington obtain consents under all contracts to be assigned in the transaction. The Board of Directors also noted that each of the other proposals contemplated either a condition for additional due diligence or financing. The Board also considered potential alternatives to a sale of Burlington, including a sale of Burlington’s Lees Business and a reorganization of its remaining businesses. At the July 23, 2003 meeting, the Board of Directors took no action with respect to any of the bids and instructed Burlington’s management to continue to evaluate and pursue the Auction process.

Burlington, after consulting with its advisors and the Creditors’ Committee’s and the Prepetition Lenders’ professionals, determined that four of the five Qualified Bidders’ bids were considered Qualified Bids. Thereafter, Burlington and its advisors worked with the parties submitting Qualified Bids to understand and negotiate certain improvements to the terms of each bid and reviewed these bids with the Creditors’ Committee’s and Prepetition Lenders’ advisors.

On July 23 and 24, 2003, Burlington’s legal and financial advisors engaged in extensive discussions with representatives of WL Ross. In the discussions, WL Ross agreed, among other things, to increase the purchase price to $608 million, subject to adjustment, and to remove some, but not all, of the additional closing conditions added by WL Ross to Burlington’s proposed agreement.

On July 24, 2003, the Board of Directors met telephonically to discuss developments since the prior meeting. At the meeting, Burlington’s legal and financial advisors explained the terms of the WL Ross proposal in detail, compared the offer to the other bids received and reviewed a number of additional points, none of which was believed to be material, that had not yet been settled with WL Ross under the discussions to date. Following extensive discussions in which the Board of Directors and its advisors considered, among other things, the detailed terms of WL Ross’ proposal, modifications to the proposal resulting from the discussion to date and the impact of the proposal on the various creditor constituents, and subject to the final approval by a special committee of outside directors of any additional negotiated terms, the Board of Directors unanimously (a) determined that WL Ross’ proposal for substantially all of Burlington’s assets should be designated as the highest or otherwise best bid (the “Opening Bid”) in the Auction, as permitted by the Modified Bidding Procedures, (b) authorized and approved the WLR Purchase Agreement and the transactions contemplated thereby, and (c) determined that the WLR Purchase Agreement and the transactions contemplated thereby were in the best interests of Burlington’s creditor constituents and recommended that holders of claims against or interests in Burlington and its Debtor subsidiaries vote to accept the Plan providing for the transactions contemplated thereby.

For the remainder of July 24 and the morning of July 25, 2003, management and Burlington’s legal and financial advisors worked to finalize the WLR Purchase Agreement. Following the negotiations, management of the Company discussed telephonically the status of the negotiations and the revised terms with the special committee. At that meeting, the special committee concurred with the final revisions to the WLR Purchase Agreement. Burlington thereafter entered into the WLR Purchase Agreement.

Prior to the commencement of the Auction, Burlington notified all Qualified Bidders of the general terms of the Opening Bid, and that bidding at the Auction would start at $617.08 million, consisting of the purchase price stated in the Opening Bid ($608 million) plus the amount of a breakup fee payable to WLR in connection with a termination of the WLR Purchase Agreement ($6.08 million), plus the initial incremental bid of $3.0 million.

On July 28, 2003, Burlington held the Auction. Representatives of Burlington, the Creditors’ Committee, the Prepetition Lenders, WLR and two other Qualified Bidders attended the Auction.

To commence the Auction, Burlington’s Investment Bankers asked for an initial bid of $617.08 million, which would provide a net amount to Burlington of $611 million. One of the Qualified Bidders submitted such a bid and WL Ross, in turn, submitted a bid of a net amount to Burlington of $614 million. The Qualified Bidder submitting the initial bid at the Auction then requested time to consult with its advisors regarding the submission of further bids. This Qualified Bidder did indicate a further bid, which after review was found to contain a number of contingencies and financing conditions relating to changes both in Burlington’s and the Qualified Bidder’s financial performance, that Burlington, and the advisors to its primary creditor constituencies, found unacceptable

Immediately prior to the conclusion of the Auction, Burlington, in consultation with its advisors and the Creditors’ Committee’s and the Prepetition Lenders’ legal and financial advisors, reviewed each bid and identified the Buyer’s bid as the highest or otherwise best offer in the Auction consistent with the Modified Bidding Procedures (the “Successful Bid” with the Buyer being the “Successful Bidder”). In connection with WL Ross being selected as the Successful Bidder, the WLR Purchase Agreement was amended pursuant to a letter agreement between Burlington and the Buyer to allow for the negotiation of changes to the WLR Purchase Agreement that would convert the transactions contemplated by the WLR Purchase Agreement into a Stock Transaction having the same economic terms, except that neither party will be required to agree to any changes that such party deems adverse to it.

Burlington presented the results of the Auction to the Bankruptcy Court at a hearing on July 31, 2003. At this hearing, Burlington requested that the Bankruptcy Court make certain findings regarding the Auction. The Bankruptcy Court indicated that it generally approved of the Auction and the WLR Purchase Agreement, but it had two concerns: (a) that the announced purchase price of $620.08 million contemplated a credit to the Buyer for its breakup fee, and (b) that the WLR Purchase Agreement contained additional triggers for the payment of a breakup fee that were not included in the Modified Bidding Procedures. On August 1, 2003, the Court entered an order approving the Auction results and clarifying that the Purchase Price would be $614 million (with no reduction for any breakup fee) and that no breakup fee would be paid to the Buyer under any circumstance.

In order to obtain the Buyer’s consent to the revised order approving the Auction (which removed all triggers for the payment of a breakup fee), the top six members of Burlington’s management team elected to put their own money at risk to ensure that Burlington did not lose the Buyer’s offer, which they believed to be in the best interests of Burlington’s estates, creditors, employees and general operations. Believing that any additional delay in or uncertainty regarding the resolution of Burlington’s chapter 11 cases could significantly impair the value of Burlington, these six members of management have agreed to pay the amount of their respective Emergence Bonuses that they actually receive under the Plan, net of any applicable taxes, to the Buyer, in the event that Burlington closes an Alternative Transaction in consideration for the Buyer’s agreement to (a) accept the revised order, (b) acknowledge that such order would be deemed to be the “Auction Approval Order” for all purposes under the WLR Purchase Agreement, and (c) agree that the acknowledgements and agreements contained in clauses (a) and (b) above may be relied on by Burlington. This agreement was entered into voluntarily by each of the members of management solely for the consideration set forth above. There are no other side letters, offers of employment or other benefits provided to these six members of management in connection with this agreement.

The WLR Purchase Agreement

Because WL Ross was selected as the Successful Bidder at the Auction, Burlington is filing this Disclosure Statement with the Bankruptcy Court to request approval of the Disclosure Statement at a hearing scheduled for August 25, 2003 at 2:00 p.m. Eastern Time.

The Purchase Price under the WLR Purchase Agreement is $614 million, subject to adjustments for working capital and the underfunding of Burlington’s Retirement System. In addition, the Buyer or the Reorganized Purchased Debtors, as applicable, will assume and satisfy in full all Assumed Liabilities. The Buyer or the Reorganized Purchased Debtors, as applicable, will not assume the Excluded Liabilities, the Prepetition Bank Claims, the 2002 7.25% Senior Notes and the 2027 7.25% Senior Notes, which, in the aggregate are estimated to be approximately $805.0 million. All Excluded Liabilities will be satisfied by the BII Distribution Trust. After the Plan goes effective and the WLR Transaction (as currently structured) is consummated, any available net operating losses (“NOLs”) of Burlington would remain with Burlington until its liquidation. Alternatively, if the WLR Transaction is consummated as a Stock Transaction, any available NOLs would reside with the Reorganized Purchased Debtor but would be subject to future limitation on use.

The WLR Purchase Agreement was filed by Burlington with the SEC on July 30, 2003 under a Form 8-K. The WLR Purchase Agreement contemplates that it will be implemented pursuant to the Plan.

The material terms of the WLR Purchase Agreement,1 as modified by the order approving the results of the Auction, include:

Purchase of Burlington:

The WLR Purchase Agreement provides for the sale to the Buyer of all of Burlington’s assets except (a) those included in the Burlington Fabrics Irrevocable Trust, (b) assets that were held for sale as of March 29, 2003, (c) rights in contracts not assumed by the Buyer, (d) preference and other causes of action not relating exclusively to the conduct of the business, (e) Burlington’s rights under the WLR Purchase Agreement, and (f) claims by Burlington under insurance policies or to receive refunds for taxes paid by Burlington or a subsidiary (such purchased assets, the “Purchased Assets”).

The WLR Purchase Agreement contemplates, but is not conditioned on, the subsequent sale by the Buyer of the Lees Business to Mohawk.

At Buyer’s request, Burlington will agree to negotiate changes to the WLR Purchase Agreement that would convert the transactions contemplated by the WLR Purchase Agreement into a Stock Transaction (including a transaction in which Mohawk would purchase Burlington’s newly issued equity and sell the non-Lees Business assets to the Buyer) having the same economic terms, except that neither Burlington nor the Buyer will be required to agree to any changes that such party deems to be adverse to it.

Purchase Price and Adjustments:

The Purchase Price for the Purchased Assets will be $614 million.

The Purchase Price will be adjusted on an interim basis at the Closing to reflect the estimated changes in the working capital from a benchmark amount of ($76,262,000) (subject to further adjustment after the Closing based on actual working capital on the date of the Closing). The Purchase Price will also be adjusted downward by $28.6 million plus 65% of any additional underfunding in excess of $44 million of Burlington’s Retirement System.

An escrow will be set up at the time of Closing to hold an amount equal to $30.0 million (the “Escrow Amount”). The Escrow Amount will secure any possible working capital or Retirement System underfunding adjustment in favor of the Buyer or the Reorganized Purchased Debtors, as applicable.

The Buyer deposited $10 million with Burlington upon its selection as the Successful Bidder at the conclusion of the Auction. This amount will either be applied to the Purchase Price or returned to the Buyer upon termination of the WLR Purchase Agreement (unless the Buyer is in breach of the WLR Purchase Agreement at such time).

Discharged Liabilities:	Upon the Closing, all liabilities of the Debtors will be discharged by the Plan to the full extent permitted under chapter 11, except as otherwise provided in the Plan or the WLR Purchase Agreement.

Operation of Burlington Pending Closing:	From the date of the WLR Purchase Agreement through the time of Closing (or earlier termination), Burlington will be required to consult, or obtain the consent of, the Buyer to certain actions and will be subject to certain restrictions on its operations to ensure that Burlington continues to operate its business consistent

[1]	This summary is provided for convenience only and is qualified in its entirety by the WLR Purchase Agreement, as amended as a result of the Auction, which is attached as Exhibit V.

with past practices. Among other things, Burlington agreed to assume only certain designated Executory Contracts or Unexpired Leases and generally to refrain from selling assets, subject to certain specific exceptions.

Termination:

The WLR Purchase Agreement provides that it may be terminated by the mutual agreement of Burlington and the Buyer.

The WLR Purchase Agreement also provides that it may also be terminated by either Burlington or the Buyer if:

•      the Closing has not occurred by the date that is 270 days from the date of the WLR Purchase Agreement, as long as the breach by the terminating party has not caused the failure to close;

•      the other party has materially breached its representations, warranties or covenants and the breach is not curable or, if curable, has not been cured within 15 business days after receipt of notice of the breach;

•      a court (other than the Bankruptcy Court) or other governmental authority issues a final order or a law (other than the Bankruptcy Code) is in effect that, in either case, materially restricts or prohibits the transaction or makes it illegal;

•      the Bankruptcy Court issues a final order that materially restricts or prohibits the transaction or makes it illegal;

•      a person other than the Buyer is selected as having submitted the Successful Bid in the Auction;

•      the Bankruptcy Court confirms a plan of reorganization that does not contemplate the transaction;

•      the Bankruptcy Court approves, or Burlington enters into, an agreement for an alternative transaction providing for the purchase of 25% of (a) Burlington’s consolidated assets (by book value) or (b) the outstanding capital stock of or Secured Claims against Burlington or its subsidiaries (an “Alternative Transaction”); or

•      on or before August 4, 2003, if the Bankruptcy Court has not issued an order (a) approving the provisions of the WLR Purchase Agreement to be performed by Burlington before the Closing; (b) approving the no-shop obligations of Burlington described below, Burlington’s purchase of a tail insurance policy for directors’ and officers’ liability insurance coverage and the termination provisions; and (c) finding that Burlington conducted the Auction and selected the Buyer as the Successful Bidder and that the Auction was fair and constituted the highest and best offer for the Business. WLR acknowledged that the Court’s August 1, 2003 order approving the Auction results constituted this order. See “—The WLR Transaction—The Marketing Process and Auction.”

Closing Conditions:

The closing of the transactions contemplated by the WLR Purchase Agreement is subject to the following closing conditions:

•      the receipt of required regulatory approvals, including the termination or expiration of the waiting periods under the Hart-Scott-Rodino Act with respect to the Buyer’s purchase and to Mohawk’s purchase of the Lees

Business;

•      the entry by the Bankruptcy Court of the Confirmation Order providing for the transactions contemplated by the WLR Purchase Agreement and the satisfaction of all conditions to the effectiveness of the Plan;

•      there not having been a material adverse effect on Burlington or the Lees Business;

•      the receipt of consents to assignment under certain important Burlington contracts;

•      the delivery by Burlington of $128 million in cash, cash equivalents, deposits and short-term investments at the Closing; and

•      other customary conditions.

No Shop:	After the date of the order approving the Auction, subject to certain exceptions, Burlington is prohibited from taking, directly or indirectly, any action to solicit, negotiate, assist or otherwise knowingly facilitate an Alternative Transaction.

Treatment of Pension and Benefit Plans and Employees

Pursuant to the terms of the WLR Purchase Agreement, the treatment of Burlington’s pension and benefits plans and employees in the WLR Transaction is described below.

Treatment of Pension and Benefit Plans

Effective as of the earlier of immediately following the Closing or September 30, 2003, Burlington will amend the following pension and employee benefit plans:

Retirement System. The Retirement System will be amended such that (a) no person who is not a participant in the Retirement System as of the effective date of the amendment may thereafter become a participant in the Retirement System, (b) no person who is a participant in the Retirement System after the effective date of the amendment may thereafter make any further contribution to the Retirement System and (c) benefit accruals under the Retirement System will cease to be effective no later than September 30, 2003 and thereafter no participant will earn any additional benefits under the terms of the Retirement System; provided, however, that clause (c) will not result in the reduction of the accrued benefit of any participant under the Retirement System or in the altering of the method of calculating the lump sum distributions under the Retirement System. Pursuant to the requirements of the Retirement System, Burlington was required to provide notice of such amendments. Burlington provided such notices in a timely manner.

Early Retirees Health Care Plan. The Early Retirees Health Care Plan will be amended such that (a) no person who is not a participant in the Early Retirees Health Care Plan as of the effective date of the amendment may thereafter become a participant in the Early Retirees Health Care Plan, (b) no person who is a participant in the Early Retirees Health Care Plan after the Effective Date of the amendment may thereafter make any further contribution to the Early Retirees Health Care Plan (other than premiums) and (c) premiums paid by the participants under the Early Retirees Health Care Plan will be adjusted in accordance with written instructions from the Buyer no earlier than the Closing Date or September 30, 2003.

New Benefit Plans to Be Adopted by the Buyer or the Reorganized Purchased Debtors

Effective as of the Closing Date, the Buyer or the Reorganized Purchased Debtors, as applicable, will adopt a new supplemental retirement plan (the “New SERP”) and a new benefits equalization plan (the

“New Benefits Equalization Plan”) that will cover each Transferred Employee (as defined below under “—Treatment of Employees”) who has furnished Burlington with a written waiver of benefits under the Pre-1999 SERP, the 1999 SERP and the Burlington Benefits Equalization Plan within 45 days of the Closing. The New SERP and the New Benefits Equalization Plan will provide each such Transferred Employee with vested benefits that are equivalent to the benefits each such employee had accrued and vested as of the Effective Date under the Pre-1999 SERP, the 1999 SERP and the Burlington Benefits Equalization Plan and will recognize service with Burlington for all such purposes.

In addition, subject to the consent of each Transferred Employee, Burlington will amend each Split-Dollar Agreement between Burlington and such Transferred Employee to replace Burlington with the Buyer or the Reorganized Purchased Debtors, as applicable, with respect to all rights and liabilities of Burlington under such agreements.

Immediately following the Effective Date, the Buyer or the Reorganized Purchased Debtors, as applicable, will be deemed to have reinstated, and agreed to assume and honor, or adopt those employee benefit plans listed on Exhibit IV. In addition, for at least two years following the Closing, the Buyer or the Reorganized Purchased Debtors, as applicable, will provide the Transferred Employees with compensation and benefits (including severance) that are not less favorable, in the aggregate, than was received immediately prior to the WLR Transaction.

With respect to each person that is not a Transferred Employee, the Buyer or the Reorganized Purchased Debtors, as applicable, will not assume any liabilities with respect to the employment by Burlington of such person, including any benefits such person may have under any Employment Agreement, the Pre-1999 SERP and the 1999 SERP. As a result, Burlington will treat all such agreements and obligations as Executory Contracts, and the applicable Debtor will reject such contracts in accordance with section 365 of the Bankruptcy Code.

On August 21, 2003, Mary Lou Klein filed an objection to the Disclosure Statement and a Motion to Compel Payment of Section 1114 Death Benefits (the “Motion to Compel”). By the Motion to Compel, Mrs. Klein asserts that her benefits under the SERP are protected benefits under section 1114 of the Bankruptcy Code. The Debtors dispute that such benefits are protected benefits under section 1114 of the Bankruptcy Code. To the extent that the Bankruptcy Court grants the Motion to Compel or otherwise determines that Mrs. Klein’s SERP benefits are protected benefits under section 1114 of the Bankruptcy Code without modification, the Debtors will comply with section 1114 of the Bankruptcy Code and amend the Plan accordingly. To the extent that the Bankruptcy Court modifies Mrs. Klein’s SERP benefits under section 1114 of the Bankruptcy Code, the Debtors will comply with the Bankruptcy Court’s order directing such modification and amend the Plan accordingly. To the extent that the Bankruptcy Court denies the Motion to Compel or otherwise sustains the Debtors’ position that Mrs. Klein’s SERP benefits are not protected benefits under section 1114 of the Bankruptcy Code, Mrs. Klein’s SERP benefits shall be rejected in accordance with the preceding paragraph and section 365 of the Bankruptcy Code pursuant to the Plan. Any determination by the Bankruptcy Court that any SERP benefits are protected benefits under section 1114 of the Bankruptcy Code without modification would reduce the assets otherwise available for Distributions to holders of Claims in Classes 4 and 5.

See “Certain Prepetition Obligations—Pension and Benefit Plans and Agreements.”

Treatment of Employees

On the Effective Date, the Buyer or the Reorganized Purchased Debtors, as applicable, will offer to hire each employee primarily involved in the business acquired in the WLR Transaction (the employees who accept such offer are referred to as the “Transferred Employees”).

Treatment of Environmental Claims

All prepetition environmental Claims against the Debtors will be discharged under the Plan to the fullest extent permissible by applicable law.

Interests of Directors and Executive Officers under the WLR Purchase Agreement and the Plan

Certain of Burlington’s executive officers and employees participate in the KERP that was implemented in the Reorganization Cases. The KERP consists of two components, the Retention Incentive Plan and the Severance Plan and certain executives and employees are entitled to payments under the Emergence Bonus Plan.

The Emergence Bonus is payable upon the earlier to occur of (a) 90 days after the Effective Date and (b) termination for any reason of the particular KERP Participant’s employment after the Effective Date. The amount of the Emergence Bonus payable to seven of Burlington’s executive officers is $665,000, and the amount payable to three other executive officers is dependent upon the ultimate return to unsecured creditors. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Plan.” The Debtors agreed to defer seeking Bankruptcy Court approval of the Emergence Bonus until the Plan confirmation process. See also “—The Marketing Process and Auction” for a description of the agreement certain KERP Participants entered into regarding their Emergence Bonus in connection with the order approving the Auction.

The Retention Incentive Plan provides for Time-Based Payments and Performance-Based Payments. Five Time-Based Payments have already been paid to executive officers in an aggregate amount of approximately $2.3 million. The sixth and final Time-Based Payment of approximately $559,500 in the aggregate is payable to (a) three of Burlington’s executive officers on October 1, 2003 if emergence has not occurred on or before that date and (b) the other three executive officers upon emergence if emergence has not occurred on or before October 1, 2003. The Performance Payments to executive officers, which were paid previously, aggregated approximately $1.1 million. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Plan.”

Under the Severance Plan, certain executive officers will be entitled to receive between 12 and 36 months of severance depending on their seniority and if they were terminated following a “change of control” (defined under the KERP as a sale or other disposition of assets and/or business units of Burlington representing 50% or more of the preceding 12 months’ earnings before interest, taxes, depreciation, amortization and restructuring charges) or if they voluntarily terminate for Good Reason (as defined in the KERP). If all executive officers are entitled to receive their severance as a result of a change of control, the aggregate amount to be payable is estimated to be approximately $11.5 million, plus the value of benefits during the severance period. See “Operations During the Reorganization Cases—Case Administration and Related Activities—Key Employee Retention Plan.”

Certain executive officers also hold or will, at the Effective Date, hold unsecured and administrative claims against the Estates with respect to Burlington’s SERP and Benefits Equalization Plan as a result of the treatment of such plans under the WLR Purchase Agreement. See “Operations During the Reorganization Cases—The WLR Transaction—Treatment of Pension and Benefit Plans and Employees.” The amount of such claims are expected to be in the aggregate approximately $5.9 million in respect of the SERP and $675,500 in respect of the Benefits Equalization Plan.

Prior to the Effective Date, Burlington will make arrangements to acquire for the benefit of its directors, officers and employees, and prior to the Effective Date will fully pay for, insurance extending for a six-year period for all directors and officers liability, fiduciary (including ERISA) and errors and omissions insurance existing as of the date of the WLR Purchase Agreement to the extent applicable to acts or omissions occurring in whole or in part prior to the Effective Date. See also “General Information Concerning the Plan—Legal Effects of the Plan—Releases, Indemnity and Related Injunction” and “—Limitation of Liability.”

RECOVERY ACTIONS

Introduction

A number of transactions may have occurred prior to the Petition Date that may have given rise to Claims (collectively, “Recovery Actions”), including preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other similar state law claims and causes of action. Recovery Actions do not include any actions released pursuant to the Final DIP Financing Order, the Plan, other agreements entered into by the Debtors or any other orders entered by the Bankruptcy Court.

Pursuant to the Final DIP Financing Order, the Debtors confirmed the validity of the Prepetition Lenders’ Liens on all of the Debtors’ property as well as the Prepetition Lenders’ Claims as of the Petition Date. In addition, the time period reserved under the Final DIP Financing Order for other parties in interest to investigate and challenge such Liens and Claims expired after the 75-day investigation period (which was extended by agreement of the Creditors’ Committee and the Prepetition Lenders for an additional 30 days) in March 2002, and, therefore, the findings and admissions contained in the Final DIP Financing Order became binding on all parties, including any successors and assigns of the Debtors. Accordingly, pursuant to the Final DIP Financing Order, all of the Prepetition Lenders’ Claims and Liens are legal, valid, binding, perfected, not subject to recharacterization, subordination and otherwise unavoidable for all purposes of the Debtors’ Reorganization Cases and subsequent proceedings (if any).

Preference Claims

Under sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments made by the debtor to or for the benefit of a creditor in respect of an antecedent debt, if such transfer (a) was made when the debtor was insolvent and (b) enabled the creditor to receive more than it would receive in a hypothetical liquidation of the debtor in a chapter 7 where the transfer has not been made. Transfers made to a creditor that was an “insider” of the debtor are subject to these provisions generally only if the payment was made within one year prior to the debtor’s filing of a petition under chapter 11. Transfers made to a creditor that was not an “insider” of the debtor are subject to these provisions generally only if the payment was made within 90 days prior to the debtor’s filing of a petition under chapter 11. Under section 547, certain defenses, in addition to the solvency of the debtor at the time of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor on account of which the debtor did not make an otherwise unavoidable transfer to or for the benefit of the creditor. A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor for new value given to the debtor. Further, a debtor may not recover a payment if such payment was made in the ordinary course of business of both the debtor and the creditor. The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference, including its insolvency, at the time of the payment. The creditor has the initial burden of proof as to the aforementioned defenses. All preference claims that the Debtors may have are being transferred to the BII Distribution Trust.

Fraudulent Conveyance Actions

Generally, a conveyance or transfer is fraudulent if (a) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance) or (b)(i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.

The first is section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one year before the date that a bankruptcy case is filed.

The second source is section 544 of the Bankruptcy Code—the so-called “strong-arm provision”—under which the debtor in possession (or creditors with bankruptcy court permission) may look to state law to avoid transfers as fraudulent. State fraudulent conveyance laws generally have statutes of limitations longer than one year and are applicable in a bankruptcy proceeding pursuant to section 544 of the Bankruptcy Code if the statute of limitations with respect to a transfer has not expired prior to the filing of the bankruptcy case. If such statute of limitations has not expired, the debtor in possession (or creditors with bankruptcy court permission) may bring the fraudulent conveyance claim within the time period permitted by section 546 of the Bankruptcy Code notwithstanding whether the statute of limitations period expires prior thereto. Generally, section 546 of the Bankruptcy Code permits a state fraudulent conveyance action to be brought within the later of (a) two years after the commencement of the bankruptcy proceeding or (b) one year after the appointment or election of a trustee for the debtor if such appointment or election occurs within such two-year period.

The primary sources of applicable state fraudulent conveyance law are state enactments of the Uniform Fraudulent Conveyance Act (“UFCA”) and the Uniform Fraudulent Transfer Act (“UFTA”). As of May 2002, enactments of the UFCA were effective in four states, and enactments of the UFTA were effective in 39 states and the District of Columbia. Other states have enacted neither the UFCA nor the UFTA, but instead operate under either a derivation of the English Statute of Elizabeth or some other fraudulent conveyance statute. Like section 548 of the Bankruptcy Code, under both the UFCA and the UFTA, a conveyance or transfer is generally fraudulent if: (a) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance) or (b)(i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance).

The Debtors currently are not aware of any transactions that they can challenge as a fraudulent conveyance under the Bankruptcy Code or applicable state law; nonetheless, any such claims, to the extent not released under the Plan, will be transferred to the BII Distribution Trust.

Fiduciary Duties

The common law of Delaware provides a cause of action against officers and directors of a corporation who breach their fiduciary duties to the corporation. The two primary fiduciary duties of officers and directors of corporations are the duty of care and the duty of loyalty.

The duty of care requires that officers and directors act in an informed manner, meaning that, prior to making a business decision, the directors must have informed themselves of all material information reasonably available to them, and, having been so informed, they must then act with requisite care in the discharge of their duties. In turn, “requisite care” has been defined as the care an ordinarily prudent person in a like position would use under similar circumstances.

The duty of loyalty requires that officers and directors act in good faith and in the good faith belief that the action taken is in the best interests of the corporation.

In a solvent corporation, these duties are generally owed exclusively to stockholders. In an insolvent or near-insolvent corporation, most courts have held that these fiduciary duties may be owed to the corporation’s creditors, either in addition to or in lieu of its stockholders. In determining whether a corporation is solvent or insolvent, courts generally look to two tests: the “balance sheet test” and the “equity” or “cash-flow” test. The balance sheet test inquires whether, both before and after the consummation of the challenged transaction, the fair market value of the corporation’s liabilities exceeds the fair market value of its assets. In contrast, the “equity” or “cash-flow” test inquires whether, both before and after the consummation of the challenged transaction, the corporation was capable of paying its debts as they came due.

Generally, the business judgment rule shifts the burden of proof in a breach of fiduciary duty action and requires the plaintiff to establish the breach by the officer or director; however, courts are divided as to whether this protection applies to insolvent or near-insolvent corporations. In the event the business judgment rule is not applicable, the officers and directors are required to prove the “entire fairness” of such transactions.

The Debtors are not aware of any transactions that could reasonably be said to constitute a breach of fiduciary duty by any of the Debtors’ current or former directors and officers. All such claims are being released by the Debtors under the Plan and are not included in the defined term “Recovery Actions.”

RISK FACTORS

Holders of claims against the Debtors should read and consider carefully the factors set forth below, as well as the other information set forth in this Disclosure Statement and the documents delivered together herewith or incorporated by reference, prior to voting to accept or reject the Plan. These factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

Risk of Liquidation

If the Plan is not confirmed and consummated, there can be no assurance that the Reorganization Cases will continue rather than be converted to chapter 7 liquidation cases or that any alternative plan of reorganization would be on terms as favorable to holders of Claims as the terms of the Plan.

If a liquidation or protracted reorganization were to occur, the Distributions to holders of Allowed Claims could be drastically reduced. Burlington believes that, in a liquidation under chapter 7, holders of Allowed Claims would receive substantially less because of the inability in a liquidation to realize the greater going-concern value of the Debtors’ assets, as a whole. Even assuming that a trustee in a chapter 7 liquidation for the Debtors would be authorized to operate the businesses of the Debtors while the trustee sought to sell it as a going-concern, Burlington believes that the price realized by the chapter 7 trustee would be less than the aggregate Purchase Price because potential buyers would view the Purchase Price as a ceiling on value rather than a floor. In addition, administrative expenses of a chapter 7 trustee and the trustee’s attorneys, accountants, and other Professionals would cause a substantial erosion of the value of the Debtors’ Estates. In addition, certain Claims would arise by reason of the liquidation and from the rejection of Executory Contracts and Unexpired Leases (including Executory Contracts and Unexpired Leases already assumed in the Reorganization Cases) in connection with the cessation of the Debtors’ operations.

Risk of Non-Confirmation of the Plan; Feasibility

Even if all impaired Classes of Claims and Interests accept or are deemed to have accepted the Plan, or, with respect to a Class that rejects or is deemed to reject the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for Confirmation under sections 1129(a) and (b) of the Bankruptcy Code. See “Voting and Confirmation of the Plan—Acceptance or Cramdown.” Section 1129(a) of the Bankruptcy Code requires, among other things, a demonstration that the confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of Burlington, except as contemplated by the Plan, and that the value of Distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of Distributions such creditors and equity security holders would receive if Burlington were liquidated under chapter 7 of the Bankruptcy Code. See “Voting and Confirmation of the Plan—Acceptance or Cramdown.” Although Burlington believes that the Plan will meet the requirements for Confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Non-Consensual Confirmation

If any impaired Class of Claims or Interests does not accept the Plan by the requisite statutory voting thresholds provided in section 1126(c) or section 1126(d) of the Bankruptcy Code or is deemed to reject the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, as applicable, Burlington will (i) seek Confirmation of the Plan from the Bankruptcy Court by employing the “cramdown” procedures set forth in section 1129(b) of the Bankruptcy Code and/or (ii) modify the Plan in accordance with Section XIII.C of the Plan. In order to confirm the Plan under section 1129(b), the Bankruptcy Court must determine that, in addition to satisfying all other requirements for Confirmation, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired Class that has not accepted the Plan. See “Voting and Confirmation of the Plan—Acceptance or Cramdown,” “Voting and Confirmation of the Plan—Modification or Revocation of the Plan” and “Voting and Confirmation of the Plan—Best Interests Test; Liquidation Analysis.”

If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, but not limited to, the cramdown requirements under section 1129(b) of the Bankruptcy Code, Burlington reserves the right to amend the Plan in such manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.

Risk of Non-Occurrence of Consummation of the Plan

Consummation of the Plan is conditioned upon, among other things, the Closing of the WLR Purchase Agreement. See “Operations During the Reorganization Cases—The WLR Transaction—The WLR Purchase Agreement.” There can be no assurance, however, that the WLR Purchase Agreement will close. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan or the WLR Transaction will be consummated.

Risks of Closing of the WLR Purchase Agreement

The Closing under the WLR Purchase Agreement is a prerequisite for the Effective Date under the Plan. The WLR Purchase Agreement requires that the Closing must occur by no later than 270 days following the execution date of the WLR Purchase Agreement.

In addition, there are a number of conditions to Closing that must be met beyond Confirmation of the Plan. Among other things, Burlington must comply with the provisions of the WLR Purchase Agreement that require preclosing covenants, Burlington must deliver $128 million in cash, cash equivalents, deposits and short-term investments at the Closing and Burlington’s representations under the WLR Purchase Agreement will be required to be materially true when made and as of the Closing. The Buyer also has the right not to close and to terminate the WLR Purchase Agreement if there is a material adverse effect on the business, financial condition or results of operations of the Burlington Companies (or Lees individually), measured from the date of the WLR Purchase Agreement. It is also a condition to Closing that the necessary regulatory approvals for the WLR Transaction and the sale of the Lees Business to Mohawk have been received. Burlington, the Buyer and Mohawk will file the necessary requests for United States regulatory approval under the Hart-Scott-Rodino Act. See “Operations During Reorganization Cases—The WLR Transaction—The WLR Purchase Agreement.”

Risk Regarding Worthless Security Deduction

Burlington claimed a worthless security deduction in 2002 that resulted in a tentative federal consolidated tax refund of approximately $33 million and a consolidated NOL carryforward of approximately $225 million (subject to reduction to approximately $215 million), as discussed above under “Operations During the Reorganization Cases—Postpetition Operations—Worthless Security Deduction.” It may be necessary to make provision to cover any tax liability arising in connection therewith or from reliance thereon in the Administrative Claims Reserve. Although it may be possible to reduce the amount of cash that would otherwise have to be retained in the Administrative Claims Reserve for tax liabilities by purchasing insurance, no binding commitment to provide such insurance has been obtained and no assurances can be given that any such insurance will be forthcoming. See “Distributions under the Plan—Disputed Claims; Reserve and Estimations—Funding of Claims Reserves.”

GENERAL INFORMATION CONCERNING THE PLAN

Legal Effects of the Plan

Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests and the creation of related injunctions with respect thereto. Moreover, upon Confirmation and the occurrence of the Effective Date, the BII Distribution Trust will retain and may enforce the Recovery Actions. These legal effects of the Plan are set forth in Article XI of the Plan and described below.

Discharge of Claims and Termination of Interests; Related Injunction

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date:

•	discharge the Debtors who are to become Reorganized Purchased Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan; and

•	terminate all Interests and other rights of equity security holders in the Debtors.

In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all such Claims and other debts and Liabilities against the Debtors who are to become Reorganized Purchased Debtors and a termination of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

Pursuant to section 1141(d)(3) of the Bankruptcy Code, the Plan and the Confirmation Order will not discharge any Debtor who does not become a Reorganized Purchased Debtor from any Claim or Liability that arose before the Confirmation Date.

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or Liabilities or terminated Interests or rights:

•	commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property, other than to enforce any right pursuant to the Plan to a Distribution;

•	enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property, other than to enforce any right pursuant to the Plan to a Distribution;

•	creating, perfecting or enforcing any Lien against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property;

•	asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, Reorganized Debtors, Estates, BII Distribution Trust or Distribution Trust Representative; and

•	commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

As of the Effective Date, all entities that have held, currently hold or may hold any Liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released Liabilities:

•	commencing or continuing in any manner any action or other proceeding;

•	enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order;

•	creating, perfecting or enforcing any Lien;

•	asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and

•	commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section XI.B of the Plan.

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any Distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, Distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any Distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Debtors, Estates and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

Notwithstanding the foregoing, the termination of subordination rights provided for in Section XI.C of the Plan will not apply to Claims of transferees based upon transfers voided pursuant to the prosecution of the Recovery Actions.

Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Reorganization Cases under section 105 or 362 of the Bankruptcy Code or otherwise will remain in full force and effect until the Effective Date. Nothing in Section XIII.D of the Plan will limit or affect the injunctions or stays imposed under the Plan or in the Confirmation Order on or after the Effective Date.

Preservation of Recovery Actions

Except as provided in the Plan, the Confirmation Order, the WLR Purchase Agreement or any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, after giving effect to the releases in Section IV.D.3 of the Plan, any Recovery Action that any Debtor or Estate may hold against any entity will be transferred to and vest in the BII Distribution Trust and may be pursued by the Distribution Trust Representative.

Releases, Indemnity and Related Injunction

Except as otherwise expressly set forth in the Plan, on and after the Effective Date, the Debtors and the Reorganized Debtors are released from all Liabilities from the beginning of time. Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns, and any and all entities who may purport to claim by, through, for or because of them, including any person appointed pursuant to section 1123(b)(3) to pursue Recovery Actions, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party. A “Released Party” is any Debtor, any Reorganized Debtor, any Estate, the Buyer, the BII Distribution Trust, the Distribution Trust Representative, any member of the Creditors’ Committee, any Prepetition Lender, or any DIP Lender and each of their respective present or former directors, officers, employees, partners, members, shareholders, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity.

Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, in consideration for the obligations of the Debtors, Reorganized Debtors, the Buyer, BII Distribution Trust and Distribution Trust Representative under the Plan and the WLR Purchase Agreement and the cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan and the WLR Purchase Agreement, each holder of a Claim or Interest that votes in favor of the Plan will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Reorganization Cases, the Estates, the Plan, the Disclosure Statement, the WLR Purchase Agreement, the Modified Bidding Procedures or the Auction that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code). The Plan does not propose a release of nondebtor entities by creditors or equity interest holders who do not vote on or who vote to reject the Plan.

Insofar as the releases and related injunctions described above purport to discharge and release the third-party liabilities of nondebtors, the staff of the SEC reserves the right to object to these provisions in connection with Confirmation of the Plan. The Debtors believe that these provisions are permissible under the Bankruptcy Code and applicable Delaware law. The Debtors further believe that each of the Released Parties has made a substantial contribution to the Debtors’ successful restructuring of their business operations and their reorganization efforts and that the release of these parties is necessary to ensure the successful implementation of the Plan and continued operations of Burlington’s businesses and the Reorganized Purchased Debtors. For these reasons, among others, the Debtors believe that the release of the Released Parties is justified under the circumstances and by applicable law. At the Confirmation Hearing, the Debtors will provide the legal and factual bases that they believe support the releases included in the Plan.

As further provided in Section XI.B of the Plan, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any Liabilities, including any Liabilities against Released Parties, released pursuant to the Plan.

Nothing in the Plan will be deemed to release the parties to the WLR Purchase Agreement from the obligations to perform any agreement or covenant in the WLR Purchase Agreement that calls for performance after the Closing of the WLR Purchase Agreement.

Limitation of Liability

The Released Parties will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, the WLR Purchase Agreement, the Modified Bidding Procedures, the Auction or any alternative transaction or plan of reorganization proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of Section XIII.B.1 of the Plan will have no effect on: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan, including the WLR Purchase Agreement; or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, will have any right of action against any Released Party for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, the WLR Purchase Agreement, the Modified Bidding Procedures, the Auction or any alternative transaction or plan of reorganization proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan, including the WLR Purchase Agreement; or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

Treatment of Existing Indemnification Obligations Under the Plan

Prior to the Effective Date, Burlington will make arrangements to acquire for the benefit of its directors, officers and employees, and prior to the Effective Date will fully pay for, insurance extending for a six-year period for all directors and officers liability, fiduciary (including ERISA) and errors and omissions insurance existing as of the date of the WLR Purchase Agreement to the extent applicable to acts or omissions occurring in whole or in part prior to or on the Effective Date.

The obligations of each Debtor to indemnify any person who, at any time prior to the Effective Date, served as a director, officer or employee of such Debtor, which indemnity obligation arose by reason of such person’s service in any such capacity or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to sections 502(e) and 1141 of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of the Plan.

Executory Contracts and Unexpired Leases under the Plan

Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, the WLR Purchase Agreement or any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume, or assume and assign, as indicated, each of the Executory Contracts and Unexpired Leases listed on Exhibit V.A.1 to the Plan; provided, however, that the Debtors and Reorganized Debtors reserve the right, at any time prior to the Confirmation Date, to amend Exhibit V.A.1 to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section V.C of the Plan; or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section V.A.1 of the Plan. The Debtors or Reorganized Debtors, as applicable, will provide notice of any amendments to Exhibit V.A.1 to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors’ Committee). Each contract and lease listed on Exhibit V.A.1 to the Plan will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.1 to the Plan will not constitute an admission by a Debtor, Reorganized Debtor or Distribution Trust Representative, as applicable, that such contract or lease (including any related assumed agreements as described in Sections I.A.109 or V.A.2 of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor, Reorganized Debtor, BII Distribution Trust or Distribution Trust Representative has any liability thereunder.

Each Real Property Executory Contract and Unexpired Lease listed on Exhibit V.A.1 to the Plan will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit V.A.1 to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section V.C of the Plan and is listed on Exhibit V.C to the Plan.

As of the effective time of any applicable Restructuring Transaction, any Executory Contract or Unexpired Lease (including any related agreements as described in Sections I.A.109 and V.A.2 of the Plan) to be held by Reorganized Burlington, any Reorganized Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

Subject to the rights of the Debtors and Reorganized Debtors to amend Exhibit V.A.1 to the Plan, the Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and the assumptions and assignments described in Section V.A of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease or the amount of any proposed Cure Amount Claim. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan notice of: (a) the contract or lease being assumed or assumed and assigned, and if assigned, the party that the contract or lease is being assigned to; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim. The Debtors and Reorganized Debtors reserve the right to delete an Executory Contract or Unexpired Lease from Exhibit V.A.1 to the Plan, thus providing for its rejection pursuant to Section V.C of the Plan, at any time in response to an objection to the assumption or the assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor, if any: (a) by payment of the Cure Amount Claim in cash no later than 20 days after the Effective Date; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (a) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (b) through an intercompany account balance in lieu of payment in cash. In accordance with the WLR Purchase Agreement, all Cure Amount Claims relating to such contracts and leases included in the Purchased Assets will be assumed by the Buyer or the Reorganized Purchased Debtors, as applicable, and satisfied in full as set forth in the Plan or as otherwise agreed to by the holders of such Claims and the Buyer or the Reorganized Purchased Debtors, as applicable. The BII Distribution Trust will have no liability for such Cure Amount Claims relating to contracts or leases assumed by the Reorganized Purchased Debtors or assumed and assigned to the Buyer.

On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section V.A of the Plan (including any related agreements assumed or assumed and assigned pursuant to Sections I.A.109 and V.A.2 of the Plan), each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C to the Plan. Each contract and lease listed on Exhibit V.C to the Plan will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C to the Plan will not constitute an admission by a Debtor, Reorganized Debtor or Distribution Trust Representative that such contract or lease (including related agreements as described in Section I.A.109 of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor, Reorganized Debtor, BII Distribution Trust or Distribution Trust Representative has any liability thereunder. Any Executory Contract and Unexpired Lease not listed on Exhibit V.A.1 to the Plan and not previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court will be deemed rejected irrespective of whether such contract is listed on Exhibit V.C to the Plan. The Confirmation Order will constitute an order of the

Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease or the amount of any proposed Cure Amount Claim. The BII Distribution Trust will pay any Claim arising from rejection of any contract.

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C of the Plan gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.E of the Plan) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative, the Buyer, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Distribution Trust Representative, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on or before the later of (a) 30 days after the party receives notice of the rejection of an Executory Contract or Unexpired Lease or (b) 30 days after the Effective Date.

On the Effective Date, in accordance with Section III.D.1 of the Plan, any Allowed Secondary Liability Claim arising from or related to any Debtor’s joint or several liability for the obligations under or with respect to (a) any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or (b) any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated. Accordingly, such Allowed Secondary Liability Claims will survive and be unaffected by entry of the Confirmation Order.

Unless otherwise agreed to by the Debtor, the Reorganized Debtor or the Buyer and the nondebtor party to such contract or lease, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor, Reorganized Debtor or the Buyer, as applicable, liable thereunder, in accordance with the terms and conditions of such contracts and leases, in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Release of Liens

Except as otherwise provided in the Plan, the WLR Purchase Agreement or any related agreement, on the Effective Date, all Liens against the property of the Debtors and the Estates will be fully released and discharged, and such Liens will attach to and be enforceable only against the Distribution Trust Assets in accordance with and subject to the terms of the Plan. Such Liens against the Distribution Trust Assets will be fully released and discharged upon the holder of such Lien receiving its appropriate Distribution under the Plan or upon the Effective Date if the holder of the Lien is not entitled to any Distribution under the Plan.

Means for Implementation of the Plan

Continued Corporate Existence and Vesting of Assets

Except as otherwise provided in the Plan (and subject to the Restructuring Transaction provisions of Section IV.B of the Plan), each Debtor will, as a Reorganized Debtor, continue to exist on and after the Effective Date as a separate corporate entity, with all the powers of a corporation, or limited liability company, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Moreover, each Reorganized Purchased Debtor may operate its businesses and may use, acquire and dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Distribution Trust Assets will be transferred to and vest in the BII Distribution Trust, free and clear of all Claims, Liens and Interests. Except as otherwise provided in the Plan or the BII Distribution Trust Agreement, the Distribution Trust Representative may compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

Other than the Distribution Trust Assets and the Burlington Fabrics Irrevocable Trust assets and except as otherwise provided in the Plan or in the WLR Purchase Agreement, as of the Effective Date, all property of the Debtors’ Estates will vest in the applicable Reorganized Debtor, free and clear of all Claims, Liens and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

The transfer of property of the Debtors’ Estates to the Buyer will occur, pursuant to the WLR Purchase Agreement and sections 363, 1123(a) and 1123(b) of the Bankruptcy Code, concurrently with the Effective Date. Such property will be transferred to the Buyer free and clear of any and all Claims, Liens and Interests, pursuant to section 363(f) of the Bankruptcy Code and the Confirmation Order. As soon as practicable after the Distribution Trust Representative has liquidated all of the Debtors’ property not transferred to the Buyer and completed all Distributions provided for in the Plan, the Distribution Trust Representative will effectuate the dissolution of any Reorganized Debtors whose New Common Stock or New Subsidiary Equity Interests were not issued to the Buyer in accordance with the laws of its (or their respective) jurisdiction.

For any Reorganized Purchased Debtor, the initial officers and directors will be the individuals designated by the Buyer, to be effective as of the Effective Date. On the Effective Date, the Distribution Trust Representative will become the sole director and officer of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests are issued to the BII Distribution Trust. The Distribution Trust Representative will be authorized to execute, deliver, file or record any document or take any other action necessary or desirable to implement the terms of the Plan.

Implementation of the WLR Purchase Agreement

Concurrently with the Effective Date, the Debtors or Reorganized Debtors, as applicable, Reorganized Burlington will sell and transfer the Purchased Assets and New Subsidiary Equity Interests (or issue New Common Stock, if applicable) to the Buyer in consideration for its payment of the Purchase Price to the BII Distribution Trust, in cash, subject to adjustment in accordance with the WLR Purchase Agreement. The BII Distribution Trust will use the Purchase Price and its other assets to fund all Distributions to be made by the BII Distribution Trust under the Plan. The WLR Purchase Agreement and its terms are incorporated into and are made a part of the Plan. On or after the Confirmation Date, the applicable Debtors, Reorganized Debtors or the Buyer may take such actions as are consistent with the WLR Purchase Agreement and may be necessary or appropriate to effect the transactions contemplated by the WLR Purchase Agreement, including: (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with the terms of the Plan, the WLR Purchase Agreement and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan, the WLR Purchase Agreement and such other terms to which the applicable entities may agree; and (c) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

Issuance of New Common Stock

On the Effective Date, Reorganized Burlington will be authorized to issue the New Common Stock. All shares of New Common Stock will be issued either to the Buyer in accordance with the terms, and subject to the conditions, of the WLR Purchase Agreement or to the BII Distribution Trust, if not issued to the Buyer. There will be no options of any kind outstanding with respect to capital stock of Reorganized Burlington.

Issuance of New Subsidiary Equity Interests

On the Effective Date, each of the Burlington Subsidiary Debtors will issue the New Subsidiary Equity Interests, which will constitute all of the outstanding equity interests in such Burlington Subsidiary Debtor. All New Subsidiary Equity Interests will be issued either to the Buyer in accordance with the terms, and subject to the conditions, of the WLR Purchase Agreement, or to the BII Distribution Trust, if not issued to the Buyer. There will be no options of any kind outstanding with respect to any equity interests in any of the Burlington Subsidiary Debtors.

BII Distribution Trust

Prior to the Effective Date, the BII Distribution Trust will be established pursuant to the BII Distribution Trust Agreement, for the purpose of liquidating the Distribution Trust Assets, resolving all Disputed Claims and making all Distributions to holders of Allowed Claims (other than the Assumed Liabilities) in accordance with the terms of the Plan. On the Effective Date, the Distribution Trust Assets will be transferred to and vest in the BII Distribution Trust. Subject to and to the extent set forth in Section IV.B.6 of the Plan and any other applicable provision of the Plan, the Confirmation Order, the BII Distribution Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to or in furtherance hereof), the BII Distribution Trust (and the Distribution Trust Representative on its behalf) will be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan and the WLR Purchase Agreement; (b) market, liquidate, sell, transfer or otherwise dispose of the Distribution Trust Assets; (c) make Distributions contemplated by the Plan; (d) establish and administer any reserves with respect to Disputed Claims; (e) comply with the Plan and with its obligations under the Plan; (f) object to Claims and resolve such objections as set forth in Section VII.A of the Plan; (g) employ professionals to represent it with respect to its responsibilities; (h) exercise such other powers as may be vested in each of them or as deemed by each of them to be necessary and proper to implement the provisions thereof; (i) liquidate any assets of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust; and (j) dissolve any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust, as necessary and appropriate. The BII Distribution Trust will be a “representative of the estate” under section 1123(b)(3)(B) of the Bankruptcy Code. The BII Distribution Trust Agreement may also provide for the establishment of a BII Distribution Trust Advisory Committee to oversee the actions of the Distribution Trust Representative and fulfill any further functions specified in the BII Distribution Trust Agreement. The responsibilities, functions and members of any BII Distribution Trust Advisory Committee will be identified in the Plan Supplement.

The Distribution Trust Representative, whose identity will be disclosed as part of the Plan Supplement, will be appointed by the Creditors’ Committee and will be the exclusive trustee of the assets of the BII Distribution Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the consolidated Estates of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. Powers, rights, and responsibilities of the Distribution Trust Representative will be specified in the BII Distribution Trust Agreement and will include the authority and responsibility to: (a) receive, manage, invest, supervise, liquidate and protect the Distribution Trust Assets; (b) pay taxes or other obligations incurred by the trust; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and Distribution of the Distribution Trust Assets; (d) calculate and implement Distributions of the Distribution Trust Assets; (e) prosecute compromise and settle in accordance with the specified terms of the Plan and the BII Distribution Trust Agreement all Disputed Claims; (f) liquidate any assets of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust; and (g) dissolve any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust, as necessary and appropriate. Other rights and duties of the Distribution Trust Representative and the beneficiaries will be as set forth in the BII Distribution Trust Agreement. The Distribution Trust Representative will liquidate the Distribution Trust Assets in accordance with the applicable provisions of the BII Distribution Trust Agreement.

The BII Distribution Trust Agreement may include reasonable and customary indemnification provisions that are acceptable to the Creditors’ Committee. Any such indemnification will be the sole responsibility of the BII Distribution Trust.

The BII Distribution Trust is generally intended to be treated for federal income tax purposes as a liquidating trust for the benefit of creditors within the meaning of Treasury Regulations section 301.7701-4(d); accordingly, the distribution to the BII Distribution Trust in respect of holders of Allowed Claims will be treated for all purposes of the Tax Code as a transfer of such distribution to the creditors who are the beneficiaries of the BII Distribution Trust, and a transfer by the beneficiary-creditors to the BII Distribution Trust, who will be treated as the grantors and deemed owners of the BII Distribution Trust. The Distribution Trust Representative will be required by the BII Distribution Trust Agreement to file federal tax returns for the BII Distribution Trust as a grantor trust (and/or a disputed ownership fund with respect to the Unsecured Claims Reserve and the Administrative Claims Reserve) pursuant to applicable Treasury Regulations, and any income of the BII Distribution Trust will be treated as subject to tax on a current basis. The BII Distribution Trust Agreement will provide that the Distribution Trust Representative may pay such taxes on behalf of the beneficiary-creditors from Distribution Trust Assets. In addition, the BII Distribution Trust Agreement will require consistent valuation of the property distributed to the BII Distribution Trust by the Distribution Trust Representative and the beneficiary-creditors for all federal income tax purposes. The BII Distribution Trust Agreement will provide that the sole purpose of the BII Distribution Trust will be to liquidate and distribute (including objecting to Claims and determining the proper recipients and amounts of Distributions to be made from the BII Distribution Trust, including the Unsecured Claims Reserve and the Administrative Claims Reserve) the assets transferred to it for the benefit of the beneficiary-creditors who will be determined to hold Allowed Claims as expeditiously as reasonably possible, dissolve any of the Debtors and Burlington’s nondebtor subsidiaries which remain in existence after the Effective Date and which are not sold in the WLR Transaction once their continued existence is no longer necessary, not to engage in any trade or business, and to terminate upon the completion of such liquidation and distribution. The BII Distribution Trust Agreement will provide that such termination will occur no later than five years after the Effective Date, unless the Bankruptcy Court will approve an extension based upon a finding that such an extension is necessary for the BII Distribution Trust to complete its claims resolution and liquidating purpose. The BII Distribution Trust Agreement will also limit the investment powers of the Distribution Trust Representative in accordance with IRS Rev. Proc. 94-45 and will require the BII Distribution Trust to distribute at least annually to the beneficiary-creditors (as such may have been determined at such time) its net income (net of any taxes paid on behalf of the beneficiary-creditors), except for amounts retained as reasonably necessary to maintain the value of the Distribution Trust Assets or to meet claims and contingent Liabilities (including Disputed Claims).

Transfer of Assets from the Burlington Fabrics Irrevocable Trust

On the Petition Date, various creditors asserted Claims against Burlington Fabrics, including the Prepetition Lenders, Burlington Investment and various trade creditors. The Claims of the Prepetition Lenders were secured by, among other things, a pledge of substantially all of Burlington Fabrics’ assets. Pursuant to orders of the Bankruptcy Court, Burlington Fabrics sold substantially all of its assets, and the proceeds of these sales and Burlington Fabrics’ other remaining assets were transferred to the Burlington Fabrics Irrevocable Trust. Also pursuant to these orders, the Liens, Claims and other interests of the Prepetition Lenders, Burlington Investment and the other creditors of Burlington Fabrics attached to the sale proceeds that were transferred to the Burlington Fabrics Irrevocable Trust.

On the Effective Date, the funds held in the Burlington Fabrics Irrevocable Trust, after the payment of or reserve for any unpaid expenses of the Burlington Fabrics Trustee under the Burlington Fabrics Trust Agreement, will be transferred to the BII Distribution Trust for Distribution to the creditors of Burlington Fabrics pursuant to Article VI of the Plan. Upon such transfer to the BII Distribution Trust, the obligations of the Burlington Fabrics Irrevocable Trust and the Burlington Fabrics Trustee to pay the Claims of Burlington Fabrics’ creditors will be discharged in full, and all such Claims will be transferred to the BII Distribution Trust and will be paid by the BII Distribution Trust under the Plan.

The Distributions of the proceeds of the Burlington Fabrics Irrevocable Trust by the BII Distribution Trust and the Distribution Trust Representative in accordance with the Plan will be Distributions to satisfy in full and discharge the Claims asserted against Burlington Fabrics as of the Petition Date, including the Claims of the Prepetition Lenders. As a result of the substantive consolidation of the Debtors’ Estates pursuant to Article VIII of the Plan, Distributions that otherwise would have been made from the Burlington Fabrics Irrevocable Trust to Burlington Investment on account of its Claim against Burlington Fabrics will be deemed to have been made to the creditors of Burlington Investment, including the Prepetition Lenders.

The Burlington Fabrics Trustee may take such actions as may be necessary or appropriate to transfer the funds held in the Burlington Fabrics Irrevocable Trust to the BII Distribution Trust pursuant to Section IV.B.7.c of the Plan and to liquidate and close out the Burlington Fabrics Irrevocable Trust in accordance with the Burlington Fabrics Trust Agreement. The Burlington Fabrics Trustee and the Distribution Trust Representative may take such actions and enter into such agreements as may be necessary or appropriate to implement the provisions of Section IV.B.7 of the Plan and terminate the Burlington Fabrics Trust Agreement.

Substantive Consolidation

Pursuant to the Confirmation Order, the Bankruptcy Court will approve the substantive consolidation of the Debtors solely for the purpose of implementing the Plan, including for purposes of voting, Confirmation and Distributions to be made under the Plan. Pursuant to such order:

•	all assets and Liabilities of the Debtors will be deemed merged;

•	all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors; and

•	each and every Claim filed or to be filed in the Reorganization Case of any of the Debtors will be deemed filed against the consolidated Debtors and will be deemed to be one Claim against and a single obligation of the consolidated Debtors.

Such substantive consolidation (other than for the purposes of implementing the Plan) will not affect:

•	the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to affect restructurings as provided in Section IV.B of the Plan;

•	pre- and post-Effective Date guarantees that are required to be maintained (a) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (b) pursuant to the Plan; and

•	the revesting of assets in the separate Reorganized Debtors, the BII Distribution Trust or the Buyer, pursuant to Section IV.A of the Plan.

The Plan will serve as a motion seeking entry of an order substantively consolidating the Debtors, as described in and to the limited extent set forth in Section VIII.A of the Plan. Unless an objection to such substantive consolidation is made in writing by any creditor affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section XIII.K of the Plan on or before five days before the Voting Deadline, or such other date as may be fixed by the Bankruptcy Court, the substantive consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing. Notwithstanding such provision, nothing in the Plan will affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. § 1930.

Substantive consolidation is an equitable remedy in bankruptcy, which results in the pooling of the assets and liabilities of a debtor and one or more other debtors solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a plan of reorganization. There are no definitive rules as to when substantive consolidation will be ordered. Factors relied upon by Bankruptcy Courts in approving a substantive consolidation have included (a) whether the debtors are interrelated entities operating under a common parent for tax and business purposes, (b) whether creditors have dealt with the debtors as a single economic unit, (c) the absence of substantial prejudice to particular creditors arising from a substantive consolidation, (d) whether corporate formalities have been followed, (e) whether assets and records have not been kept separate, (f) whether there are intercompany guarantees of loans and other matters and (g) whether a consolidation will benefit all creditors. No single factor is determinative. The Debtors believe that these factors support a substantive consolidation of the Debtors under the current circumstances. No assurance can be given, however, that the Bankruptcy Court will approve the proposed substantive consolidation of the Debtors.

There are several factors that support the proposed substantive consolidation of the Debtors’ estate under the Plan. First, all of the Debtors are interrelated companies operating under Burlington as their ultimate parent for Tax and business purposes. Second, each of the Debtors is a guarantor of the debt owed to the Prepetition Lenders and each of the Debtors’ assets have been pledged to secure Burlington’s obligations to the Prepetition Lenders. As of the Petition Date, the Prepetition Lenders asserted secured Claims in excess of $472.1 million, plus related fees and interest, against the Debtors. Moreover, pursuant to the Bankruptcy Court’s order approving the DIP Credit Agreement, the Bankruptcy Court found that the Prepetition Lenders have allowed, perfected, secured Claims against all of the Debtors’ Estates. As a result, the unsecured Claims and Interests asserted against each of the Debtors are subordinate to the Claims of the Prepetition Lenders and, under the priority rules of the Bankruptcy Code, can only be paid after the Claims of the Prepetition Lenders are satisfied in full. Finally, the Debtors’ respective creditors will not be prejudiced by substantive consolidation under the Plan. To the contrary, absent the WLR Transaction, which provides sufficient value to satisfy the Claims of the Prepetition Lenders included in Class 3, the value of each of the Debtors’ assets would go first to pay the Claims of the Prepetition Lenders. Although the value of assets (including the subrogation claims among the Debtors) that would be left to satisfy the Claims of other creditors would vary by Debtor, the Debtors do not believe that any such creditors would receive more than the Distributions proposed for such creditors under the Plan. In fact, it is likely that Distributions to these unsecured creditors would be significantly less. Accordingly, the Debtors believe that the substantive consolidation of their estates, as provided in Article VIII of the Plan, is in the best interest of their respective Estates and creditors.

DISTRIBUTIONS UNDER THE PLAN

General

Except as otherwise provided in Article VI of the Plan, Distributions of cash to be made on the Effective Date to holders of Allowed Claims as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date or (b) such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.G.2 of the Plan (regarding undeliverable Distributions) or Section VI.K of the Plan (regarding surrender of cancelled instruments and securities) are satisfied. No Distributions will be made under the Plan until after (i) the date of the Administrative Claims Bar Date and (2) the establishment of any necessary Administrative Claims Reserve. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.J and VII.C of the Plan.

Methods of Distributions

The method of distributing the consideration provided for in the Plan is set forth in Sections VI.B, VI.C and VI.E of the Plan and summarized below.

Distributions to Holders of Allowed Claims

Except as provided in Section VI.B of the Plan, the Distribution Trust Representative, or such Third Party Disbursing Agents as designated by the Plan or the Distribution Trust Representative, will make all Distributions required under the Plan. The Buyer or Reorganized Purchased Debtors, as applicable, will make all Distributions to holders of the Assumed Liabilities, including those Administrative Claims identified in Section III.A.1.c of the Plan. In addition, pursuant to Section III.A.1.d of the Plan, the Buyer or Reorganized Purchased Debtors, as applicable, will have the sole obligation to cause replacement letters of credit to be issued to each holder of a letter of credit issued under the DIP Credit Agreement and Burlington’s outstanding surety bonds, in each case relating to the Business, including any replacements thereof and any other letters of credit issued under the DIP Credit Agreement and surety bonds arising in the ordinary course of the Business subsequent to the date of the Purchase Agreement. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the Distributions required by the Plan. With respect to Class 3 Claims, JPMorgan Chase

Bank, in its capacity as administrative agent for the Prepetition Lenders, will act as Disbursing Agent. With respect to Old Senior Note Claims, the Indenture Trustee will act as Disbursing Agent.

Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan (other than JPMorgan Chase Bank and the Indenture Trustee) will receive from the BII Distribution Trust, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Distribution Trust Representative.

Delivery of Distributions in General

Except as provided below for Distributions to holders of Old Senior Note Claims, Distributions to holders of Allowed Claims will be made by a Disbursing Agent: (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

Special Provisions for Distributions to Holders of Old Senior Note Claims

Subject to the requirements of Section VI.K of the Plan, Distributions to holders of Allowed Old Senior Note Claims will be made by the applicable Disbursing Agent to the record holders of the Old Senior Notes as of the Distribution Record Date, as identified on a record holder register prepared by the Indenture Trustee. The record holder register (a) will provide the name, address and holdings of each respective registered holder of Old Senior Notes, as of the Distribution Record Date, and (b) must be consistent with the Indenture Trustee’s Allowed proof of Claim. Each entry on the applicable record holder register will be treated as an Allowed Class 4 Claim for purposes of Distributions made pursuant to Article VI of the Plan.

Undeliverable or Unclaimed Distributions

If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section VI.G.2.c of the Plan (regarding the failure to claim undeliverable Distributions), undeliverable Distributions will remain in the possession of the applicable Disbursing Agent until such time as a Distribution becomes deliverable. Undeliverable cash will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the BII Distribution Trust’s investment and deposit guidelines.

On each Quarterly Distribution Date, the applicable Disbursing Agents will make all Distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such Distribution will include, to the extent applicable, a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash from the date that such Distribution would have first been due had it then been deliverable to the date that such Distribution becomes deliverable.

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within two years after the later of (a) the Effective Date and (b) the last date on which a Distribution was deliverable to such holder will have its claim for such undeliverable Distribution discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or Distribution Trust Assets. In such cases, unclaimed cash will become property of the BII Distribution Trust, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to the BII Distribution Trust. Nothing contained in the Plan will require any Debtor, Reorganized Debtor, Disbursing Agent or the BII Distribution Trust to attempt to locate any holder of an Allowed Claim.

Distribution Record Date

A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer registers for the Old Senior Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Senior Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make Distributions only to those holders of Old Senior Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims in Class 4 that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

Means of Cash Payments

Except as otherwise specified in the Plan, cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

Timing and Calculation of Amounts to Be Distributed

On the Effective Date, each holder of an Allowed Claim in a Class other than Class 4 will receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly Distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

The amount of Distributions to be made on the Effective Date to holders of Allowed Claims in Class 4 on account of such Claims will be made from the Unsecured Claims Reserve and will be calculated as if each Disputed Claim in such Class 4 were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, Distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in Class 4 that were allowed during the preceding calendar quarter. Such quarterly Distributions also will be calculated pursuant to the provisions set forth in Section VII.C of the Plan.

On the fourth Quarterly Distribution Date and annually thereafter, each holder of a Claim previously allowed in Class 4 will receive an additional Distribution from the Unsecured Claims Reserve on account of such Claim in an amount equal to: (a) the amount of cash that such holder would have been entitled to receive pursuant to Section VII.C of the Plan as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date minus (b) the aggregate amount of cash previously distributed on account of such Claim. Each such additional Distribution also will include, on the basis of the amount then being distributed, a Pro Rata share of the related Cash Investment Yield from the investment of any interest payments or other Distributions in the Unsecured Claims Reserve, from the date such cash was deposited into the Unsecured Claims Reserve to the date that such Distribution is made.

De Minimis Distribution

No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such Distribution discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property. Any cash not distributed pursuant to Section VI.J of the Plan with respect to Claims in a Class other than Class 4 will be the property of the BII Distribution Trust, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to the BII Distribution Trust. Any cash not distributed pursuant to Section VI.J of the Plan with respect to Allowed Claims in Class 4 will be retained in the Unsecured Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in Class 4, pursuant to Section VI.J of the Plan. For purposes of this redistribution, each Allowed Claim in Class 4 for which Distributions are less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Unsecured Claims Reserve or otherwise.

Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements including but not limited to requiring recipients to fund the payment of such withholding as a condition to delivery. Notwithstanding any other provision of the Plan, each person or entity receiving a Distribution of cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

Surrender of Cancelled Securities or Other Instruments

As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation cancelled pursuant to Section IV.F of the Plan, the holder of such Claim must tender the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any Distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.G.2 of the Plan.

Except as provided in Section VI.K.2 of the Plan for lost, stolen, mutilated or destroyed Old Senior Notes, each holder of an Allowed Old Senior Note Claim must tender the applicable note to the applicable Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of Old Senior Notes to act and the authenticity of any signatures required thereon. All surrendered Old Senior Notes will be marked as cancelled and delivered to the appropriate Reorganized Debtor.

Any holder of an Allowed Old Senior Note Claim with respect to which the underlying Old Senior Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and Reorganized Debtors, as applicable, harmless from any damages, Liabilities or costs incurred in treating such individual as a holder of an Old Senior Note. Upon compliance with the foregoing procedures by a holder of an Allowed Old Senior Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable note.

Any holder of an Allowed Old Senior Note Claim that fails to surrender or be deemed to have surrendered the applicable note within two years after the Effective Date will have its right to Distributions pursuant to the Plan on account of such Old Senior Note Claim discharged and will be forever barred from asserting any such Claim against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property. In such case, any cash held for Distribution on account of such Old Senior Note Claim will be treated pursuant to the provisions set forth in Section VI.G.2.c of the Plan.

Disputed Claims; Reserve and Estimations

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of Distributions under the Plan to holders of

Disputed Administrative Claims, the Administrative Claims Reserve will be established on the Effective Date to hold property for the benefit of these Administrative Claim holders. In lieu of Distributions under the Plan to holders of Disputed Claims in Class 4, the Unsecured Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Claims in Class 4. The BII Distribution Trust will fund the Administrative Claims Reserve and the Unsecured Claims Reserve with cash, in accordance with the BII Distribution Trust Agreement, as described in Section VI.E.1 of the Plan.

Funding of Claims Reserves

On the Effective Date, the Unsecured Claims Reserve will be established for the benefit of the holders of Allowed Claims in Class 4. The Distribution Trust Representative will fund the Unsecured Claims Reserve with the Remaining Proceeds. The Unsecured Claims Reserve will remain in full force and effect for five years from the Effective Date.

If any Disputed Claim relating to an Excluded Liability exists after the date of the Administrative Claims Bar Date, the Administrative Claims Reserve will be established for the benefit of the holders of such Disputed Excluded Liabilities. The Distribution Trust Representative will fund the Administrative Claims Reserve with cash from the Distribution Trust Assets. The Administrative Claims Reserve will remain in full force and effect until all Disputed Claims relating to Excluded Liabilities are resolved and satisfied in accordance with the Plan.

Each holder of an Allowed Claim (or a Disputed Claim that ultimately becomes an Allowed Claim) in Class 4 will have recourse only to the undistributed cash held in the Unsecured Claims Reserve for satisfaction of the Distributions to which such holders of Allowed Class 4 Claims are entitled under the Plan, and not to any Debtor, Reorganized Debtor, Estate or the Buyer; their respective property; or any assets previously distributed on account of any Allowed Claim. Cash held in the Unsecured Claims Reserve (a) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending Distribution by the Disbursing Agent for the benefit of holders of Class 4 Claims and (b) will be accounted for separately. The Disbursing Agent will invest the cash held in the Unsecured Claims Reserve in a manner consistent with the BII Distribution Trust’s investment and deposit guidelines. The Disbursing Agent also will place in the Unsecured Claims Reserve the Cash Investment Yield from such investment of cash.

Establishment of Other Claims Reserves

The Distribution Trust Representative may establish any other cash reserves that it deems necessary or advisable to ensure that sufficient funds are available to make Distributions to holders of Allowed Claims in Classes other than Class 4 or to otherwise satisfy the BII Distribution Trust’s and the Distribution Trust Representative’s obligations under the Plan, including the Distribution Trust Expenses.

Distributions on Account of Disputed Claims Once They Are Allowed

On each Quarterly Distribution Date, the applicable Disbursing Agent will make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such Distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental Distribution provisions set forth in Section VI.J.1 of the Plan.

Disallowance of Claims of Parties Holding Property Recoverable Pursuant to a Recovery Action

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of any Claims of holders from which property is recoverable pursuant to a Recovery Action. Such Claims will be disallowed in their entirety until such time as such holder has paid the amount or turned over the property that is the subject of the Recovery Action.

Payment of Post-Effective Date Interest from Cash Investment Yield

In the event that any cash is held in the BII Distribution Trust, holders of Allowed Claims may receive post-Effective Date interest at a rate determined by the Cash Investment Yield. For the federal income tax consequences to the holders of receipt of Cash Investment Yield, see “Certain Federal Income Tax Consequences of

Consummation of the Plan—Federal Income Tax Consequences to Holders of Claims,” “Certain Federal Income Tax Consequences of Consummation of the Plan—Certain Other Tax Considerations for Holders of Claims—Receipt of Interest Income” and “Certain Federal Income Tax Consequences of Consummation of the Plan—Certain Other Tax Considerations for Holders of Claims—Receipt of Pre-Effective Date Interest.”

Objections to Claims or Interests and Authority to Prosecute Objections

All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

After the Confirmation Date, only the Debtors or the BII Distribution Trust will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, only the BII Distribution Trust will have such authority and may settle or compromise any Disputed Claim, in accordance with the BII Distribution Trust Agreement, without approval of the Bankruptcy Court. Notwithstanding the foregoing, after the Effective Date, the Buyer or Reorganized Purchased Debtors, as applicable, may File, settle, compromise, withdraw or litigate to judgment objections to any Claims for which they have assumed liability under the Plan and the WLR Purchase Agreement.

Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will dissolve and the members of the Creditors’ Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date and in connection with any appeal of the Confirmation Order.

VOTING AND CONFIRMATION OF THE PLAN

General

To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that:

•	the Plan has classified Claims and Interests in a permissible manner;

•	the Plan complies with the applicable provisions of the Bankruptcy Code;

•	the Debtors comply with the applicable provisions of the Bankruptcy Code;

•	the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law;

•	the disclosure required by section 1125 of the Bankruptcy Code has been made;

•	the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code) (See “—Confirmation” and “—Acceptance or Cramdown”);

•	the Plan is feasible and, with respect to the Debtors, Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors;

•	the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan;

•	all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date;

•	the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the applicable Debtor has obligated itself to provide such benefits; and

•	the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of Reorganized Burlington have been made.

Accordingly, in order to confirm the Plan, the Bankruptcy Court will have to find compliance of the Plan with respect to each of the foregoing factors.

Voting Procedures and Requirements

Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, IF YOU HOLD MULTIPLE GENERAL UNSECURED CLAIMS OR UNDER CERTAIN OTHER CIRCUMSTANCES, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 4:30 P.M., EASTERN TIME, ON OCTOBER 10, 2003 (OR SUCH OTHER TIME AND DATE IDENTIFIED ON YOUR BALLOT) AT THE ADDRESS SET FORTH ON THE PREADDRESSED ENVELOPE PROVIDED TO YOU. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

Votes cannot be transmitted orally. Accordingly, you are urged to return your signed and completed Ballot promptly.

ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH IS NOT PROPERLY SIGNED WILL NOT BE COUNTED.

IF A BALLOT (OR A GROUP OF BALLOTS WITHIN A PLAN CLASS RECEIVED FROM A SINGLE CREDITOR) PARTIALLY REJECTS AND PARTIALLY ACCEPTS THE PLAN, SUCH BALLOT(S) WILL BE IDENTIFIED BY THE VOTING AGENT, AND, TO THE EXTENT SUCH VOTES ARE STATISTICALLY SIGNIFICANT, THE BANKRUPTCY COURT WILL DETERMINE WHETHER TO COUNT THE BALLOT(S) ON OR BEFORE THE CONFIRMATION HEARING.

IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS VOTE TO REJECT THE PLAN, (A) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (B) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. SEE “—ACCEPTANCE OR CRAMDOWN” AND “—ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”

IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, PLEASE CALL THE DEBTORS’ VOTING AGENT, LOGAN & COMPANY, INC. AT (973) 509-3190.

Holders of Unsecured Claims in amounts greater than $1,500 that wish for such Claims to be treated in Class 5 (Convenience Claims) must indicate that election on the Ballot. A separate Ballot will be provided, and a separate election may be made, for each such Claim. See “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests.”

The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for October 30, 2003 at 2:00 p.m. Eastern Time before The Honorable Randall J. Newsome, United States Bankruptcy Court Judge for the District of Delaware, in the Judge’s usual courtroom at the United States District Court for the District of Delaware, 844 King Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be filed and served upon the persons designated in the notice of the Confirmation Hearing, in the manner and by the deadline described therein.

Confirmation

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is “fair and equitable” and “does not discriminate unfairly” as to the nonaccepting Class; (b) is in the “best interests” of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

Acceptance or Cramdown

A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See “—Best Interests Test; Liquidation Analysis.”

The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is “fair and equitable” and (b) “does not discriminate unfairly” with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan. The “fair and equitable” standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting Class of Unsecured Claims or a Class of Interests receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or

Interests in any junior Class may receive or retain any property on account of such Claims or Interests. With respect to a dissenting Class of Secured Claims, the “fair and equitable” standard requires, among other things, that holders either (a) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property of the applicable Estate or (b) receive the indubitable equivalent of their Secured Claims. The “fair and equitable” standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than 100% of its Allowed Claims or Allowed Interests. The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims.

The requirement that the Plan not “discriminate unfairly” means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

Any Class of Claims that receives nothing under the Plan will be deemed to be a dissenting Class. As a result, in addition to any Class that does not vote to accept the Plan, the Debtors will, to the extent required, seek to use the “cramdown” provisions described above with respect to the Interests of Classes 6, 7 and 8.

Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or (b) the Debtors’ ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

Modification or Revocation of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before substantial consummation of the Plan. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will:

•	constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or

•	prejudice in any manner the rights of any Debtors or any other party.

Best Interests Test; Liquidation Analysis

Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

To estimate what members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Reorganization Cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor’s assets were liquidated by a chapter 7 trustee (the “Liquidation Value”). The hypothetical Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.

The hypothetical Liquidation Value available to holders of Unsecured Claims and Interests would be reduced by, among other things, (a) the Claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 cases; (c) unpaid Administrative Claims of the Reorganization Cases; and (d) Priority Claims and Priority Tax Claims. The Debtors’ costs of liquidation in chapter 7 cases would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable Taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate the payment of other Priority Claims and Priority Tax Claims that would otherwise be payable in the ordinary course of business. These Priority Claims and Priority Tax Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests. The Debtors believe that the liquidation also would generate a significant increase in Unsecured Claims, such as Rejection Damage Claims, and Tax and other governmental Claims.

The information contained in Exhibit VI hereto provides a summary of the hypothetical Liquidation Values of the Debtors’ interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors’ properties and interests in property. As more fully described in Exhibit VI, the hypothetical Liquidation Analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. WHILE THE DEBTORS BELIEVE THAT THESE ESTIMATES AND ASSUMPTIONS ARE REASONABLE FOR THE PURPOSE OF PREPARING HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS, NO ASSURANCE EXISTS THAT SUCH ESTIMATES AND ASSUMPTIONS WOULD BE VALID IF THE DEBTORS WERE, IN FACT, TO BE LIQUIDATED. Moreover, as noted above, the Debtors believe that chapter 7 liquidations could result in substantial litigation that could delay the liquidation beyond the periods assumed in Exhibit VI. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of Unsecured Claims in Class 4. Moreover, the Debtors believe that such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors’ assets to an extent that cannot be estimated at this time.

Based on the hypothetical Liquidation Analysis set forth in Exhibit VI, the Debtors believe that holders of Claims against the Debtors will receive greater value as of the Effective Date under the Plan than such holders would receive under a chapter 7 liquidation.

In actual liquidations of the Debtors, distributions to holders of Claims would be made substantially later than the Effective Date assumed in connection with the Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of Unsecured Claims. The hypothetical chapter 7 liquidations of the Debtors are assumed to commence on October 30, 2003 and to be completed within 18 months thereafter. The hypothetical Liquidation Analysis, which is presented on a consolidated basis for the Debtors resulting in the elimination of certain intercompany claims, assumes that distributions are made by the chapter 7 trustee beginning as soon as practicable following commencement of the liquidation and completed within 18 months of commencement. As a result, the Debtors believe the value of the liquidation distributions on a present value basis determined as of the projected Effective Date would be less than the value distributable under the Plan.

In summary, the Debtors believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Claims against the Debtors, as compared to the proposed distributions under the Plan, because of, among other factors:

•	the failure to realize the maximum going concern value of the Debtors’ assets;

•	the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors;

•	additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in the chapter 7 cases;

•	additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors’ operations; and

•	the substantial time that would elapse before entities would receive any distribution in respect of their Claims.

Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims against the Debtors than would chapter 7 liquidations.

Burlington has attached its summary operating projections as Exhibit VII hereto, which represent the projections that Burlington provided to Qualified Bidders in the Auction.

Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan).

For purposes of determining whether the Plan meets the feasibility requirement with respect to the Debtors, the Debtors have analyzed their ability to meet their respective obligations under the Plan. Burlington believes that the Buyer has the financial wherewithal to close under the WLR Purchase Agreement and to pay the Purchase Price at Closing.

Compliance with Applicable Provisions of the Bankruptcy Code

Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

Alternatives to Confirmation and Consummation of the Plan

The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, delaying the adoption of any plan of reorganization and the liquidation of the Debtors. Although the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors’ exclusive periods under the Bankruptcy Code to file and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Reorganization Cases could attempt to formulate and propose a different plan or plans of reorganization.

Further, if no plan of reorganization can be confirmed, the Reorganization Cases may also be converted to chapter 7 cases. In a liquidation case under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. The Debtors may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, chapter 11 liquidations might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and high administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially. The Debtors believe that a chapter 11 liquidation would not produce distributions as favorable as those under the Plan. For further discussion of the potential impact on the Debtors of the conversion of the Reorganization Cases to chapter 7 liquidations, see “—Best Interests Test; Liquidation Analysis.”

The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

General

A DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THIS DESCRIPTION DOES NOT ADDRESS FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS WHICH ARE TO BE PAID IN FULL IN CASH, REINSTATED OR OTHERWISE UNIMPAIRED, OR EXTINGUISHED WITHOUT ANY DISTRIBUTION IN EXCHANGE THEREFOR. THIS DESCRIPTION IS BASED ON THE TAX CODE, TREASURY REGULATIONS ISSUED THEREUNDER (“TREASURY REGULATIONS”), JUDICIAL DECISIONS AND IRS AND ADMINISTRATIVE DETERMINATIONS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. CHANGES IN ANY OF THESE AUTHORITIES, OR INTERPRETATIONS THEREOF, WHICH MAY HAVE RETROACTIVE EFFECT, MAY CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW. THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED HEREIN ARE COMPLEX AND ARE SUBJECT TO UNCERTAINTY. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS AND NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN, AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT. NO ASSURANCE CAN BE GIVEN THAT THE IRS OR COURTS WILL AGREE WITH THE DISCUSSION HEREIN.

THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION PROVIDED BELOW DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, BANKS, MUTUAL FUNDS, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, TAX EXEMPT ORGANIZATIONS, FOREIGN TAXPAYERS, INVESTORS IN PASS-THROUGH ENTITIES, AND HOLDERS WHO RECEIVED CLAIMS OR INTERESTS AS COMPENSATION FOR SERVICES, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS. MOREOVER, THE DESCRIPTION IS LIMITED TO FEDERAL INCOME TAX CONSEQUENCES AND DOES NOT DISCUSS FOREIGN, STATE OR LOCAL LAW OR THE POSSIBLE FOREIGN, STATE OR LOCAL TAX CONSEQUENCES THAT MIGHT APPLY TO THE DEBTORS OR TO HOLDERS OF CLAIMS UNDER FOREIGN, STATE OR LOCAL TAX LAWS.

FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

Federal Income Tax Consequences to the Debtors

Transactions

The transactions to be implemented pursuant to the Plan and pursuant to the terms, and subject to the conditions, of the WLR Purchase Agreement include, among other things: (a) the sale and transfer of the Purchased Assets to the Buyer (or, if applicable, the issuance of the New Common Stock to the Buyer) for cash in an amount equal to the Purchase Price; (b) the establishment of the BII Distribution Trust to hold the Distribution Trust Assets, which include, among other things, the Purchase Price; (c) the cancellation of certain indebtedness in exchange for cash; and (d) the cancellation of the Old Common Stock, the Old Nonvoting Common Stock and the Old Subsidiary Equity Interests (collectively, the “Transactions”).

The WLR Transaction

The Debtors generally would recognize gain or loss upon the sale of the Purchased Assets in an amount equal to the aggregate difference between the fair market value of each such asset and the tax basis of the asset. Any such gain may be offset in whole or in part by NOLs available to the Debtors. However, in the case of a Stock Transaction, if applicable, the Debtors would not recognize gain or loss on the issuance and transfer of the New Common Stock to the Buyer.

Transfers to BII Distribution Trust

On the transfer of the Distribution Trust Assets (other than cash) to the BII Distribution Trust, the Debtors will recognize gain (or loss) equal to the difference between the fair market value of the assets and their adjusted tax basis in such assets. Any such gain recognized will generally be offset for federal income tax purposes by available NOL carryforwards.

Cancellation of Debt

Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the Bankruptcy Court or pursuant to a plan of reorganization approved by the Bankruptcy Court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

If debt is discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a) NOLs and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards.

A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules generally should apply separately to the particular corporation whose debt is being discharged, not to the entire group without regard to the identity of the particular debtor. The IRS recently has taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

Section 382 Limitation

Any attributes that remain after application of any reductions described above may be subject to an annual limitation (the “Section 382 Limitation”) on their use under section 382 of the Tax Code and Treasury Regulations sections 1.1502-90 through -99, which provide that when a corporation, loss group, or loss subgroup with NOL carryforwards and/or similar tax attributes undergoes a change in more than 50% of its ownership (an “Ownership Change”), its use of such attributes to offset future taxable income is generally limited on an annual basis to a percentage of its value at the time of the ownership change unless a lower annual limitation would apply due to a previous Ownership Change. As a result of the Transactions, an Ownership Change may occur on the Effective Date with respect to the Debtors.

Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or a consolidated group) undergoes an Ownership Change and is in a net unrealized built-in loss position on the date of the Ownership Change, the corporation’s (or group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

Other Federal Income Tax Consequences

Other federal income tax consequences to the Debtors may result depending on the terms of any Restructuring Transactions that occur with respect to the Debtors.

Federal Income Tax Consequences to Holders of Claims

The tax consequences of the Plan to a holder of a Claim will depend, in part, on: (a) the identity of the Debtor; (b) what type of consideration was received in exchange for the Claim; (c) whether the holder is a resident of the United States for tax purposes; (d) whether the holder reports income on the accrual or cash basis; (e) whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim; and (f) whether the holder receives distributions under the Plan in more than one taxable year.

In general, holders of Claims against Burlington will recognize gain or loss equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in those Claims. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received under the Plan. Any gain or loss recognized in the exchange will be capital or ordinary depending on the status of the Claim in the holder’s hands, including whether the Claim was acquired at a market discount. A holder of an Allowed Claim who purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange The holder’s aggregate tax basis for any consideration received under the Plan generally will equal the amount realized. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

As described in “Distributions Under the Plan—Timing and Calculation of Amounts to be Distributed” above, the BII Distribution Trust which will initially receive the distributions for Allowed Claims is generally expected to be treated for tax purposes as a grantor trust owned by the beneficiary-creditors, who will be deemed to have received the distributions and contributed the distributed property to the BII Distribution Trust on the Effective Date. As the owners of BII Distribution Trust property, the beneficiary-creditors will also be treated as earning any income earned by the BII Distribution Trust, except that any earnings of funds held in the Unsecured Claims Reserve may be treated as earned by and taxable to a separate taxable entity. The BII Distribution Trust Agreement will provide that the BII Distribution Trust may pay taxes on any such income earned by the Unsecured Claims Reserve and distribute such income net of such tax payments.

Due to the possibility that certain holders of Allowed Claims (or Disputed Claims that ultimately become Allowed Claims) may receive cash distributions subsequent to the Effective Date of the Plan, the imputed interest provisions of the Tax Code may apply to treat a portion of such distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using the constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution. Additionally, because additional distributions may be made to such holders after the initial distribution, any loss and a portion of any gain realized by such holder may be deferred. All such holders are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting gain that may be recognized by such holder in respect of its Claims.

Certain Other Tax Considerations for Holders of Claims

Receipt of Pre-Effective Date Interest

Holders of Claims not previously required to include in their taxable income any accrued but unpaid pre-Effective Date interest on a Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

Receipt of Interest Income

Holders of Allowed Claims who receive distributions that include payments of post-Effective Date interest at a rate determined by the Cash Investment Yield on a Claim generally will be treated as receiving taxable income to the extent thereof, and the timing of such income generally will be determined in accordance with such holder’s tax accounting method.

Installment Method

Holders of Claims constituting installment obligations for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if pursuant to the Plan the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of section 453B of the Tax Code.

Reinstatement of Claims

Holders generally should not recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to involve a modification of the Claim.

Bad Debt and/or Worthless Securities Deduction

A holder who, under the Plan, receives in respect of a Claim an amount less than the holder’s tax basis in that Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Tax Code or a worthless securities deduction under section 165(g) of the Tax Code. The rules governing the timing, character and amount of bad debt and/or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

Information Reporting and Backup Withholding

All distributions under the Plan will be subject to any applicable federal income tax reporting and withholding. The Tax Code imposes “backup withholding,” on certain “reportable” payments to certain taxpayers, including payments of interest. Under the Tax Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

THE FOREGOING SUMMARY IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS OF CLAIMS OR INTERESTS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN TO THEM.

ADDITIONAL INFORMATION

Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All of the exhibits and schedules to the Plan (once filed with the Bankruptcy Court) and this Disclosure Statement are available for inspection on the Document Website or at any other location designated by the Debtors and may be obtained from the copy service identified in the notice of the Confirmation Hearing.

In addition, Burlington files reports and other documents with the SEC in accordance with the requirements of the Securities Exchange Act of 1934, as amended. Burlington’s filings with the SEC, including the Burlington 2002 Form 10-K, the Burlington December 2002 Form 10-Q and the Burlington March 2003 Form 10-Q, are available to the public over the Internet on the SEC’s web site at www.sec.gov. Such filings may also be inspected at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Burlington 2002 Form 10-K, the Burlington December 2002 Form 10-Q, the Burlington March 2003 Form 10-Q and the Burlington June 2003 Form 10-Q are also available at the Document Website.

RECOMMENDATIONS AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in voting Classes to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: August 27, 2003	Respectfully submitted,

BURLINGTON INDUSTRIES, INC. (for itself and on behalf of the other Debtors)

	By:	/s/ John D. Englar
	Name:	John D. Englar
	Title:	Senior Vice President

COUNSEL:

/s/    Rebecca L. Booth

Daniel J. DeFranceschi (DE Bar No. 2732)

Rebecca L. Booth (DE Bar No. 4031)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

(302) 651-7700

-and-

David G. Heiman (OH 0038271)

Michelle Morgan Harner (OH 0064833)

Erin E. Karzmer (OH 0073577)

Stefan K. Schnopp (OH 0068528)

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

ATTORNEYS FOR DEBTORS AND

DEBTORS IN POSSESSION

EXHIBIT I

DEBTORS

Burlington Industries, Inc.

B.I. Transportation, Inc.

BH/M-II Inc.

BI Properties, Inc.

BI Properties I, Inc.

BII Mexico Holdings I, Inc.

BII Mexico Holdings II, Inc.

BII Mexico Laundry Holding Co.

BII Mexico Yarns Holding Co.

Burlington Apparel Services Company

Burlington Fabrics Inc.

Burlington Fabritex USA, Inc.

Burlington Industries I, LLC

Burlington Industries II, LLC

Burlington Industries III, LLC

Burlington Industries IV, LLC

Burlington Industries V, LLC

Burlington International Services Company

Burlington Investment Inc.

Burlington Investment II Inc.

Burlington Mills Corporation

Burlington Mills, Inc.

Burlington Worldwide Inc.

Burlington Worsteds Inc.

Distributex Inc.

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EXHIBIT II

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

IN RE:	Jointly Administered Case No. 01-11282 (RJN)
BURLINGTON INDUSTRIES, INC., a Delaware corporation, et al.,	Chapter 11

Debtors,

(Burlington Industries, Inc.)

(B.I. Transportation, Inc.)

(BH/M-II Inc.)

(BI Properties Inc.)

(BI Properties I Inc.)

(BH Mexico Holdings I, Inc.)

(BH Mexico Holdings II, Inc.)

(BH Mexico Laundry Holding Co.)

(BH Mexico Yarns Holding Co.)

(Burlington Apparel Services Company)

(Burlington Fabrics Inc.)

(Burlington Fabritex USA, Inc.)

(Burlington Industries I, LLC)

(Burlington Industries II, LLC)

(Burlington Industries III, LLC)

(Burlington Industries IV, LLC)

(Burlington Industries V, LLC)

(Burlington International Services Company)

(Burlington Investment Inc.)

(Burlington Investment II Inc.)

(Burlington Mills Corporation)

(Burlington Mills, Inc.)

(Burlington Worldwide Inc.)

(Burlington Worsteds Inc.)

(Distributex Inc.)

(Case No. 01-11282 (RJN))

(Case No. 01-11283 (RJN))

(Case No. 01-11284 (RJN))

(Case No. 01-11285 (RJN))

(Case No. 01-11286 (RJN))

(Case No. 01-11287 (RJN))

(Case No. 01-11288 (RJN))

(Case No. 01-11289 (RJN))

(Case No. 01-11290 (RJN))

(Case No. 01-11291 (RJN))

(Case No. 01-11292 (RJN))

(Case No. 01-11293 (RJN))

(Case No. 01-11294 (RJN))

(Case No. 01-11295 (RJN))

(Case No. 01-11296 (RJN))

(Case No. 01-11297 (RJN))

(Case No. 01-11298 (RJN))

(Case No. 01-11299 (RJN))

(Case No. 01-11300 (RJN))

(Case No. 01-11301 (RJN))

(Case No. 01-11302 (RJN))

(Case No. 01-11303 (RJN))

(Case No. 01-11304 (RJN))

(Case No. 01-11305 (RJN))

(Case No. 01-11306 (RJN))

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF

BURLINGTON INDUSTRIES, INC. AND ITS DEBTOR SUBSIDIARIES

Daniel J. DeFranceschi (DE Bar No. 2732) Rebecca L. Booth (DE Bar No. 4031) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 651-7700	David G. Heiman (OH 0038271) Michelle Morgan Harner (OH 0064833) Gus Kallergis (OH 0071557) JONES DAY North Point 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

August 27, 2003

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

TABLE OF EXHIBITS2

Exhibit I.A.132	WLR Purchase Agreement

Exhibit III.E	Schedule of Emergence Bonus Formula

Exhibit IV.C.3(a)	Nonexclusive Schedule of Employee Plans and Agreements to Remain in or Take Effect as of the Effective Date.

Exhibit IV.C.3(b)	Schedule of Employee Plans and Agreements to Be Terminated and Rejected as of the Effective Date

Exhibit V.A.1	Schedule of Executory Contracts and Unexpired Leases to Be Assumed or Assumed and Assigned

Exhibit V.C	Nonexclusive Schedule of Executory Contracts and Unexpired Leases to Be Rejected

[2]	Except as otherwise indicated, all Exhibits will be Filed and made available for review on the Document Website no later than ten days before the Voting Deadline. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors will File all modified, amended supplemented or restated Exhibits after they Are Filed. The Debtors will File all modified, amended, supplemented or restated Exhibits as promptly as possible and will make such Exhibits available for review on the Document Website.

INTRODUCTION

Burlington Industries, Inc. (“Burlington”) and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose the following first amended joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. § 1129. Reference is made to the Debtors’ first amended disclosure statement, filed contemporaneously with the Plan (the “Disclosure Statement”), for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan. There also are other agreements and documents, which are or will be filed with the Bankruptcy Court, that are referenced in the Plan or the Disclosure Statement and that will be available for review.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION

AND COMPUTATION OF TIME

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1. “2005 7.25% Senior Notes” means the 7.25% unsecured senior notes for $150.0 million aggregate principal amount sold by Burlington in September 1995 and due September 15, 2005, with interest payable semiannually beginning March 15, 1996 and controlled by the Prepetition Indenture.

2. “2027 7.25% Senior Notes” means the 7.25% unsecured senior notes for $150.0 million aggregate principal amount sold by Burlington in August 1997 and due August 1, 2027, with interest payable semiannually beginning February 1, 1998 and controlled by the Prepetition Indenture.

3. “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), including Claims under the DIP Credit Agreement and the DIP Financing Order; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; (e) all Intercompany Claims accorded administrative expense priority pursuant to section 503(b)(1) of the Bankruptcy Code and the Cash Management Order; and (f) all Emergence Bonuses and KERP Payments.

4. “Administrative Claims Reserve” means the reserve established pursuant to Section VI.E.1 for Disputed Administrative Claims (other than those to be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, pursuant to Sections III.A.1.c and III.A.1.d), which reserve will be maintained in trust for holders of Allowed Administrative Claims (other than those to be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, pursuant to Sections III.A.1.c and III.A.1.d).

5. “Administrative Trade Claim” means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits.

6. “Allowed Claim” means:

a. a Claim that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not otherwise a Disputed Claim;

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b. after the Claims Objection Bar Date, a Claim (i) for which a proof of Claim or request for payment of Administrative Claim has been Filed by the applicable Bar Date or otherwise been deemed timely Filed under applicable law and (ii) that is not otherwise a Disputed Claim; or

c. a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the applicable Debtor, Reorganized Debtor or the Distribution Trust Representative and Claim holder on or after the Effective Date; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

7. “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

8. “Assumed Contracts” has the meaning given to it in the WLR Purchase Agreement.

9. “Assumed Liabilities” has the meaning given to it in the WLR Purchase Agreement.

10. “Auction” means the auction that took place on July 28, 2003, as contemplated by the Bidding Procedures, at which the Buyer was selected as the highest and best bidder at the conclusion.

11. “BII Distribution Trust” means the trust established pursuant to Section IV.B.6 to hold the Distribution Trust Assets and make Distributions to holders of certain Allowed Claims.

12. “BII Distribution Trust Advisory Committee” means any advisory committee appointed by the Creditors’ Committee pursuant to the BII Distribution Trust Agreement.

13. “BII Distribution Trust Agreement” means the trust agreement, to be dated prior to the Effective Date, between the Debtors, the Creditors’ Committee and the Distribution Trust Representative, governing the BII Distribution Trust, which shall be in the form contained in the Plan Supplement and acceptable to the Debtors, the Creditors’ Committee and the Distribution Trust Representative.

14. “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

15. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as now in effect or hereafter amended with retroactive applicability to these chapter 11 cases.

16. “Bankruptcy Court” means the United States District Court having jurisdiction over the Reorganization Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the bankruptcy unit of such District Court.

17. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to these chapter 11 cases.

18. “Bar Date” means the applicable bar date by which a proof of Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

19. “Bar Date Order” means an order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claims in the Reorganization Cases, as the same may be amended, modified or supplemented.

20. “Bidding Procedures” means the bidding procedures and requirements governing the Auction approved by an order of the Bankruptcy Court entered on March 5, 2003 and later amended by consent order on April 4, 2003.

21. “Burlington” means Burlington Industries, Inc., a Delaware corporation, one of the Debtors and the direct or indirect parent corporation of each of the Burlington Subsidiary Debtors.

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22. “Burlington Fabrics” means Burlington Fabrics, Inc., a Delaware corporation and one of the Debtors.

23. “Burlington Fabrics Irrevocable Trust” means the irrevocable trust created for the benefit of Burlington Fabrics’ creditors pursuant to the Bankruptcy Court’s Order (A) Authorizing an Intercompany Transaction Involving the Sale of Substantially All of the Assets of Burlington Fabrics, Inc. and (B) Granting Certain Related Relief, dated August 29, 2002.

24. “Burlington Fabrics Trust Agreement” means the Trust Agreement, dated as of September 25, 2002, between Burlington Fabrics and the Burlington Fabrics Trustee, governing the Burlington Fabrics Irrevocable Trust.

25. “Burlington Fabrics Trustee” means U.S. Bank National Association (or any successor trustee), in its capacity as the trustee of the Burlington Fabrics Irrevocable Trust.

26. “Burlington Investment” means Burlington Investment II Inc., a Delaware corporation and one of the Debtors.

27. “Burlington Subsidiary Debtors” means, individually or collectively, a Debtor or Debtors other than Burlington.

28. “Business” has the meaning given to it in the WLR Purchase Agreement.

29. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

30. “Buyer” means, individually and collectively, as applicable, Parent, Sub and Mohawk or any designee, assign or purchaser in conjunction with a concurrent or subsequent sale of the Lees Business.

31. “Cash Investment Yield” means the net yield earned by the applicable Disbursing Agent from the investment of cash held pending Distribution pursuant to the Plan, which investment will be in a manner consistent with the BII Distribution Trust’s investment and deposit guidelines.

32. “Cash Management Order” means the Order: (A) Approving Cash Management System, Certain Intercompany Transactions with Nondebtor Affiliates and Use of Existing Bank Accounts and Business Forms; (B) Granting Interim and Final Approval of Investment and Deposit Guidelines; and (C) According Administrative Expense Status to All Postpetition Intercompany Claims, entered by the Bankruptcy Court on or about November 15, 2001.

33. “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

34. “Claims Objection Bar Date” means, for all Claims, other than those Claims allowed in accordance with Section I.A.6.c, the latest of: (a) 120 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.

35. “Class” means a class of Claims or Interests, as described in Article II.

36. “Closing” and “Closing Date” have the meanings ascribed to them in Section 1.03(a) of the WLR Purchase Agreement.

37. “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

38. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

39. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

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40. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

41. “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

42. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

43. “Debtors” means, collectively, the debtors and debtors in possession identified on the cover page to this Plan.

44. “DIP Credit Agreement” means, collectively: (a) the Revolving Credit and Guaranty Agreement, dated as of November 15, 2001, as it may be subsequently amended and modified, among the Debtors (as borrowers or guarantors), those entities identified therein as “Lenders” and their respective successors and assigns and JPMorgan Chase Bank (as agent bank); (b) all amendments thereto and extensions thereof; and (c) all security agreements and instruments related to the documents identified in (a) and (b).

45. “DIP Financing Order” means, as amended, supplemented or modified, the Final Order (I) Authorizing Debtor to (A) Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1), (B) Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (C) Repurchase Receivables Pursuant to 11 U.S.C. §§ 105 and 363, and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362 and 363 entered by the Bankruptcy Court on December 12, 2001.

46. “DIP Lenders” means, collectively, (a) those entities identified as “Lenders” in the DIP Credit Agreement and their respective successors and assigns and (b) JPMorgan Chase Bank (as agent bank).

47. “Disbursing Agent” means the BII Distribution Trust, in its capacity as a disbursing agent pursuant to Section VI.C, the Distribution Trust Representative, any Third Party Disbursing Agent and Buyer or Reorganized Purchased Debtors, as applicable, with respect to those Administrative Claims identified in Sections III.A.1.c.

48. “Disclosure Statement” means the first amended disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

49. “Disputed Administrative Claim” means an Administrative Claim (other than those to be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, pursuant to Sections III.A.1.c and III.A.1.d) that is also a Disputed Claim.

50. “Disputed Claim” means:

a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but as to which the applicable Debtor, Reorganized Debtor, Distribution Trust Representative or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order; or (ii) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated; or

b. if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection has been Filed by the applicable Debtor, Reorganized Debtor, Distribution Trust Representative or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order.

51. “Disputed Insured Claim” and “Disputed Uninsured Claim” mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

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52. “Distribution Record Date” means the Confirmation Date.

53. “Distribution Trust Assets” means, collectively: (a) Excluded Assets, Excluded Balance Sheet Assets, Sale Proceeds, Recovery Actions, Working Capital Amount Due (if and when due to the BII Distribution Trust) and any other cash, assets or property that are to be held for and distributed to holders of Allowed Claims under the Plan (other than the Assumed Liabilities, including those Administrative Claims to be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, in accordance with Sections III.A.1.c and III.A.1.d); (b) the proceeds of the foregoing; and (c) the funds in the Burlington Fabrics Irrevocable Trust.

54. “Distribution Trust Expenses” means any and all reasonable fees, costs and expenses incurred by the BII Distribution Trust or the Distribution Trust Representative (or any Disbursing Agent or professional engaged by the Distribution Trust Representative) in connection with their respective duties under the Plan and the BII Distribution Trust Agreement, including, without limitation, any administrative fees, attorneys’ fees and expenses, insurance fees, taxes, Escrow Expenses and fees payable under 28 U.S.C. § 1930.

55. “Distribution Trust Representative” means the trustee appointed by the Creditors’ Committee pursuant to Section IV.B.6.b and identified in the BII Distribution Trust Agreement (or any successor trustee), in its capacity as the trustee of the BII Distribution Trust.

56. “Distributions” means the distributions of cash to be made in accordance with Article VI.

57. “Document Website” means the Internet site address www.burlington.com at which all of the exhibits and schedules to the Plan and the Disclosure Statement will be available to any party in interest and the public.

58. “Effective Date” means a day, as determined by the Debtors, that is the Business Day as soon as reasonably practicable after all conditions to the Effective Date in Section IX.B have been met or waived pursuant to Section IX.C.

59. “Emergence Bonus” means the cash payment to be made to KERP Participants in accordance with Exhibit III.E on the earlier of: (a) 90 days after the Effective Date or (b) termination of the particular KERP Participant’s employment.

60. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

61. “Escrow Expenses” means those expenses for which the BII Distribution Trust is responsible under that certain escrow agreement, to be dated on or about the Effective Date, among the Parent, BII Distribution Trust and Escrow Agent (as such term is defined in the WLR Purchase Agreement).

62. “Estate” means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.

63. “Excluded Assets” means those assets, properties, causes of action and similar rights or interests designated as an “Excluded Asset” in the WLR Purchase Agreement or otherwise left by the terms of the WLR Purchase Agreement with the Estates on the Effective Date.

64. “Excluded Balance Sheet Assets” has the meaning given to it in the WLR Purchase Agreement.

65. “Executory Contract and Unexpired Lease” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

66. “Face Amount” means:

a. when used with reference to a Disputed Insured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date, or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (ii) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely filed under applicable law, that portion, if any, of such Claim listed on the Debtors’ Schedules as undisputed, noncontingent and liquidated; or (iii) the

5

applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) or (ii) above or the proof of Claim specifies an unliquidated amount; and

b. when used with reference to a Disputed Uninsured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; or (ii) the amount of the Claim acknowledged by the applicable Debtor, Reorganized Debtor or Distribution Trust Representative in any objection Filed to such Claim or in the Schedules as an undisputed, noncontingent and liquidated Claim, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, proposed by the Debtors or established by the Reorganized Debtors or the Distribution Trust Representative following the Effective Date, if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount.

67. “Fee Auditor” means Warren H. Smith & Associates, in its capacity as fee auditor, pursuant to the Order Appointing Fee Auditor and Establishing Related Procedures Concerning the Allowance and Payment of Compensation and Reimbursement of Expenses of Professionals and Members of Official Committees and Consideration of Fee Applications, entered by the Bankruptcy Court on March 21, 2002.

68. “Fee Claim” means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Reorganization Cases.

69. “Fee Order” means the Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, entered by the Bankruptcy Court on December 7, 2001, as modified by the Order Appointing Fee Auditor and Establishing Related Procedures Concerning the Allowance and Payment of Compensation and Reimbursement of Expenses of Professionals and Members of Official Committees and Consideration of Fee Applications, entered by the Bankruptcy Court on March 21, 2002.

70. “File”, “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Reorganization Cases.

71. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

72. “Indenture Trustee” means the Bank of New York (as successor trustee to Wachovia Bank of North Carolina, N.A.), as indenture trustee under the Prepetition Indenture, or any successor thereto.

73. “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Petition Date that is covered under an insurance policy, other than a workers’ compensation insurance policy, applicable to the Debtors or their businesses.

74. “Intercompany Claim” means any Claim by a Debtor against another Debtor.

75. “Interest” means the rights of the holder of the Old Common Stock, Old Nonvoting Stock or Old Subsidiary Equity Interest of any Debtor and the rights of any entity to purchase or demand the issuance of any of the Old Common Stock, Old Nonvoting Stock or Old Subsidiary Equity Interest of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

76. “IRS” means the Internal Revenue Service of the United States of America.

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77. “JPMorgan Chase Bank” means JPMorgan Chase Bank, as administrative agent for the Prepetition Lenders or DIP Lenders, as applicable.

78. “KERP” means the Debtors’ key employee retention and severance program, and all agreements and plans related thereto, approved by orders of the Bankruptcy Court dated January 17, 2002, January 28, 2002 and February 27, 2002 and supplemented by order of the Bankruptcy Court dated March 31, 2003.

79. “KERP Participant” means an employee of the Debtors who, as of the Effective Date, is a participant in the KERP.

80. “KERP Payments” means any and all payments due and owing or to be paid to KERP Participants under the KERP. KERP Payments do not include the Emergence Bonus.

81. “Lees Business” has the meaning given to it in the WLR Purchase Agreement.

82. “Liabilities” all claims, obligations, suits, judgments, damages, demands, debts, rights, Recovery Actions, causes of action and liabilities (other than the right to enforce the Debtors’, Reorganized Debtors’, BII Distribution Trust’s or Buyer’s obligations under or claims for fraud relating to or for willful or material breach of the Plan and the WLR Purchase Agreement and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.

83. “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

84. “Mohawk” means Mohawk Industries, Inc., a Delaware corporation.

85. “New Common Stock” means the shares of common stock, par value $0.01 per share, of Reorganized Burlington, authorized pursuant to the amended certificate of incorporation of Reorganized Burlington in connection with the Plan.

86. “New Subsidiary Equity Interests” means the common stock, membership interests, partnership interests or other equity interests of a Reorganized Debtor (other than Reorganized Burlington), authorized pursuant to the Reorganized Debtor’s amended certificate of incorporation or similar constituent document in connection with the Plan.

87. “Old Common Stock” means the common stock issued by Burlington and outstanding immediately prior to the Effective Date.

88. “Old Nonvoting Common Stock” means the nonvoting common stock issued by Burlington and outstanding immediately prior to the Effective Date.

89. “Old Senior Note Claim” means a Claim under or evidenced by the 2005 7.25% Senior Notes, 2027 7.25% Senior Notes or the Prepetition Indenture.

90. “Old Senior Notes” means, collectively, the 2005 7.25% Senior Notes and the 2027 7.25% Senior Notes.

91. “Old Subsidiary Equity Interests” means the common stock, membership interests, partnership interests or other equity interests issued by a Debtor (other than Burlington) and outstanding immediately prior to the Effective Date.

92. “Ordinary Course Professionals Order” means the Order Authorizing Debtors and Debtors in Possession to Retain, Employ and Pay Certain Professionals in the Ordinary Course of the Debtors’ Businesses, entered by the Bankruptcy Court on or about December 12, 2001, as extended by the Order Extending Order

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Authorizing Debtors and Debtors in Possession to Retain, Employ and Pay Certain Professionals in the Ordinary Course of Their Businesses, entered by the Bankruptcy Court on December 4, 2002.

93. “PBGC” means the Pension Benefit Guaranty Corporation.

94. “Parent” means, WLR Recovery Fund II L.P., a Delaware limited partnership.

95. “Pension Plan” has the meaning given to it in the WLR Purchase Agreement.

96. “Petition Date” means November 15, 2001.

97. “Plan” means this first amended joint plan of reorganization for the Debtors, to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

98. “Plan Supplement” means the form of documents specified in Section XIII.H.

99. “Prepetition Credit Facility” means the Credit Agreement, dated as of September 30, 1988, as amended and restated as of December 5, 2000, by and among Burlington, as borrower, the lenders party thereto, JPMorgan Chase Bank, as administrative agent for the Prepetition Lenders, and Chase Manhattan Bank USA, N.A., as fronting bank, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

100. “Prepetition Indenture” means the Indenture, dated as of September 1, 1995, between Burlington and the Indenture Trustee, governing the 2005 7.25% Senior Notes and the 2027 7.25% Senior Notes, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

101. “Prepetition Lenders” means, collectively, (a) the lenders party to the Prepetition Credit Facility and (b) JPMorgan Chase Bank (as agent bank).

102. “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

103. “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

104. “Professional” means any professional employed in the Reorganization Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

105. “Pro Rata” means, when used with reference to a Distribution of property pursuant to Article III, proportionately so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.

106. “Purchase Price” has the meaning given to it in the WLR Purchase Agreement.

107. “Purchased Assets” has the meaning given to it in the WLR Purchase Agreement.

108. “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

109. “Real Property Executory Contract and Unexpired Lease” means, collectively, an Executory Contract or Unexpired Lease relating to a Debtor’s interest in real property and any Executory Contracts and

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Unexpired Leases granting rights or interests related to or appurtenant to the applicable real property, including all easements; licenses; permits; rights; privileges; immunities; options; rights of first refusal; powers; uses; usufructs; reciprocal easement or operating agreements; vault, tunnel or bridge agreements or franchises; development rights; and any other interests in real estate or rights in rem related to the applicable real property.

110. “Recovery Actions” means, collectively and individually, preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other similar state law claims and causes of action. Recovery Actions do not include any actions released pursuant to the DIP Financing Order, the Plan, other agreements entered into by the Debtors or any other orders entered by the Bankruptcy Court.

111. “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that an Allowed Claim or Allowed Interest will be Reinstated, such Claim or Interest will be Reinstated, at the applicable Reorganized Debtor’s sole discretion, in accordance with one of the following:

a. The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

b. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

i. any such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

ii. the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

iv. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

112. “Released Parties” means, collectively, any Debtor, any Reorganized Debtor, any Estate, the Buyer, the BII Distribution Trust, the Distribution Trust Representative, any member of the Creditors’ Committee, any Prepetition Lender and any DIP Lender and each of their respective present or former directors, officers, employees, partners, members, shareholders, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity.

113. “Remaining Proceeds” means the aggregate proceeds of the Distribution Trust Assets, less amounts paid or reserved by the BII Distribution Trust or Distribution Trust Representative on account of Administrative Claims, Class 1 Claims, Class 2 Claims, Class 3 Claims, Class 5 Claims and the Distribution Trust Expenses.

114. “Reorganization Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

115. “Reorganized . . .” means, when used in reference to a particular Debtor or Debtors, such Debtor(s) on and after the Effective Date. The term Reorganized Debtors includes the Reorganized Purchased Debtors.

116. “Reorganized Purchased Debtors” means those Reorganized Debtors whose New Common Stock or New Subsidiary Equity Interests are issued to the Buyer.

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117. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors, Reorganized Debtors or Buyer determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors.

118. “Sale Proceeds” means the cash to be paid by the Buyer to the BII Distribution Trust under the terms of the WLR Purchase Agreement.

119. “Schedules” means the schedules of assets and Liabilities and the statements of financial affairs Filed by the Debtors on or about February 13, 2002, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, as the same may have been or may be amended, modified or supplemented.

120. “Secondary Liability Claim” means a Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual obligation of another Debtor, including any Claim based on: (a) guaranties of collection, payment or performance; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) performance bonds; (d) contingent Liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; or (e) any other joint or several liability that any Debtor may have in respect of any contractual obligation that is the basis of a Claim.

121. “Secured Claim” means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

122. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor, Reorganized Debtor or Distribution Trust Representative and a holder of a Claim or Interest, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

123. “Sub” has the meaning given to it in the WLR Purchase Agreement.

124. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

125. “Third Party Disbursing Agent” means an entity designated by the Plan or the Distribution Trust Representative to act as a Disbursing Agent pursuant to Section VI.C.

126. “Tort Claim” means any Claim that has not been settled, compromised or otherwise resolved that: (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment.

127. “Trade Claim” means any Unsecured Claim arising from or with respect to the sale of goods or rendition of services prior to the Petition Date, including any Claim of an employee that is not a Priority Claim.

128. “Uninsured Claim” means any Claim that is not an Insured Claim.

129. “Unsecured Claim” means any Claim that is not an Administrative Claim, Cure Amount Claim, Priority Claim, Priority Tax Claim, Secured Claim or Intercompany Claim.

130. “Unsecured Claims Reserve” means the reserve established pursuant to Section VI.E.1 for Claims in Class 4, which reserve will be maintained in trust for holders of Allowed Claims in Class 4.

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131. “Voting Deadline” means the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

132. “WLR Purchase Agreement” means the Acquisition Agreement, dated as of July 25, 2003 and amended as of July 29, 2003, as the same may be amended, by and between Burlington (as seller) and the Buyer (as purchaser), attached hereto as Exhibit I.A.132 (including all annexes, exhibits, and schedules thereto). The WLR Purchase Agreement is incorporated into the Plan and made a part of it as set forth in Section IV.B.3.

133. “Working Capital Amount Due” means the cash, if any, due to the BII Distribution Trust following the adjustment of the Purchase Price pursuant to the WLR Purchase Agreement.

B.	Rules of Interpretation and Computation of Time

1. Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

2. Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II.

CLASSES OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.	Unimpaired Classes of Claims

1. Class 1 (Unsecured Priority Claims): Unsecured Claims against any Debtor that are entitled to priority under section 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code.

2. Class 2 (Other Secured Claims): Secured Claims against any Debtor that are not classified in Class 3.

B.	Impaired Classes of Claims and Interests

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1. Class 3 (Prepetition Bank Claims): Secured Claims consisting of principal and interest at the non-default rate arising under the Debtors’ Prepetition Credit Facility. This Class is being deemed impaired because holders of Class 3 Claims have asserted a right to interest at the default rate under the Debtors’ Prepetition Credit Facility.

2. Class 4 (General Unsecured Claims): Unsecured Claims against any Debtor that are not otherwise classified under the Plan.

3. Class 5 (Convenience Claims): Unsecured Claims against any Debtor that otherwise would be classified in Class 4, but with respect to each such claim either (a) the claim is equal to or less than $1,500 or (b) the claim is reduced to $1,500 pursuant to an election by such holder made on the ballot provided for voting on the Plan by the Voting Deadline. For purposes of treatment under Class 5, multiple Claims of a holder against a particular Debtor arising in a series of similar or related transactions between such Debtor and the original holder of such claims will be treated as a single Claim and no splitting of Claims will be recognized for purposes of this Distribution.

4. Class 6 (Penalty Claims): Unsecured Claims against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such Claims are not compensation for the Claim holder’s actual pecuniary loss.

5. Class 7 (Intercompany Claims): Claims of a Debtor against another Debtor that are not Administrative Claims.

6. Class 8 (Equity Interests): Interests on account of the Old Common Stock, the Old Nonvoting Common Stock and the Old Subsidiary Equity Interests.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1. Payment of Administrative Claims

a. Administrative Claims in General

Except as specified in this Section III.A.1, and subject to the bar date provisions herein, unless otherwise agreed to by the holder of an Administrative Claim and the Distribution Trust Representative, each holder of an Allowed Administrative Claim will receive in full satisfaction of its Administrative Claim cash from the BII Distribution Trust equal to the Allowed amount of such Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Distribution Trust Representative and the holder of the Administrative Claim; provided, however, that the Assumed Liabilities, including those Administrative Claims identified in Sections III.A.1.c and III.A.1.d, shall be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, and satisfied as set forth in Sections III.A.1.c and III.A.1.d. The BII Distribution Trust shall have no liability of any kind on account of the Assumed Liabilities.

b. Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash equal to the amount of such Administrative Claims by the Debtors or the BII Distribution Trust, as applicable. After the Effective Date, all fees payable pursuant to 28 U.S.C. § 1930 will be paid by the BII Distribution Trust, in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.

c. Liabilities to Be Assumed by the Buyer or Reorganized Purchased Debtors

The Assumed Liabilities, including Administrative Trade Claims and Administrative Claims arising from Assumed Contracts (including those contracts and leases of the kind described in Sections V.A and V.F), shall be

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assumed by the Buyer or Reorganized Purchased Debtors, as applicable, and satisfied in full pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims or as otherwise stated in the Plan or agreed upon by the holders of such Claims and the Buyer or Reorganized Purchased Debtors, as applicable, without any further action by the holders of such Administrative Claims. Notwithstanding the foregoing, after the Effective Date, the Reorganized Purchased Debtors or Buyer may File, settle, compromise, withdraw or litigate to judgment objections to any Claims for which they have assumed liability under the Plan and the WLR Purchase Agreement.

d. Claims Under the DIP Credit Agreement

Unless otherwise agreed by the DIP Lenders pursuant to the DIP Credit Agreement, on or before the Effective Date, Allowed Administrative Claims under or evidenced by the DIP Credit Agreement will be paid in cash equal to the amount of such Allowed Administrative Claims by the Debtors or Distribution Trust Representative. On or before the Effective Date, the Buyer or Reorganized Purchased Debtors, as applicable, will cause replacement letters of credit to be issued to each holder of (or, at the Buyer’s election, if permitted by the DIP Lenders, secure back-to-back arrangements with respect to) the letter of credit issued under the DIP Credit Agreement and Burlington’s outstanding surety bonds, in each case relating to the Business, including any replacements thereof and any other letters of credit issued under the DIP Credit Agreement and surety bonds arising in the ordinary course of the Business subsequent to the date of the WLR Purchase Agreement; provided, however, that in no event will the Buyer be obligated to obtain substitutions or secure any such back-to-back arrangements to the extent such substitutions or arrangements support obligations that are not assumed by the Buyer. Letters of credit will be treated in accordance with the DIP Credit Agreement and the WLR Purchase Agreement.

e. Bar Dates for Administrative Claims

i. General Bar Date Provisions

Except as otherwise provided in Section III.A.1.e.ii, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Distribution Trust Representative, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 15 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Administrative Claims against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Distribution Trust Representative and the requesting party by the later of (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of Administrative Claims.

ii. Bar Dates for Certain Administrative Claims

A. Professional Compensation

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Distribution Trust Representative, the Fee Auditor and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 30 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the parties who were served with such application and the requesting party by the later of (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, entry of the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

B. Liabilities to Be Assumed by the Buyer or Reorganized Purchased Debtors

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Holders of the Assumed Liabilities, including Administrative Trade Claims and Administrative Claims arising from Assumed Contracts (including those contracts and leases of the kind described in Sections V.A and V.F), will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section III.A.1.c. Notwithstanding any other provision in the Plan, after the Effective Date, the Reorganized Purchased Debtors or Buyer may File, settle, compromise, withdraw or litigate to judgment objections to any Claims for which they have assumed liability under the Plan and the WLR Purchase Agreement.

C. Claims Under the DIP Credit Agreement

Holders of Administrative Claims under or evidenced by the DIP Credit Agreement will not be required to File or serve any request for payment of such Claims; provided, however, that holders of such Administrative Claims must deliver to the Debtors or the Distribution Trust Representative, as applicable, a statement of the amount of the Administrative Claim under or evidenced by the DIP Credit Agreement asserted by such holder no later than 15 days after the Effective Date. Such Administrative Claims will be satisfied pursuant to Section III.A.1.d.

2. Payment of Priority Tax Claims

a. Priority Tax Claims

Unless otherwise agreed by the holder of a Priority Tax Claim and the Distribution Trust Representative, each holder of an Allowed Priority Tax Claim will receive in full satisfaction of its Claim cash from the BII Distribution Trust equal to the Allowed amount of such Priority Tax Claim, without premium or penalty, either (i) on the Effective Date or (ii) if the Priority Tax Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Priority Tax Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Distribution Trust Representative and the holder of the Priority Tax Claims. All Allowed Priority Tax Claims shall be satisfied in full as set forth in the Plan or as otherwise agreed upon by the holders of such Claims and the Distribution Trust Representative.

b. Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding the provisions of Section III.A.2.a, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 6, and the holder of an Allowed Priority Tax Claim may not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative, Buyer or their respective property.

B.	Unimpaired Classes of Claims

1. Class 1 Claims (Unsecured Priority Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 will receive cash from the BII Distribution Trust equal to the amount of such Allowed Claim.

2. Class 2 Claims (Other Secured Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 2 will receive cash from the BII Distribution Trust equal to the amount of such Allowed Claim.

C.	Impaired Classes of Claims and Interests

1. Class 3 Claims (Prepetition Bank Claims) are impaired. On the Effective Date, each holder of an Allowed Claim, consisting of principal and interest at the non-default rate, in Class 3 will receive cash from the BII Distribution Trust equal to the amount of such Allowed Claim arising under the Debtors’ Prepetition Credit Facility. Furthermore, the holders of Allowed Claims in Class 3 will retain any payments made by the Debtors after the Petition Date pursuant to and in accordance with the DIP Financing Order.

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2. Class 4 Claims (General Unsecured Claims) are impaired. On the Effective Date, each holder of an Allowed Unsecured Claim in Class 4 will receive, in full satisfaction of all of its Class 4 Claims, cash from the BII Distribution Trust in the amount of the holder’s Pro Rata share of the Remaining Proceeds.

3. Class 5 Claims (Convenience Claims) are impaired. On the Effective Date, each holder of an Allowed Claim in Class 5 will receive cash from the BII Distribution Trust equal to 45% of the amount of such Claim in full satisfaction of such Allowed Claim (as reduced, if applicable, pursuant to an election thereof), subject to an aggregate cap of $350,000 to be distributed to holders of Allowed Claims in Class 5.

4. Class 6 Claims (Penalty Claims) are impaired. No property will be distributed to or retained by the holders of Allowed Claims in Class 6, and such Claims will be discharged as of the Effective Date.

5. Class 7 Claims (Intercompany Claims) are impaired. No property will be distributed to or retained by the Debtors on account of Claims in Class 7, and such Claims will be discharged as of the Effective Date. Notwithstanding this treatment of Class 7 Claims, each of the Debtors holding an Intercompany Claim in Class 7 will be deemed to have accepted the Plan. See also Section IV.B.7.d for a discussion of certain Intercompany Claims.

6. Class 8 Claims (Equity Interests) are impaired. No property will be distributed to or retained by the holders of Allowed Interests in Class 8, and such Interests shall be cancelled on the Effective Date.

D.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims

The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

1. The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated.

2. Except as provided in Section III.D.1, holders of all other Allowed Secondary Liability Claims will be entitled to only one Distribution in respect of such underlying Allowed Claim and will be deemed satisfied in full by the Distributions on account of the related underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

E.	Special Provisions Regarding Allowance and Payment of KERP Payments and Emergence Bonus

On and after the Effective Date, KERP Participants may receive a cash KERP Payment from the BII Distribution Trust in accordance with the terms of the KERP. On the earlier to occur of (1) 90 days after the Effective Date and (2) termination for any reason of the particular KERP Participant’s employment after the Effective Date, KERP Participants will receive a cash payment from the BII Distribution Trust calculated in the manner set forth on Exhibit III.E on account of the substantial contribution that the KERP Participant made to the Debtors’ reorganization efforts and the development and negotiation of the Plan. KERP Participants will not be required to File any type of request for payment of the KERP Payments or Emergence Bonus and, upon the occurrence of the Effective Date, the KERP Payments and Emergence Bonus will be immediately due and payable in accordance with the terms of Exhibit III.E or the KERP, as applicable, to each KERP Participant and will constitute an Allowed Administrative Claim to be paid under Section III.A.1.a.

F.	Special Provisions Regarding Payment of Indenture Trustee’s Fees and Expenses

On the Effective Date, in partial consideration for the release by the Indenture Trustee of its Liens on Distributions to the holders of the Old Senior Notes, the Distribution Trust Representative will pay the prepetition and postpetition fees and expenses of the Indenture Trustee, for services rendered during the period up to and including the Effective Date, including the reasonable compensation, disbursements and expenses of the agents and legal counsel of the Indenture Trustee in connection with the performance of its duties under the Prepetition Indenture and the Plan. Upon payment in full of such amounts, the Liens of the Indenture Trustee on the Distributions to the holders of the Old Senior Notes shall be released and extinguished. It shall not be necessary for the Indenture Trustee to make application to the Bankruptcy Court for such payment; provided, however, that if the Distribution Trust Representative

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and the Indenture Trustee cannot agree upon the amount of fees and expenses to be paid, then: (1) such fees and expenses shall be determined by the Bankruptcy Court in accordance with the standard for allowance and payment under the Prepetition Indenture (and not with any reference to “substantial contribution” under sections 503(b)(3), (4) or (5) of the Bankruptcy Code); and (2) pending resolution of such dispute, the Liens of the Indenture Trustee shall not be released.

G.	Disallowance of Claims of Parties Holding Property Recoverable Pursuant to a Recovery Action

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of any Claims of holders from which property is recoverable pursuant to a Recovery Action. Such Claims will be disallowed in their entirety until such time as such holder has paid the amount or turned over the property that is the subject of the Recovery Action.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets

1. Except as otherwise provided in the Plan (and subject to the Restructuring Transaction provisions of Section IV.B), each Debtor will, as a Reorganized Debtor, continue to exist on and after the Effective Date as a separate corporate entity, with all the powers of a corporation, or limited liability company, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Moreover, each Reorganized Purchased Debtor may operate its businesses and may use, acquire and dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

2. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Distribution Trust Assets will be transferred to and vest in the BII Distribution Trust, free and clear of all Claims, Liens and Interests. Except as otherwise provided in the Plan or the BII Distribution Trust Agreement, the Distribution Trust Representative may compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

3. Other than the Distribution Trust Assets and the Burlington Fabrics Irrevocable Trust assets and except as otherwise provided in the Plan or in the WLR Purchase Agreement, as of the Effective Date, all property of the Debtors’ Estates will vest in the applicable Reorganized Debtor, free and clear of all Claims, Liens and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

4. The transfer of property of the Debtors’ Estates to the Buyer will occur, pursuant to the WLR Purchase Agreement and sections 363, 1123(a) and 1123(b) of the Bankruptcy Code, concurrently with the Effective Date. Such property will be transferred to the Buyer free and clear of any and all Claims, Liens and Interests, pursuant to section 363(f) of the Bankruptcy Code and the Confirmation Order. As soon as practicable after the Distribution Trust Representative has liquidated all of the Debtors’ property not transferred to the Buyer and completed all Distributions provided for in the Plan, the Distribution Trust Representative will effectuate the dissolution of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests were not issued to the Buyer in accordance with the laws of its (or their respective) jurisdiction.

B.	Restructuring Transactions

1. Restructuring Transactions Generally

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On or after the Confirmation Date, the applicable Debtors, Reorganized Debtors or Buyer may enter into such Restructuring Transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors, Reorganized Debtors or Buyer to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

2. Forms of Restructuring Transactions

The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors, Reorganized Debtors or Buyer to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, Liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor or Buyer shall perform such obligations.

3. Implementation of WLR Purchase Agreement

Concurrently with the Effective Date, the Debtors or Reorganized Debtors, as applicable, will sell and transfer the Purchased Assets and issue New Subsidiary Equity Interests (or issue New Common Stock, if applicable) to the Buyer in consideration for its payment of the Purchase Price to the BII Distribution Trust, in cash, subject to adjustment in accordance with the WLR Purchase Agreement. The BII Distribution Trust will use the Purchase Price and its other assets to fund all Distributions to be made by the BII Distribution Trust under the Plan. The WLR Purchase Agreement and its terms are incorporated into and are made a part of the Plan. On or after the Confirmation Date, the applicable Debtors, Reorganized Debtors or Buyer may take such actions as are consistent with the WLR Purchase Agreement and may be necessary or appropriate to effect the transactions contemplated by the WLR Purchase Agreement, including: (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with the terms of the Plan, the WLR Purchase Agreement and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan, the WLR Purchase Agreement and such other terms to which the applicable entities may agree; and (c) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

4. Issuance of New Common Stock

On the Effective Date, Reorganized Burlington will be authorized to issue the New Common Stock. All shares of New Common Stock will be issued either to the Buyer in accordance with the terms, and subject to the conditions, of the WLR Purchase Agreement or to the BII Distribution Trust, if not issued to the Buyer. There will be no options of any kind outstanding with respect to the capital stock of Reorganized Burlington.

5. Issuance of New Subsidiary Equity Interests

On the Effective Date, each of the Burlington Subsidiary Debtors will issue the New Subsidiary Equity Interests, which will constitute all of the outstanding equity interests in such Burlington Subsidiary Debtor. All New Subsidiary Equity Interests will be issued either to the Buyer in accordance with the terms, and subject to the

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conditions, of the WLR Purchase Agreement or to the BII Distribution Trust, if not issued to the Buyer. There will be no options of any kind outstanding with respect to any equity interests in any of the Burlington Subsidiary Debtors.

6. BII Distribution Trust

a. BII Distribution Trust

Prior to the Effective Date, the BII Distribution Trust shall be established pursuant to the BII Distribution Trust Agreement, for the purpose of liquidating the Distribution Trust Assets, resolving all Disputed Claims and making all Distributions to holders of Allowed Claims (other than those to be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, pursuant to Sections III.A.1.c and III.A.1.d) in accordance with the terms of the Plan. On the Effective Date, the Distribution Trust Assets shall be transferred to and vest in the BII Distribution Trust. Subject to and to the extent set forth in Section IV.B.6 and any other applicable provision of the Plan, the Confirmation Order, the BII Distribution Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to or in furtherance hereof), the BII Distribution Trust (and the Distribution Trust Representative on its behalf) shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan and the WLR Purchase Agreement; (ii) market, liquidate, sell, transfer or otherwise dispose of the Distribution Trust Assets; (iii) make Distributions contemplated hereby; (iv) establish and administer any reserves with respect to Disputed Claims; (v) comply herewith and with its obligations hereunder; (vi) object to Claims and resolve such objections as set forth in Section VII.A; (vii) employ professionals to represent it with respect to its responsibilities; (viii) exercise such other powers as may be vested in it or as deemed by it to be necessary and proper to implement the provisions thereof; (ix) liquidate any assets of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust; and (x) dissolve any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust, as necessary or appropriate. The BII Distribution Trust shall be a “representative of the estate” under section 1123(b)(3)(B) of the Bankruptcy Code. The BII Distribution Trust Agreement also may provide for the establishment of a BII Distribution Trust Advisory Committee to oversee the actions of the Distribution Trust Representative and fulfill any further functions specified in the BII Distribution Trust Agreement. The responsibilities, functions and members of any BII Distribution Trust Advisory Committee will be identified in the Plan Supplement.

b. Distribution Trust Representative

The Distribution Trust Representative, whose identity shall be disclosed as part of the Plan Supplement, shall be appointed by the Creditors’ Committee and shall be the exclusive trustee of the assets of the BII Distribution Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the consolidated Estates of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. Powers, rights and responsibilities of the Distribution Trust Representative shall be specified in the BII Distribution Trust Agreement and shall include the authority and responsibility to: (i) receive, manage, invest, supervise, liquidate and protect the Distribution Trust Assets; (ii) pay taxes or other obligations incurred by the trust; (iii) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and Distribution of the Distribution Trust Assets; (iv) calculate and implement Distributions of the Distribution Trust Assets; (v) prosecute, compromise and settle in accordance with the specified terms of the Plan and the BII Distribution Trust Agreement all Disputed Claims; (vi) liquidate any assets of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust; and (vii) dissolve any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests, as applicable, are issued to the BII Distribution Trust, as necessary or appropriate. Other rights and duties of the Distribution Trust Representative and the beneficiaries shall be as set forth in the BII Distribution Trust Agreement. The Distribution Trust Representative shall liquidate the Distribution Trust Assets in accordance with the applicable provisions of the BII Distribution Trust Agreement.

c. Fees and Expenses of the BII Distribution Trust

Except as otherwise ordered by the Court, the Distribution Trust Expenses shall be paid from the Distribution Trust Assets in accordance with the BII Distribution Trust Agreement.

d. Reports to be Filed by the BII Distribution Trust

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The Distribution Trust Representative, on behalf of the BII Distribution Trust, shall File with the Court (and provide to any other party entitled to receive any such report pursuant to the BII Distribution Trust Agreement) quarterly reports regarding the administration of property subject to its ownership and control pursuant to the Plan, Distributions made by it and other matters required to be included in such report.

e. Expenses for Professionals of the BII Distribution Trust

The Distribution Trust Representative, on behalf of the BII Distribution Trust, may employ, without further order of the Court, professionals to assist in carrying out its duties hereunder and may compensate and reimburse the expenses of these professionals without further order of the Court from the Distribution Trust Assets in accordance with the BII Distribution Trust Agreement.

f. Indemnification

The BII Distribution Trust Agreement may include reasonable and customary indemnification provisions that are acceptable to the Creditors’ Committee. Any such indemnification shall be the sole responsibility of the BII Distribution Trust.

g. Tax Treatment

The BII Distribution Trust is generally intended to be treated for federal income tax purposes as a liquidating trust for the benefit of creditors within the meaning of Treasury Regulations section 301.7701-4(d); accordingly, the distribution to the BII Distribution Trust in respect of holders of Allowed Claims shall be treated for all purposes of the Internal Revenue Code as a transfer of such distribution to the creditors who are the beneficiaries of the BII Distribution Trust, and a transfer by the beneficiary-creditors to the BII Distribution Trust, who will be treated as the grantors and deemed owners of the BII Distribution Trust. The Distribution Trust Representative shall be required by the BII Distribution Trust Agreement to file federal tax returns for the BII Distribution Trust as a grantor trust (and/or a disputed ownership fund with respect to the Unsecured Claims Reserve and the Administrative Claims Reserve) pursuant to applicable Treasury Regulations, and any income of the BII Distribution Trust will be treated as subject to tax on a current basis. The BII Distribution Trust Agreement will provide that the Distribution Trust Representative may pay such taxes on behalf of the beneficiary-creditors from the Distribution Trust Assets. In addition, the BII Distribution Trust Agreement will require consistent valuation of the property distributed to the BII Distribution Trust by the Distribution Trust Representative and the beneficiary-creditors for all federal income tax purposes. The BII Distribution Trust Agreement will provide that the sole purpose of the BII Distribution Trust will be to liquidate and distribute (including objecting to Claims and determining the proper recipients and amounts of Distributions to be made from the BII Distribution Trust, including the Unsecured Claims Reserve and the Administrative Claims Reserve) the assets transferred to it for the benefit of the beneficiary-creditors who shall be determined to hold Allowed Claims as expeditiously as reasonably possible, dissolve any of the Debtors and Burlington’s nondebtor subsidiaries which remain in existence after the Effective Date and which are not sold in a sale once their continued existence is no longer necessary, not to engage in any trade or business, and to terminate upon the completion of such liquidation and distribution. The BII Distribution Trust Agreement will provide that such termination shall occur no later than five years after the Effective Date, unless the Bankruptcy Court shall approve an extension based upon a finding that such an extension is necessary for the BII Distribution Trust to complete its claims resolution and liquidating purpose. The BII Distribution Trust Agreement will also limit the investment powers of the Distribution Trust Representative in accordance with IRS Rev. Proc. 94-45 and will require the BII Distribution Trust to distribute at least annually to the beneficiary-creditors (as such may have been determined at such time) its net income (net of any taxes paid on behalf of the beneficiary-creditors), except for amounts retained as reasonably necessary to maintain the value of the Distribution Trust Assets or to meet claims and contingent Liabilities (including Disputed Claims).

7. Transfer of Assets from the Burlington Fabrics Irrevocable Trust

a. On the Petition Date, various creditors asserted Claims against Burlington Fabrics, including the Prepetition Lenders, Burlington Investment and various trade creditors. The Claims of the Prepetition Lenders were secured by, among other things, a pledge of substantially all of Burlington Fabrics’ assets.

b. Pursuant to orders of the Bankruptcy Court, Burlington Fabrics sold substantially all of its assets, and the proceeds of these sales and Burlington Fabrics’ other remaining assets were transferred to the

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Burlington Fabrics Irrevocable Trust. Also pursuant to these orders, the Liens, Claims and other interests of the Prepetition Lenders, Burlington Investment and the other creditors of Burlington Fabrics attached to the sale proceeds that were transferred to the Burlington Fabrics Irrevocable Trust.

c. On the Effective Date, the funds held in the Burlington Fabrics Irrevocable Trust, after the payment of or reserve for any unpaid expenses of the Burlington Fabrics Trustee under the Burlington Fabrics Trust Agreement, shall be transferred to the BII Distribution Trust for Distribution to the creditors of Burlington Fabrics pursuant to Article VI. Upon such transfer to the BII Distribution Trust, the obligations of the Burlington Fabrics Irrevocable Trust and the Burlington Fabrics Trustee to pay the Claims of Burlington Fabrics’ creditors shall be discharged in full, and all such Claims shall be transferred to the BII Distribution Trust and shall be paid by the BII Distribution Trust under the Plan.

d. The Distributions of the proceeds of the Burlington Fabrics Irrevocable Trust by the BII Distribution Trust and the Distribution Trust Representative in accordance with the Plan shall be Distributions to satisfy in full and discharge the Claims asserted against Burlington Fabrics as of the Petition Date, including the Claims of the Prepetition Lenders. As a result of the substantive consolidation of the Debtors’ Estates pursuant to Article VIII, Distributions that otherwise would have been made from the Burlington Fabrics Irrevocable Trust to Burlington Investment on account of its Claim against Burlington Fabrics will be deemed to have been made to the creditors of Burlington Investment, including the Prepetition Lenders.

e. The Burlington Fabrics Trustee may take such actions as may be necessary or appropriate to transfer the funds held in the Burlington Fabrics Irrevocable Trust to the BII Distribution Trust pursuant to Section IV.B.7.c and to liquidate and close out the Burlington Fabrics Irrevocable Trust in accordance with the Burlington Fabrics Trust Agreement.

f. The Burlington Fabrics Trustee and the Distribution Trust Representative may take such actions and enter into such agreements as may be necessary or appropriate to implement the provisions of this Section IV.B.7 and terminate the Burlington Fabrics Trust Agreement.

C.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs

1. Certificates of Incorporation and By-Laws of Reorganized Debtors

The amended bylaws and amended certificates of incorporation or similar constituent documents for each of the Reorganized Debtors will contain such provisions as are necessary to satisfy the provisions of the Plan and, to the extent necessary, to prohibit the issuance of nonvoting equity securities (other than any warrants) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of the amended bylaws and the amended certificates of incorporation or similar constituent documents after the Effective Date as permitted by applicable law. Except as otherwise provided in the Plan, the amended bylaws and amended certificates of incorporation or similar constituent documents will contain such indemnification provisions applicable to the officers, directors, and employees of the Reorganized Debtors and such other persons as the board of directors of the Reorganized Debtors may, in their discretion, deem to be appropriate. The amended bylaws and the amended certificate of incorporation for Reorganized Burlington will be filed as part of the Plan Supplement.

2. Directors and Officers of Reorganized Debtors

For any Reorganized Purchased Debtor, the initial officers and directors shall be the individuals designated by the Buyer, to be effective as of the Effective Date. On the Effective Date, the Distribution Trust Representative will become the sole director and officer of any Reorganized Debtor whose New Common Stock or New Subsidiary Equity Interests are issued to the BII Distribution Trust. The Distribution Trust Representative will be authorized to execute, deliver, file or record any document or take any other action necessary or desirable to implement the terms of the Plan.

3. New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs

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As of the Effective Date, the Reorganized Purchased Debtors or Buyer, as applicable, will, subject to the provisions of the WLR Purchase Agreement, have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees. Exhibit IV.C.3(a) provides a non-exclusive list of the employment agreements and employee pension and benefit plans that will remain in or take effect on the Effective Date. Exhibit IV.C.3(b) provides a list of the employment agreements and employee benefit plans that are to be terminated and rejected on the Effective Date.

4. Corporate Action

The Restructuring Transactions; the transactions contemplated by the WLR Purchase Agreement; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the designation of the initial directors and officers for the Reorganized Debtors; the Distributions of cash pursuant to the Plan; the issuance and distribution of New Common Stock and New Subsidiary Equity Interests pursuant to the Plan and the WLR Purchase Agreement; the establishment of the BII Distribution Trust; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the plans and agreements described on Exhibit IV.C.3(a); and the other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor will occur and be effective as of the date specified in the documents effectuating the applicable transactions or the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors.

D.	Preservation of Recovery Actions; Settlement of Claims and Releases

1. Preservation of Recovery Actions

Except as provided in the Plan, the Confirmation Order, the WLR Purchase Agreement or any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, and after giving effect to the releases in Section IV.D.3, any Recovery Action that any Debtor or Estate may hold against any entity will be transferred to and vest in the BII Distribution Trust and may be pursued by the Distribution Trust Representative.

2. Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.D.3, will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Debtors, Estates and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

3. Releases

a. General Releases of Debtors and Reorganized Debtors

Except as otherwise expressly set forth in the Plan, on and after the Effective Date, the Debtors and the Reorganized Debtors are released from all Liabilities from the beginning of time.

b. General Releases by Debtors and Reorganized Debtors

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Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns, and any and all entities who may purport to claim by, through, for or because of them, including any person appointed pursuant to section 1123(b)(3) to pursue Recovery Actions, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party.

c. General Releases by Holders of Claims or Interests

Without limiting any other applicable provisions of or releases contained in the Plan, as of the Effective Date, in consideration for the obligations of the Debtors, Reorganized Debtors, Buyer, BII Distribution Trust and Distribution Trust Representative under the Plan and the WLR Purchase Agreement and the cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan and the WLR Purchase Agreement, each holder of a Claim or Interest that votes in favor of the Plan will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Reorganization Cases, the Estates, the Plan, the Disclosure Statement, the WLR Purchase Agreement, the Bidding Procedures or the Auction that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code).

d. Injunction Related to Releases

As further provided in Section XI.B, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any Liabilities, including any Liabilities against Released Parties, released pursuant to the Plan.

E.	Continuation or Termination of Certain Employee Benefits

1. Employee Benefits

Except for those agreements and plans to be terminated as set forth on Exhibit IV.C.3(b) and rejected pursuant to section 365 of the Bankruptcy Code under Section V.C, all pension, 401(k), health care and other employee benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including those identified on Exhibit IV.C.3(a) and as “Benefit Plans” under the WLR Purchase Agreement, are treated as Executory Contracts under the Plan and shall be assumed, as modified as set forth on Exhibit IV.C.3(a), by the applicable Reorganized Debtor and, to the extent necessary, assigned to the Buyer pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code.

On the Closing Date or on such later date described in the WLR Purchase Agreement, the Buyer or Reorganized Purchased Debtors, as applicable, will: (a) offer to hire each employee primarily involved in the Business (the employees who accept such offer are referred to as “Transferred Employees”); (b) for at least two years following the Closing Date, provide such Transferred Employees with compensation and benefits that are no less favorable in the aggregate than the benefits provided by the Debtors prior to the transaction; and (c) assume certain Liabilities and obligations of the Transferred Employees with respect to certain employee benefit plans as set forth on Exhibit IV.C.3(a). Notwithstanding the foregoing, with regard to employees who do not directly work for one of Burlington’s divisions, the Buyer or Reorganized Purchased Debtors, as applicable, will determine on a case by case basis whether to offer employment and the corresponding benefits to such employees.

On the Effective Date, the employment agreements and benefit plans set forth on Exhibit IV.C.3(b) will be terminated and rejected by the applicable Debtor pursuant to section 365 of the Bankruptcy Code in accordance with Section V.C and neither the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative nor Buyer will have any further obligations under such agreements or plans.

F.	Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, the Prepetition Credit Facility, the Prepetition Indenture and the Old Senior Notes will be cancelled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor. The Old Common Stock, the Old Nonvoting Common Stock, any Option (as defined in the WLR Purchase Agreement)

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relating to the Old Common Stock or Old Nonvoting Common Stock, the Old Subsidiary Equity Interests and any Option relating to the Old Subsidiary Equity Interests, and any equity interest or Option related thereto issued by a Debtor on or after the Petition Date but before the Effective Date, and any related shareholder, investor rights, proxy or voting trust agreements or other arrangements in favor of any person with respect to the voting of or right to participate in dividends or other earnings of the Debtors and any other arrangements to make any payment in respect of any equity interest of any Debtor shall be deemed cancelled or terminated, as applicable, and of no further force and effect on the Effective Date. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such cancelled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.K.

G.	Release of Liens

Except as otherwise provided in the Plan, the WLR Purchase Agreement or any related agreement, on the Effective Date, all Liens against the property of the Debtors and the Estates shall be fully released and discharged, and such Liens shall attach to and be enforceable only against the Distribution Trust Assets in accordance with and subject to the terms of the Plan. Such Liens against the Distribution Trust Assets shall be fully released and discharged upon the holder of the Lien receiving its appropriate Distribution under the Plan or upon the Effective Date if the holder of the Lien is not entitled to any Distribution under the Plan.

H.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized Debtor or the Distribution Trust Representative will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (1) the issuance, transfer or exchange of the New Common Stock and New Subsidiary Equity Interests; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) any Restructuring Transaction; (5) any transfer or transaction contemplated by the WLR Purchase Agreement, including the concurrent or subsequent sale of the Lees Business; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Assumed or Assumed and Assigned

1. Assumption and Assignment Generally

Except as otherwise provided in the Plan, the WLR Purchase Agreement or any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume or assume and assign, as indicated, each of the Executory Contracts and Unexpired Leases listed on Exhibit V.A.1; provided, however, that the Debtors and Reorganized Debtors reserve the right, at any time prior to the Confirmation Date, to amend Exhibit V.A.1 to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section V.C; or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to this Section V.A.1. The Debtors or Reorganized Debtors, as applicable, will provide notice of any amendments to Exhibit V.A.1 to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the

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Creditors’ Committee). Each contract and lease listed on Exhibit V.A.1 will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.1 will not constitute an admission by a Debtor, Reorganized Debtor or Distribution Trust Representative that such contract or lease (including any related agreements as described in Section I.A.109 or V.A.2) is an Executory Contract or Unexpired Lease or that a Debtor, Reorganized Debtor, BII Distribution Trust or Distribution Trust Representative has any liability thereunder.

2. Assumptions and Assignments of Real Property Executory Contracts and Unexpired Leases

Each Real Property Executory Contract and Unexpired Lease listed on Exhibit V.A.1 will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit V.A.1, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section V.C and is listed on Exhibit V.C.

3. Assignments Related to the Restructuring Transactions

As of the effective time of any applicable Restructuring Transaction, any Executory Contract or Unexpired Lease (including any related agreements as described in Sections I.A.109 and V.A.2) to be held by Reorganized Burlington, any Reorganized Debtor, the Buyer or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

4. Approval of Assumptions and Assignments

Subject to the rights of the Debtors and Reorganized Debtors to amend Exhibit V.A.1, the Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and the assumptions and assignments described in Section V.A, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease or the amount of any proposed Cure Amount Claim. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan notice of: (a) the contract or lease being assumed or assumed and assigned, and if assigned, the party that the contract or lease is being assigned to; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim. The Debtors and Reorganized Debtors reserve the right to delete an Executory Contract or Unexpired Lease from Exhibit V.A.1, thus providing for its rejection pursuant to Section V.C, at any time in response to an objection to the assumption or the assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor, if any: (1) by payment of the Cure Amount Claim in cash no later than 20 days after the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (1) the amount of any Cure Amount Claim, (2) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash. In accordance with the WLR Purchase Agreement, all Cure Amount Claims shall be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, and satisfied in full as set forth in the Plan

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or as otherwise agreed to by the holders of such Claims and the Buyer or Reorganized Purchased Debtors, as applicable. The BII Distribution Trust shall have no liability for the Cure Amount Claims relating to contracts or leases assumed by the Reorganized Purchased Debtors or assumed and assigned to the Buyer.

C.	Executory Contracts and Unexpired Leases to Be Rejected

On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section V.A (including any related agreements assumed pursuant to Sections I.A.109 and V.A.2), each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C. Each contract and lease listed on Exhibit V.C will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C will not constitute an admission by a Debtor, Reorganized Debtor or Distribution Trust Representative that such contract or lease (including related agreements as described in Section I.A.109) is an Executory Contract or Unexpired Lease or that a Debtor, Reorganized Debtor, BII Distribution Trust or Distribution Trust Representative has any liability thereunder. Any Executory Contract and Unexpired Lease not listed on Exhibit V.A.1 and not previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court will be deemed rejected irrespective of whether such contract is listed on Exhibit V.C. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (1) the Effective Date; or (2) the resolution of any objection to the proposed assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease or the amount of any proposed Cure Amount Claim. The BII Distribution Trust will pay any Claim arising from rejection of any contract.

D.	Bar Date for Rejection Damages

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.E) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative, Buyer, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Distribution Trust Representative, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on or before the later of (1) 30 days after the party receives notice of the rejection of an Executory Contract or Unexpired Lease or (2) 30 days after the Effective Date.

E.	Special Executory Contract and Unexpired Lease Issues

1. Obligations to Indemnify Directors, Officers and Employees

a. Prior to the Effective Date, Burlington shall make arrangements to acquire for the benefit of its directors, officers and employees, and prior to the Effective Date shall fully pay for, insurance extending for a six-year period for all directors and officers liability, fiduciary (including ERISA) and errors and omissions insurance existing as of the date of the WLR Purchase Agreement to the extent applicable to acts or omissions occurring in whole or in part prior to or on the Effective Date.

b. The obligations of each Debtor to indemnify any person who, at any time prior to the Effective Date, served as a director, officer or employee of such Debtor, which indemnity obligation arose by reason of such person’s service in any such capacity or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to sections 502(e) and 1141 of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the

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Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of the Plan.

2. Reinstatement of Allowed Secondary Liability Claims Arising from or Related to Executory Contracts or Unexpired Leases Assumed by the Debtors

On the Effective Date, in accordance with Section III.D.1, any Allowed Secondary Liability Claim arising from or related to any Debtor’s joint or several liability for the obligations under or with respect to (a) any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or (b) any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated. Accordingly, such Allowed Secondary Liability Claims will survive and be unaffected by entry of the Confirmation Order.

F.	Contracts and Leases Entered Into After the Petition Date

Unless otherwise agreed to by the Debtor, the Reorganized Debtor or the Buyer and the nondebtor party to such contract or lease, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor, Reorganized Debtor or Buyer, as applicable, liable thereunder, in accordance with the terms and conditions of such contracts and leases, in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in Article VI, Distributions of cash to be made on the Effective Date to holders of Allowed Claims as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or (2) such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.G.2 of the Plan (regarding undeliverable Distributions) or Section VI.K of the Plan (regarding surrender of cancelled instruments and securities) are satisfied. No Distributions shall be made under the Plan until after (1) the date of the Administrative Claims Bar Date and (2) the establishment of any necessary Administrative Claims Reserve. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.J and VII.C.

B.	Method of Distributions to Holders of Claims Assumed by the Buyer or Reorganized Purchased Debtors

The Buyer or Reorganized Purchased Debtors, as applicable, shall make all Distributions to holders of the Assumed Liabilities, including those Administrative Claims identified in Section III.A.1.c. In addition, pursuant to Section III.A.1.d, the Buyer or Reorganized Purchased Debtors, as applicable, shall have the sole obligation to cause replacement letters of credit to be issued to each holder of a letter of credit issued under the DIP Credit Agreement and Burlington’s outstanding surety bonds, in each case relating to the Business, including any replacements thereof and any other letters of credit issued under the DIP Credit Agreement and surety bonds arising in the ordinary course of the Business subsequent to the date of the WLR Purchase Agreement.

C.	Method of Distributions to Holders of Other Claims

Except as provided in Section VI.B, the Distribution Trust Representative, or such Third Party Disbursing Agents as designated by the Plan or the Distribution Trust Representative, shall make all Distributions required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the Distributions required by the Plan. With respect to Class 3 Claims, JPMorgan Chase Bank, in its capacity as administrative agent for the Prepetition Lenders, shall act as Disbursing Agent. With respect to Old Senior Note Claims, the Indenture Trustee shall act as Disbursing Agent.

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D.	Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan (other than JPMorgan Chase Bank and the Indenture Trustee) will receive from the BII Distribution Trust, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Distribution Trust Representative.

E.	Provisions Governing the Claims Reserves

1. Funding of Claims Reserves

a. Unsecured Claims Reserve

On the Effective Date, the Unsecured Claims Reserve will be established for the benefit of holders of Allowed Claims in Class 4. The Distribution Trust Agreement will fund the Unsecured Claims Reserve with the Remaining Proceeds. The Unsecured Claims Reserve will remain in full force and effect for five years from the Effective Date.

b. Administrative Claims Reserve

If Disputed Administrative Claims (other than the Administrative Claims to be assumed by the Buyer or Reorganized Purchased Debtors, as applicable, pursuant to Sections III.A.1.c and III.A.1.d) exist after the date of the Administrative Claims Bar Date, the Administrative Claims Reserve will be established for the benefit of the holders of such Disputed Administrative Claims. The Distribution Trust Representative will fund the Administrative Claims Reserve with cash from the Distribution Trust Assets. The Administrative Claims Reserve will remain in full force and effect until all Disputed Administrative Claims are resolved and satisfied in accordance with the Plan.

2. Property Held in Unsecured Claims Reserve

a. Investment

Cash held in the Unsecured Claims Reserve (i) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending Distribution by the Disbursing Agent for the benefit of holders of Class 4 Claims and (ii) will be accounted for separately. The Disbursing Agent will invest the cash held in the Unsecured Claims Reserve in a manner consistent with the BII Distribution Trust’s investment and deposit guidelines. The Disbursing Agent also will place in the Unsecured Claims Reserve the Cash Investment Yield from such investment of cash.

b. Recourse

Each holder of an Allowed Claim (or a Disputed Claim that ultimately becomes an Allowed Claim) in Class 4 will have recourse only to the undistributed cash held in the Unsecured Claims Reserve for satisfaction of the Distributions to which such holders of Allowed Class 4 Claims are entitled under the Plan, and not to any Debtor, Reorganized Debtor, Estate or the Buyer; their respective property; or any assets previously distributed on account of any Allowed Claim.

F.	Establishment of Other Claims Reserves

The Distribution Trust Representative may establish any other cash reserves that it deems necessary or advisable to ensure that sufficient funds are available to make Distributions to holders of Allowed Claims in Classes other than Class 4 or to otherwise satisfy the BII Distribution Trust’s and the Distribution Trust Representative’s obligations under the Plan, including the Distribution Trust Expenses.

G.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions

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a. Generally

Except as provided in Section VI.G.1.b, Distributions to holders of Allowed Claims will be made by a Disbursing Agent: (i) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (ii) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (iii) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

b. Special Provisions for Distributions to Holders of Old Senior Note Claims

Subject to the requirements of Section VI.K, Distributions to holders of Allowed Old Senior Note Claims will be made by the applicable Disbursing Agent to the record holders of the Old Senior Notes as of the Distribution Record Date, as identified on a record holder register prepared by the applicable Indenture Trustee. The record holder register (i) will provide the name, address and holdings of each respective registered holder of Old Senior Notes, as of the Distribution Record Date, and (ii) must be consistent with the applicable Indenture Trustee’s Allowed proof of Claim. Each entry on the applicable record holder register will be treated as an Allowed Class 4 Claim for purposes of Distributions made pursuant to this Article VI.

2. Undeliverable Distributions Held by Disbursing Agents

a. Holding and Investment of Undeliverable Distributions

If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section VI.G.2.c (regarding the failure to claim undeliverable Distributions), undeliverable Distributions will remain in the possession of the applicable Disbursing Agent until such time as a Distribution becomes deliverable. Undeliverable cash will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the BII Distribution Trust’s investment and deposit guidelines.

b. After Distributions Become Deliverable

On each Quarterly Distribution Date, the applicable Disbursing Agents will make all Distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such Distribution will include, to the extent applicable, a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash from the date that such Distribution would have first been due had it then been deliverable to the date that such Distribution becomes deliverable.

c. Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within two years after the later of (i) the Effective Date and (ii) the last date on which a Distribution was deliverable to such holder will have its claim for such undeliverable Distribution discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or Distribution Trust Assets. In such cases, unclaimed cash will become property of the BII Distribution Trust, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to the BII Distribution Trust. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent or the BII Distribution Trust to attempt to locate any holder of an Allowed Claim.

H.	Distribution Record Date

1. A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

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2. As of the close of business on the Distribution Record Date, the transfer registers for the Old Senior Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Senior Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make Distributions only to those holders of Old Senior Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date.

3. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims in Class 4 that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

I.	Means of Cash Payments

Except as otherwise specified in the Plan, cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Timing and Calculation of Amounts to Be Distributed

1. Allowed Claims

a. On the Effective Date, each holder of an Allowed Claim in a Class other than Class 4 will receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also will be made, pursuant to Section VII.C, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly Distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

b. The amount of Distributions to be made on the Effective Date to holders of Allowed Claims in Class 4 on account of such Claims will be made from the Unsecured Claims Reserve and will be calculated as if each Disputed Claim in such Class 4 were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, Distributions also will be made, pursuant to Section VII.C, to holders of Disputed Claims in Class 4 that were allowed during the preceding calendar quarter. Such quarterly Distributions also will be calculated pursuant to the provisions set forth in Section VII.C.

c. On the fourth Quarterly Distribution Date and annually thereafter, each holder of a Claim previously allowed in Class 4 will receive an additional Distribution from the Unsecured Claims Reserve on account of such Claim in an amount equal to: (a) the amount of cash that such holder would have been entitled to receive pursuant to Section VII.C as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date minus (b) the aggregate amount of cash previously distributed on account of such Claim. Each such additional Distribution also will include, on the basis of the amount then being distributed, a Pro Rata share of the related Cash Investment Yield from the investment of any interest payments or other Distributions in the Unsecured Claims Reserve, from the date such cash was deposited into the Unsecured Claims Reserve to the date that such Distribution is made.

2. De Minimis Distributions

No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such Distribution discharged and will be forever barred from asserting any such claim against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property. Any cash not distributed pursuant to this Section VI.J with respect to Claims in a Class other than Class 4 will be the property of the BII Distribution Trust, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to the BII Distribution Trust. Any cash not distributed pursuant to Section VI.J with respect to Allowed

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Claims in Class 4 will be retained in the Unsecured Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in Class 4, pursuant to Section VI.J. For purposes of this redistribution, each Allowed Claim in Class 4 for which Distributions are less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Unsecured Claims Reserve or otherwise.

3. Compliance with Tax Requirements

a. In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements including but not limited to requiring recipients to fund the payment of such withholding as a condition to delivery.

b. Notwithstanding any other provision of the Plan, each person or entity receiving a Distribution of cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

K.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation cancelled pursuant to Section IV.F, the holder of such Claim must tender, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any Distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable Distribution pursuant to Section VI.G.2.

1. Tender of Old Senior Notes

Except as provided in Section VI.K.2 for lost, stolen, mutilated or destroyed Old Senior Notes, each holder of an Allowed Old Senior Note Claim must tender the applicable note to the applicable Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Senior Notes to act and the authenticity of any signatures required thereon. All surrendered Old Senior Notes will be marked as cancelled and delivered to the appropriate Reorganized Debtor.

2. Lost, Stolen, Mutilated or Destroyed Old Senior Notes

Any holder of an Allowed Old Senior Note Claim with respect to which the underlying Old Senior Notes have been lost, stolen, mutilated or destroyed must, in lieu of surrendering such note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and Reorganized Debtors, as applicable, harmless from any damages, Liabilities or costs incurred in treating such individual as a holder of an Old Senior Note. Upon compliance with the foregoing procedures by a holder of an Allowed Old Senior Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable note.

3. Failure to Surrender Old Senior Notes

Any holder of an Allowed Old Senior Note Claim that fails to surrender or be deemed to have surrendered the applicable note within two years after the Effective Date will have its right to Distributions pursuant to the Plan on account of such Old Senior Note Claim discharged and will be forever barred from asserting any such Claim against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property. In such case, any cash held for Distribution on account of such Old Senior Note Claim will be treated pursuant to the provisions set forth in Section VI.G.2.c.

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ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1. Objections to Claims

All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2. Authority to Prosecute Objections

After the Confirmation Date, only the Debtors or the BII Distribution Trust will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, only the BII Distribution Trust will have such authority and may settle or compromise any Disputed Claim, in accordance with the BII Distribution Trust Agreement, without approval of the Bankruptcy Court. Notwithstanding the foregoing, after the Effective Date, the Reorganized Purchased Debtors or Buyer may File, settle, compromise, withdraw or litigate to judgment objections to any Claims for which they have assumed liability under the Plan and the WLR Purchase Agreement.

B.	Treatment of Disputed Claims

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of Distributions under the Plan to holders of Disputed Administrative Claims, the Administrative Claims Reserve will be established on the Effective Date to hold property for the benefit of these Administrative Claim holders. In lieu of Distributions under the Plan to holders of Disputed Claims in Class 4, the Unsecured Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Claims in Class 4. The BII Distribution Trust will fund the Administrative Claims Reserve and the Unsecured Claims Reserve with cash, in accordance with the BII Distribution Trust Agreement, as described in Section VI.E.1.

C.	Distributions on Account of Disputed Claims Once They Are Allowed

On each Quarterly Distribution Date, the applicable Disbursing Agent will make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such Distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental Distribution provisions set forth in Section VI.J.1.

ARTICLE VIII.

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

A.	Substantive Consolidation

Pursuant to the Confirmation Order, the Bankruptcy Court shall approve the substantive consolidation of the Debtors solely for the purpose of implementing the Plan, including for purposes of voting, Confirmation and Distributions to be made under the Plan. Pursuant to such order: (A) all assets and Liabilities of the Debtors will be deemed merged; (B) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors; and (C) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors. Such substantive consolidation (other than for the purpose of implementing the Plan) will not affect (A) the legal and

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corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to affect restructurings as provided in Section IV.B; (B) pre- and post-Effective Date guarantees that are required to be maintained (1) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (2) pursuant to the Plan; and (C) the revesting of assets in the separate Reorganized Debtors, the BII Distribution Trust or the Buyer pursuant to Section IV.A.

B.	Order Granting Substantive Consolidation

This Plan shall serve as a motion seeking entry of an order substantively consolidating the Debtors, as described and to the limited extent set forth in Section VIII.A above. Unless an objection to such substantive consolidation is made in writing by any creditor affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section XIII.K on or before five days before the Voting Deadline, or such other date as may be fixed by the Bankruptcy Court, the substantive consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto shall occur at the Confirmation Hearing. Notwithstanding this provision, nothing herein shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. § 1930.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation

The Bankruptcy Court will not enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.C:

1. The Plan and Confirmation Order will be reasonably acceptable in form and substance to the Debtors and the Buyer and will include an approval of the substantive consolidation of the Debtors as contemplated by Article VIII.

2. The Plan shall not have been materially amended, altered or modified from the Plan as Filed on August 27, 2003, unless such material amendment, alteration or modification has been made in accordance with Section XIII.C.

3. All Exhibits to the Plan are in form and substance reasonably satisfactory: (a) to the Debtors; and (b) to the extent such Exhibits affect the Buyer, the Reorganized Purchased Debtors or the WLR Purchase Agreement, to the Buyer.

B.	Conditions to the Effective Date

The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section IX.C:

1. The Bankruptcy Court shall have entered the Confirmation Order.

2. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the transactions contemplated by the WLR Purchase Agreement and the other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan or the WLR Purchase Agreement.

3. All conditions to the Closing under the WLR Purchase Agreement (other than effectiveness of the Plan) shall have been satisfied or waived, and the Closing under the WLR Purchase Agreement shall occur concurrently with the Effective Date of the Plan.

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4. The BII Distribution Trust Agreement and all related documents are in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee.

5. The Plan and all Exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article V or Section XIII.C.

C.	Waiver of Conditions to the Confirmation or Effective Date

The conditions to Confirmation set forth in Section IX.A and the conditions to the Effective Date set forth in Section IX.B, other than the conditions set forth in Sections IX.B.1 and IX.B.3, may be waived in whole or part by the Debtors at any time without an order of the Bankruptcy Court. The failure to satisfy or waive a condition may be asserted by a Debtor regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors).

D.	Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IX.C, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section IX.D, (1) the Plan will be null and void in all respects, including with respect to: (a) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and (b) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Sections V.A and V.C; and (2) nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE X.

CRAMDOWN

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE XI.

DISCHARGE, TERMINATION, INJUNCTION

AND SUBORDINATION RIGHTS

A.	Discharge of Claims and Termination of Interests

1. Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors who are to become Reorganized Purchased Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

2. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all such Claims and other debts and Liabilities against the Debtors who are to become Reorganized Purchased Debtors and a termination

33

of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

3. Pursuant to section 1141(d)(3) of the Bankruptcy Code, the Plan and the Confirmation Order shall not discharge any Debtor who does not become a Reorganized Purchased Debtor from any Claim or Liability that arose before the Confirmation Date.

B.	Injunctions

1. Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or Liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property, other than to enforce any right pursuant to the Plan to a Distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any Lien against the Debtors, Reorganized Debtors, Estates, BII Distribution Trust, Distribution Trust Representative or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, Reorganized Debtors, Estates, BII Distribution Trust or Distribution Trust Representative; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

2. As of the Effective Date, all entities that have held, currently hold or may hold any Liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released Liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

3. By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section XI.B.

C.	Termination of Subordination Rights and Settlement of Related Claims and Controversies

1. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any Distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, Distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

2. Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any Distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Debtors, Estates and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

34

3. Notwithstanding the foregoing, the termination of subordination rights provided for in this Section XI.C shall not apply to Claims of transferees based upon transfers voided pursuant to the prosecution of the Recovery Actions.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim; and the resolution of any objections to the allowance, priority or classification of Claims or Interests.

2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3. Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

4. Resolve any matters related to the WLR Purchase Agreement, unless specifically provided otherwise in the WLR Purchase Agreement;

5. Ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

6. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors, the BII Distribution Trust or the Distribution Trust Representative that may be pending on the Effective Date or brought thereafter;

7. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

8. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

9. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

10. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

11. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

35

12. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

13. Enter a final decree closing the Reorganization Cases; and

14. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will dissolve and the members of the Creditors’ Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date and in connection with any appeal of the Confirmation Order.

B.	Limitation of Liability

1. The Released Parties will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, the WLR Purchase Agreement, the Bidding Procedures, the Auction or any alternative transaction or plan of reorganization proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of this Section XIII.B.1 will have no effect on: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan, including the WLR Purchase Agreement; or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

2. Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Released Party for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement, the WLR Purchase Agreement, the Bidding Procedures, the Auction or any alternative transaction or plan of reorganization proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan, including the WLR Purchase Agreement, or (b) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

C.	Modification of the Plan and Exhibits

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before substantial consummation of the Plan.

36

D.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Reorganization Cases under section 105 or 362 of the Bankruptcy Code or otherwise shall remain in full force and effect until the Effective Date. Nothing in this Section XIII.D shall limit or affect the injunctions or stays imposed under the Plan or in the Confirmation Order on or after the Effective Date.

E.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or (2) prejudice in any manner the rights of any Debtors or any other party.

F.	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

G.	Successors and Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

H.	The Plan Supplement

Except as otherwise provided in the Plan, forms of the following documents shall be contained in the Plan Supplement and filed with the Clerk of the Court at least ten days prior to the Voting Deadline: (1) the BII Distribution Trust Agreement and (2) the amended bylaws and the amended certificate of incorporation for Reorganized Burlington. Upon its filing with the Court, the Plan Supplement will be available to any party in interest on the Document Website.

I.	Relationship Among Plan, Disclosure Statement and Certain Other Documents

To the extent the Plan is inconsistent with the Disclosure Statement, the provisions of the Plan shall be controlling. The WLR Purchase Agreement shall be attached along with the Plan to the Confirmation Order. To the extent the Plan is inconsistent with the WLR Purchase Agreement, the provisions of the WLR Purchase Agreement shall be controlling.

J.	Service of Certain Plan Exhibits, Disclosure Statement Exhibits and Plan Supplement

Because the Exhibits and the Plan Supplement to the Plan are voluminous, the Exhibits and the Plan Supplement are not being served with copies of the Plan and the Disclosure Statement. All of the Exhibits and Plan Supplement are or will be available to any party in interest on the Document Website.

K.	Service of Documents

Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, Reorganized Debtors, Buyer, Creditors’ Committee, DIP Lenders, Prepetition Lenders or

37

United States Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

1.	Debtors and Reorganized Debtors:

Burlington Industries, Inc.

Attn: John D. Englar, Esq.

3330 West Friendly Avenue

Greensboro, NC 27410

Facsimile No.: 336-379-4504

(Debtors and Reorganized Debtors)

David G. Heiman, Esq.

Michelle Morgan Harner, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Facsimile No.: 216-579-0212

Daniel J. DeFranceschi, Esq.

Rebecca L. Booth, Esq.

Richard, Layton & Finger, P.A.

P.O. Box 551

One Rodney Square

Wilmington, DE 19801

Facsimile No.: 302-573-6497

(Counsel to Debtors)

2.	Creditors’ Committee:

Charles R. Gibbs, Esq.

Keith M. Aurzada, Esq.

David F. Staber, Esq.

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

1700 Pacific Ave., Ste. 4100

Dallas, TX 75201

Facsimile No.: 214-969-4343

Mark Minuti, Esq.

Donald J. Detweiler, Esq.

Saul Ewing LLP

222 Delaware Ave., Ste. 1200

P.O. Box 1266

Wilmington, DE 19899

Facsimile No.: 302-421-5872

(Counsel to Creditors’ Committee)

3.	DIP Lenders:

Robert H. Scheibe, Esq.

Peter Montoni, Jr., Esq.

Morgan, Lewis & Bockius LLP

101 Park Ave.

New York, NY 10178-0060

Facsimile No.: 212-309-6273

38

Teresa K.D. Currier, Esq.

Klett, Rooney, Lieber & Schorling

1000 West Street, Suite 1410

P.O. Box 1397

Wilmington, DE 19899-1397

Facsimile No.: 314-552-4295

(Counsel to DIP Lenders)

4.	Prepetition Lenders:

Peter V. Pantaleo, Esq.

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, NY 10017

Facsimile No.: 212-455-2502

Adam G. Landis, Esq.

Landis, Rath & Cobb LLP

919 Market Street, Suite 600

P.O. Box 2987

Wilmington, DE 198901

Facsimile No.: 302-467-4450

(Counsel to JPMorgan Chase Bank as agent under the Prepetition Credit Facility)

5.	Buyer:

Pamela K. Wilson

WLR Recovery Fund II L.P.

C/o WL Ross & Co. LLC

101 East 52nd Street

New York, NY 10022

Facsimile No.: 212-317-4891

Lewis Kruger, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile No.: 212-806-6006

(Counsel to WLR Recovery Fund II L.P.)

John Swift

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, GA 30701

Facsimile No.: 706-625-3851

Alexander W. Patterson, Esq.

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

Facsimile No.: 404-881-4777

(Counsel to Mohawk Industries, Inc.)

6.	United States Trustee

39

Margaret L. Harrison, Esq.

Office of the United States Trustee

2311 J. Caleb Boggs Building

844 King Street, Room 2313

Wilmington, DE 19801

Facsimile No.: 302-573-6497

40

Dated: August 27, 2003	Respectfully submitted,

BURLINGTON INDUSTRIES, INC. (for itself and on behalf of its subsidiaries)

	By:	/s/ John D. Englar
	Name:	John D. Englar
	Title:	Senior Vice President

COUNSEL:

Daniel J. DeFranceschi (DE Bar No. 2732)

Rebecca L. Booth (DE Bar No. 4031)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

Phone: (302) 651-7700

-and-

David G. Heiman (OH 0038271)

Michelle Morgan Harner (OH 0064833)

Gus Kallergis (OH 0071557)

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

ATTORNEYS FOR DEBTORS AND

DEBTORS IN POSSESSION

41

EXHIBIT III

BURLINGTON INDUSTRIES, INC. FORM 10-K AND FORMS 10-Q

[Previously filed with the SEC on Form 10-K on December 24, 2002 and on Form 10-Q on February 10, 2003,

May 13, 2003 and August 6, 2003.]

III-1

EXHIBIT IV

PENSION AND BENEFIT PLANS TO BE CONTINUED OR ADOPTED

1.	Retirement System of Burlington Industries, Inc. (as amended)

2.	401(k) Savings Plan of Burlington Industries, Inc.

3.	Weekly Disability Benefits Plan

4.	Long-Term Disability Plan for Salaried Employees

5.	Long-Term Disability Plan for Wage Earners

6.	Active Employees’ Medical Benefit Plan

7.	Health Maintenance Benefit Plan

8.	Dental Care Assistance Plans

9.	Career Life Plan

10.	Insurance Protection Plan

11.	Retired Employee Medical Benefit Plan (as amended)

12.	Burlington Retired Employees Medicare Supplement

13.	Partners Medicare Choice Medical Benefit

14.	Dental Care Assistance Plans—Retired Employees

15.	Flexible Spending Accounts Plan

16.	VEBA Death Benefit

17.	Paid Holidays Policy

18.	Paid Vacation Policy

19.	Adoption Assistance Policy

20.	Tuition Aid / Matched Giving Policies

21.	Bereavement Pay Policy

22.	Jury Duty Pay Policy

23.	Relocation Benefits

24.	Severance Benefits

25.	New Split Dollar Agreements

26.	New Supplemental Executive Retirement Plan

27.	New Benefits Equalization Plan

28.	Directors’, Officers’ and Fiduciary Insurance Policies

29.	Salary Continuation Policy

30.	International Medical and Dental Benefit Plans

31.	Military Pay Policy

IV-1

EXHIBIT V

WLR PURCHASE AGREEMENT, AS AMENDED

[Previously filed with the SEC on Form 8-K on July 30, 2003]

V-1

EXHIBIT VI

LIQUIDATION ANALYSIS

				Average Estimated Realization		Estimated Proceeds
	Consolidated Book Value	Eliminations	Liquidating Book Value	Low	High	Low	High
PROCEEDS:

Cash[1]	$101,261	$(2,191)	$99,070	100%	100%	$99,070	$99,070
Cash held in Trust[1]	13,663	—	13,663	100%	100%	13,663	13,663
Short Term Investments[2]	9,319	(6,703)	2,616	81%	100%	2,116	2,616
Lee’s Carpet Sale Proceeds[3]	n/a	n/a	n/a	n/a	n/a	253,170	283,725
Accounts Receivable[4]	107,768	(24,496)	83,272	63%	63%	52,141	52,162
Inventory[5]	147,419	(41,182)	106,237	41%	46%	43,543	48,821
Machinery and Equipment[6]	220,599	(48,405)	172,194	19%	27%	32,967	45,643
Assets Held for Sale[7]	15,656	—	15,700	84%	94%	13,179	14,710
Real Estate[8]	94,543	(25,383)	69,160	10%	15%	6,787	10,125
Sundry Notes and Accounts Receivable[9]	10,878	—	10,878	64%	73%	6,983	7,986
Prepaid Expenses[10]	7,209	—	7,209	0%	0%	—	—
Joint Ventures[11]	20,255	—	20,255	0%	0%	—	—
Sundry Investments[12]	8,965	—	8,965	10%	12%	922	1,079
Intangible Assets[13]	5,374	—	5,374	13%	14%	685	761
Nano-tex Holdings[14]	—	—	—	n/a	n/a	5,000	5,000

Total Proceeds	762,909	(148,360)	614,593			530,226	585,361

EXPENSES:
Trustee Fees[15]						(15,907)	(17,561)
Professional Fees[15]						(8,700)	(6,200)
Estate Wind Down Salary and Benefits[16]						(12,398)	(12,398)
Estate Wind Down Operating Expenses[17]						(11,329)	(11,329)
Severance and Retention—Critical Staff						(13,319)	(13,319)

Total Expenses						(61,653)	(60,807)

Net Distributable Proceeds						$468,573	$524,554

	Low	High
RECOVERY ANALYSIS:

Net Distributable Proceeds Available to Creditors	$468,573	$524,554

LESS:
Super Priority Secured Claims:
DIP Letters of Credit[18]	16,524	16,524

Cash Available to Remaining Creditors	452,049	508,030

Secured Lender Claims:
Secured Lender Claims	379,617	379,617

Cash Available to Remaining Creditors	72,432	128,413
Administrative/Priority Claims:
Administrative Claims[19]	59,502	59,502
Priority Tax Claims[20]	7,200	6,000

Total	66,702	65,502

Cash Available to Unsecured Creditors	5,730	62,911

Unsecured Claims:
Bond, Trade and Executory Contracts	400,000	400,000
Rejection Claims Resulting from Conversion to Chapter 7[21]	50,000	25,000

Employee Severance Claims[22]	30,813	30,813
Unfunded Pension Liability[23]	45,000	40,000

Total	$525,813	$495,813

Estimated Recovery Summary

Super Priority Secured Claims:
Claim	16,524	16,524
Recovery	100%	100%

Secured Lender Claims:
Claim	379,617	379,617
Recovery	100%	100%

Administrative/Priority Claims:
Claim	66,702	65,502
Recovery	100%	100%

General Unsecured Claims:
Claim	525,813	495,813
Recovery	1.1%	12.7%

V-2

Burlington Industries, Inc.

Hypothetical Liquidation Analysis

Notes and Assumptions

1.	Actual cash balance as of May 31, 2003 less $2.2 million in cash held at Insuratex, a non-debtor subsidiary. Additionally, $13.7 million of cash held in trust relating to BFI is assumed to be fully available for the creditors.

2.	Short term investments primarily relate to Insuratex, a non-debtor captive insurance subsidiary. This analysis assumes that the assets and liabilities of Insuratex are commuted to a third party insurance company. Based on current negotiations with an interested party, the company estimates that this transaction will generate approximately $1.5 to $2.0 million in net cash proceeds.

3.	This analysis assumes that the assets of Burlington Industries (the “Company”) are sold subject to a Chapter 7 liquidation plan. With the exception of the Lee’s Carpet Division, the liquidation of the Company’s assets are estimated based upon a forced liquidation. The enterprise value of the Lee’s business is substantially greater than its balance sheet liquidation value. Consequently, a Chapter 7 Trustee would likely realize the highest value for the Estate by selling Lee’s as a going concern, but the result of such a transaction would reflect a distressed sale. The key assumptions of the analysis include:

a.	Valuation ranges for the Lee’s Carpet Division were derived from expressions of interest received to date adjusted for a distressed sale. The actual proceeds from the sale of the Division could differ substantially from the indicated range.

b.	A 10% discount is applied to the range of valuations to reflect a distressed sale.

c.	A prospective buyer purchases the division with normal working capital level. Accounts receivable, inventory, and the associated miscellaneous liabilities and accounts payable are assumed to be transferred to the buyer.

d.	Lee’s is acquired on a cash and debt free basis.

e.	We have assumed that Burlington has sufficient tax losses from the liquidation of other assets and net operating loss carry forwards to offset any taxable gain from the sale of the Division.

f.	Transaction costs are projected at 3% of the Gross Proceeds.

4.	Receivables held by the Lee’s Carpet Division have been eliminated from total accounts receivable. A downward corporate adjustment has been added back in order to calculate the gross receivable balance for the liquidating divisions. The recovery rates for Burlington Apparel Fabrics and Burlington House are based on collateral audits conducted by JPMorgan Chase. Recovery rates for Burlington Transportation are based on Company estimates.

5.	The estimated proceeds from the liquidation of inventory are based on a November 2001 appraisal conducted by Hilco Appraisal Services. The “High” estimate assumes the average realization ratio by division. The low side realization ratio is estimated by deducting five percentage points from the High side estimate. Inventory from the Lee’s Carpet Division has been eliminated from total receivables, and a downward corporate adjustment of approximately $16.0 million has been added back in order to derive the gross receivable balance for the liquidating divisions.

6.	Estimated proceeds for the liquidation of Machinery and Equipment are estimates based on the Company’s experience with the liquidation of similar assets. Assets held in Mexico are relatively new, and are accorded a higher recovery rate than comparable assets held in the United States.

7.	Proceeds from the liquidation of assets held for sale are based upon Company estimates of Fair Market Value (“FMV”) and from current offers pending close on certain listed properties. Realization ratios for Assets

Held for Sale assume a discount of 20-30% of FMV to account for discounts typically associated with the sale of distressed real estate and machinery.

8.	Proceeds from the sale of real estate are estimated based upon the square footage of the Company’s plants. Realization per square foot is projected at $1.00 - $1.50 per square foot for domestic textile real estate, and $1.50 - $2.00 for domestic transportation related real estate. A slightly higher value is accorded to the Company’s Mexico real estate assets due to more favorable market conditions. The per foot realization estimates are based on Company estimates and current offers for some of the Company’s assets.

9.	Realizations on the recovery of Sundry Notes and Accounts Receivable are based on Company estimates, and the likelihood of collection on foreign value-added tax refunds. Advances to Suppliers, Advances to Employees and receivables associated with the Company’s joint ventures are assumed to be unrecoverable in a liquidation.

10.	Pre-paid expenses are assumed to have no recovery.

11.	The value of the Company’s investment in Joint Ventures is principally associated with the going concern value of the Burlington Apparel Fabrics Division; therefore, no value is attributed to investments in joint ventures in liquidation.

12.	Proceeds realized from the liquidation of Sundry Investments are based on Company estimates. This analysis assumes that the assets of Insuratex, and the corresponding liabilities are commuted to a third party insurance carrier.

13.	Liquidation of Intangible Assets assumes that the Company’s Intangible assets are unrecoverable, except for investments in trademarks and licenses. The Company’s principal intangible assets include deferred debt and leases expenses, and intangible investments in Nano-tex. The balances in these accounts primarily reflect accounting conventions, and do not have realizable values. With respect to trademarks and licenses, the company does retain the rights to the Raeford trademark as well as the Burlington Industries trademark, which are assumed to generate nominal value in a distressed sale.

14.	The value of Nano-tex is principally associated with patents, research and development activities, and the continuing relationship with Burlington as a going-concern. These assets are inherently difficult to value, particularly for early stage companies such as Nano-tex. This analysis assumes that the Company’s holdings in Nano-tex are liquidated at a value of $5.0 million. Approximately, 60% of Nano-tex’s revenue and a significant portion of the Company’s senior management is provided by Burlington. Both the revenue stream and management oversight would be substantially reduced in a liquidation.

15.	Trustee Fees assume that a Trustee is appointed to oversee the administration of the case. Trustee fees are projected at 3% of the Gross Proceeds generated by the Estate. Professional fees are estimated assuming 2,500—3,750 hours per firm over an 18-month period at an average rate of $400/hour. U.S. Trustee fees are projected based upon a statutory maximum of $10,000 per debtor entity per quarter. There are 25 debtor entities in the Company’s cases.

16.	Retention and severance estimates are based upon an estate wind down staff of 2-5% of the Company’s current headcount. The wind-down staff is estimated to stay for a period of 3 months, after which time a minimal staffing is assumed for the Company’s plants and headquarters to administer various estate management functions. All estate management functions are projected to conclude after 18 months. Severance figures are based on Company estimates of $24,700 per salaried head and $1,000 per hourly head. Retention bonuses are estimated at 75% of annual salary.

17.	The key assumptions used to estimate wind down costs are as follows:

a.	The entire wind down period is estimated to take 18 months.

b.	The operating costs for winding down the Company’s plants are included in the net recovery rates on inventory.

c.	Substantially all of the Company’s plants are closed after three months.

d.	Staffing at each plant is reduced to a maintenance level of two salaried and four hourly headcount per plant.

e.	The Company’s plants are sold over a 12-month period.

f.	Plant wind down costs are derived by taking 10% of the 2003 estimated per plant operating costs for the Apparel Fabrics Division.

g.	A small corporate staff is retained throughout the duration of the wind down period to handle various estate management functions.

18.	Super Priority Secured Claims consist of letters of credit issued under the Company’s DIP facility. This analysis assumes that outstanding letters of credit are drawn by the holder once a liquidation is announced, less an estimated $2.5 million that ultimately could be assumed by a buyer in the Lees sale transaction. Outstanding letters of credit are primarily issued to insurance companies for worker’s compensation and medical insurance.

19.	Administrative expenses include the Company’s accrued liabilities for Accounts Payable, Accrued Expenses, and Other Long Term Liabilities. These liabilities are assumed to be paid in full with the following exceptions:

a.	Employee compensation related liabilities are reduced by 20% to reflect liabilities transferred as a part of the Lee’s Carpet Division sale.

b.	Insuratex liabilities are assumed to be commuted to a third party insurance provider. See Note 11.

c.	Non-cash and inter-company liabilities such as restructuring reserves, Nano-tex compensation, and GAAP calculated pension liabilities are eliminated.

20.	Priority claims consist of the Company’s outstanding tax claims.

21.	The liquidation of the company would result in the rejection of a substantial number of executory contracts that would otherwise be assumed in a Chapter 11 reorganization. The Company estimates that the additional rejection damages resulting from a Chapter 7 liquidation would increase the unsecured claim pool by $25 - $50 million.

22.	Severance costs assume the termination of substantially all of the Company’s work force. Estimates were developed using average severance costs for salaried and hourly workers for both the U.S. and Off Shore work force. $3.3 million of the domestic severance costs is classified as an Administrative Claim (KERP). The balance is classified as a General Unsecured Claim.

23.	The Company estimates that its pension plan is under-funded on a “drop-dead” liability basis by $40 to $45 million. This analysis assumes that employees (collectively) are entitled to an unsecured claim for the under-funded portion of the pension plan.

EXHIBIT VII

SUMMARY OPERATING PROJECTIONS

Burlington does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Burlington did, however, prepare certain projections which it provided in connection with the Sale. The projections set forth below are included in this Disclosure Statement solely because such information was provided to potential purchasers in connection with the Sale. See “Operations During the Reorganization Cases—The WLR Transaction—The Modified Bidding Procedures.”

The projections set forth below were not prepared by Burlington with a view to public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Burlington’s management, were prepared on a reasonable basis, reflected at the time of their preparation the best available estimates and judgments and present, to the best of management’s knowledge and belief, the expected course of action and the expected future performance of Burlington. However, this information is not fact and should not be relied upon as necessarily indicative of future results, and readers of this Disclosure Statement are cautioned not to place undue reliance on the projections.

Neither Burlington’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections set forth below, nor have they expressed any opinion or given any other form of assurance on such information or its achievability. Burlington’s independent auditors assume no responsibility for, and disclaim any association with, the projections.

The assumptions and estimates underlying the projections are inherently uncertain and, though considered reasonable by Burlington’s management as of the date of this Disclosure Statement, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, including, among others, the following: industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Burlington or that actual results will not differ materially from those in the projections set forth below.

The inclusion of the projections in this Disclosure Statement should not be regarded as a representation by any person that the results contained in the projections will be achieved.

VII-1

The following table summaries the projections that were provided:

	Fiscal Years Ended September[1]
	2003	2004	2005
	(Amounts in Thousands)
Income Statement Data
Net sales	$806,879	$918,284	$994,144
Operating income before interest and taxes	12,381	63,787	81,771
Income (loss) before reorganization items and income taxes	(8,279)	38,051	46,486
Reorganization items	19,766
Net income (loss)	(30,769)	23,211	28,356
EBITDA	65,106	108,598	119,941

Balance Sheet/Cash Flow Data
Total assets	$763,418	$777,526	$801,310
Depreciation & amortization of fixed assets	42,113	42,338	42,461
Capital expenditures	14,000	20,000	20,000

Assumptions of Summary Operating Projections

The projections for FY 2003 are impacted by:

•	FY 2002 downsizing activities in the apparel fabrics business, including:

•	Sold the unprofitable garment making operations;

•	Closed the denim fabric making operation in Stonewall, MS and the denim yarn facility in Mt. Holly, NC where manufacturing operations could be consolidated in Yecapixtla Mexico;

•	Closed the Clarksville and Halifax, Virginia worsted manufacturing facilities by downsizing and consolidating operations in Richmond, North Carolina and Hurt, Virginia plants;

•	Downsizing the synthetic operations at Richmond, North Carolina and Hurt, Virginia making room for the more profitable worsted government and uniform businesses;

•	Increased worsted and denim production at our lower cost Yecapixtla, Mexico facilities; and

•	Manufacturing staff and SG&A expenses were reduced accordingly.

•	Sale during FY 2002 of the Burlington House consumer products business.

•	Unexpected denim weakness at retail impacting all suppliers.

•	General apparel weakness across the entire supply chain.

[1]	2003 fiscal year ends on September 27, 2003; 2004 fiscal year ends on October 2, 2004; and 2005 fiscal year ends on October 1, 2005.

VII-2

•	Specific Burlington slowdown with major customers as they await the outcome of the Auction.

•	Carpet customers deferring purchases.

•	Restructuring exit costs of $7.3 million and other restructuring related expenses of $9.1 million.

•	Reorganization items of $19.8 million.

FY 2004 versus FY 2003

•	Assumes an across-the-board economic recovery.

•	Carpet growth is supported by the expected 3.0 to 3.5% expansion of the carpet industry and gains in market share driven by design and technological innovations in the Lees Business products.

•	Apparel Fabrics improvements are the result of:

•	Anticipated recovery in denim from depressed FY 2003 levels;

•	Further denim improvements resulting from improved styling and market penetration; and

•	Increasing outsourced sales in Asia as the outsourcing office in Hong Kong continues to build momentum through Burlington Worldwide.

•	Burlington House improvements are the result of :

•	An expected 7% increase in mattress ticking sales supported by market share gains, new product introductions and a rebound in pent-up consumer demand; and

•	Contract fabrics further capitalizing on FY 2003 growth through the launch of new products leveraging existing technology: Nano-Pel, Moisture-Bloc and Bioguard.

•	Volume gains resulting from the extra week associated with a 53-week fiscal year.

FY 2005 versus FY 2004

•	Carpet sales and profits are driven by:

•	Higher selling prices;

•	An improved product mix;

•	Continued volume increases; and

•	Manufacturing efficiency improvements.

•	The overall carpet industry is expected to continue to grow at 3.0 to 3.5%, with the corporate segment experiencing a recovery by FY 2005, and the institutional and hospitality segments returning to normal levels.

•	Apparel fabrics continues to benefit from Burlington Worldwide sales increases and the continued globalization of fabric production through partner mills in Asia.

VII-3

•	Burlington House sales and profits are driven by:

•	Continued sales growth in the mattress ticking business;

•	Rising export sales due to greater penetration in Latin America and Asia;

•	Increasing contract fabric sales;

•	New product introductions;

•	Improved efficiencies associated with higher capacity utilization; and

•	Lower product development costs.

VII-4